Filed Pursuant To Rule 424(b)(5)
Registration No. 333-188640

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to the convertible preferred stock has become effective under the Securities Act of 1933, as amended. This preliminary prospectus supplement and the accompanying prospectus is not an offer to sell the convertible preferred stock and it is not soliciting an offer to buy the convertible preferred stock in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated June 12, 2013

Preliminary prospectus supplement

(To prospectus dated May 16, 2013)

Halcón Resources Corporation

300,000 Shares

        % Series A Cumulative Perpetual Convertible Preferred Stock

(Liquidation Preference $1,000 per share)

We are offering 300,000 shares of our         % Series A Cumulative Perpetual Convertible Preferred Stock (which we refer to as the “convertible preferred stock”). Holders of our convertible preferred stock will be entitled to receive, when, as and if declared by our board of directors cumulative dividends at the rate of         % per annum on the liquidation preference of $1,000 per share of convertible preferred stock, payable in cash, common stock or a combination thereof at our election, quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, beginning on September 1, 2013. Dividends will accumulate from the most recent date on which dividends have been paid or, if no dividends have been paid, from the date of original issuance of the convertible preferred stock.

Holders may convert their shares of convertible preferred stock at any time based on an initial conversion rate of shares of our common stock for each share of convertible preferred stock, which is equivalent to an initial conversion price of approximately $         per share of our common stock. The conversion rate will be adjusted upon the occurrence of certain events as described herein, but no payment or adjustment for accumulated but unpaid dividends will be made upon conversion. In addition, if a fundamental change (as defined herein) occurs, we will be required to increase the conversion rate for a holder who elects to convert its shares of convertible preferred stock in connection with such fundamental change in certain circumstances, as described in this prospectus supplement.

The convertible preferred stock is not redeemable by us. However, at any time on or after June 6, 2018, we may give notice of our election to cause all outstanding shares of convertible preferred stock to be automatically converted into shares of our common stock, if the closing sale price of our common stock equals or exceeds 150% of the conversion price for at least 20 trading days (whether or not consecutive) in a period of 30 consecutive trading days, including the last trading day of such 30 trading day period, ending on, and including, the trading day immediately preceding the business day on which we issue a press release announcing the mandatory conversion of the convertible preferred stock, in which case each holder will receive, for each share of convertible preferred stock being converted, a number of shares of our common stock equal to the conversion rate, as described herein.

We do not intend to apply to list the convertible preferred stock on any securities exchange or any automated dealer quotation system. Our common stock is listed on the New York Stock Exchange under the symbol “HK.” On June 11, 2013, the last reported sale price of our common stock on the New York Stock Exchange was $5.15 per share.

Investing in the convertible preferred stock involves a high degree of risk. See “Risk factors” beginning on page S-17 of this prospectus supplement.

	Per share		Total

Public offering price		$1,000.00	$
Underwriting discounts and commissions	$		$
Proceeds, before expenses, to us	$		$

We have granted the underwriters an option, exercisable within a 30-day period beginning on, and including, the date of this prospectus supplement, to purchase up to 45,000 additional shares of convertible preferred stock, solely to cover over-allotments.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the convertible preferred stock or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the convertible preferred stock will be made to investors in book-entry form through The Depository Trust Company (“DTC”) on or about June     , 2013.

Joint book-running managers

J.P. Morgan	Barclays

Joint lead managers

Wells Fargo Securities	Goldman, Sachs & Co.	BMO Capital Markets

Co-managers

BofA Merrill Lynch	Capital One Southcoast	Comerica Securities	Credit Agricole CIB	Credit Suisse
Deutsche Bank Securities	ING	KeyBanc Capital Markets	Natixis	RBC Capital Markets

RBS	Scotiabank / Howard Weil	SunTrust Robinson Humphrey

                             , 2013

About this prospectus supplement

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted.

S-i

You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the dates of this prospectus supplement or the accompanying prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important that you read and consider all of the information in this prospectus supplement and the information contained in the accompanying prospectus and any other document incorporated by reference in making your investment decision.

Unless indicated otherwise in this prospectus supplement or the context requires otherwise:

•	all references to “Halcón,” “Company,” “us,” “we,” “our,” or “ours,” refer to Halcón Resources Corporation and its consolidated subsidiaries;

•

all references to the “Williston Basin Assets” refer to our acquisition of approximately 81,000 net acres prospective for the Bakken and Three Forks formations primarily located in Williams, Mountrail, McKenzie and Dunn Counties, North Dakota on December 6, 2012;

•	all references to “GeoResources” refer to GeoResources, Inc. and its consolidated subsidiaries;

•	all references to the “GeoResources Merger” refer to our acquisition of GeoResources through a merger of GeoResources into one of our wholly owned subsidiaries, effective August 1, 2012;

•

all references to the “East Texas Assets” refer to our acquisition of operated interests in 20,628 net acres of oil and gas leasehold prospective for the Woodbine formation in East Texas, which was completed on August 3, 2012;

•

all references to the “Eagle Ford Properties” refer to the properties located in Fayette and Gonzales Counties, Texas that lie within the vicinity of properties owned by Petrohawk Energy Corporation at the time of its acquisition by BHP Billiton in August 2011;

•	all references to “HALRES” refer to HALRES LLC (formerly Halcón Resources, LLC), a privately held company founded by Floyd C. Wilson; and

•

all references to the “HALRES Transaction” refer to the recapitalization of the Company by HALRES with a $550.0 million investment structured as the purchase of $275.0 million in new common stock, a $275.0 million 8% senior unsecured convertible note due 2017 and five-year warrants to purchase up to an additional 36.7 million shares of our common stock at an exercise price of $4.50 per share, which closed on February 8, 2012.

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Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission, or “SEC.” Our SEC filings are available to the public over the Internet at the SEC’s web page site at www.sec.gov. You also may read and copy any document we file at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Reports and other information concerning us can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our common stock is listed and traded on the New York Stock Exchange under the trading symbol “HK.”

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, excluding information under Item 2.02 or 7.01 furnished in Current Reports on Form 8-K, until we sell all of the securities:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

•	our Quarterly Report on Form 10-Q for the period ended March 31, 2013; and

•

our Current Reports on Form 8-K filed with the SEC on January 15, 2013, January 23, 2013, January 30, 2013, March 4, 2013, March 8, 2013, April 3, 2013, May 8, 2013, May 14, 2013, May 29, 2013 and June 12, 2013.

The audited financial statements for GeoResources and its subsidiaries and for SBE Partners, LP for the years ended December 31, 2011 and 2010 are incorporated herein by reference to Exhibits 99.3 and 99.4, respectively, to our Current Report on Form 8-K/A filed with the SEC on September 11, 2012.

The statements of revenues and direct operating expenses for the East Texas Assets for the period from February 1, 2011 through December 31, 2011 are incorporated herein by reference to Exhibit 99.2 to our Current Report on Form 8-K filed with the SEC on June 25, 2012.

The statements of revenues and direct operating expenses for the Williston Basin Assets for the three years in the period ended December 31, 2011 are incorporated herein by reference to Exhibit 99.2 to our Current Report on Form 8-K filed with the SEC on October 22, 2012.

You may request a copy of all incorporated filings at no cost, by making written or telephone requests for such copies to:

Halcón Resources Corporation

Attention: Investor Relations

1000 Louisiana St., Suite 6700

Houston, Texas 77002

Phone: (832) 538-0300

investorrelations@halconresources.com

S-iii

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement or accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provided no assurance as to the reliability or, any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the dates of this prospectus supplement or the accompanying prospectus, respectively, or that any information we have incorporated by reference is accurate as of any date other than the respective dates of those documents.

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Cautionary statement regarding forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts are forward-looking statements and include, among other things, statements concerning planned capital expenditures, potential increases in oil and natural gas production, the number and location of wells to be drilled in the future, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations. These forward-looking statements may be identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “objective,” “believe,” “predict,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties that may cause actual results to differ materially from those anticipated in these forward-looking statements. You should consider carefully the risks discussed under the “Risk factors” section of this prospectus supplement, as well as those described in our our Annual Report on Form 10-K for the year ended December 31, 2012, and the other risks included or incorporated by reference herein and therein, which describe factors that could cause our actual results to differ from those anticipated in the forward-looking statements, including, but not limited to, the following factors:

•	our ability to successfully integrate acquired oil and natural gas businesses and operations;

•

the possibility that acquisitions may involve unexpected costs or delays, will not achieve intended benefits and will divert management’s time and energy, which could have an adverse effect on our financial position, results of operations, or cash flows;

•

we have substantial indebtedness and may incur more debt subject to any borrowing limitations; higher levels of indebtedness make us more vulnerable to economic downturns and adverse developments in our business;

•	our ability to meet certain financial tests in order to alleviate current restrictions on additional borrowings;

•	our ability to successfully develop our large inventory of undeveloped acreage in our resource plays;

•	access to and availability of water and other treatment materials to carry out planned fracture stimulations in our resource plays;

•	access to adequate gathering systems, transportation take-away capacity and marketing outlets to sell our production at market prices, which is necessary to fully execute our capital program;

•	our ability to generate sufficient cash flow from operations, borrowings or other sources to enable us to fully develop our undeveloped acreage positions;

•	volatility in commodity prices for oil and natural gas;

•	our ability to replace oil and natural gas reserves;

•	the presence or recoverability of estimated oil and natural gas reserves and the actual future production rates and associated costs;

•	the potential for production decline rates for our wells to be greater than we expect;

S-v

•	the cost and availability of goods and services, such as drilling rigs, fracture stimulation services and tubulars;

•	our ability to retain senior management and key technical employees;

•	competition, including competition for acreage in resource plays;

•	environmental risks;

•	drilling and operating risks;

•	exploration and development risks;

•	risks associated with the timing of, and potential proceeds from, divestitures;

•	the possibility that the industry may be subject to future regulatory or legislative actions (including additional taxes and environmental regulation);

•

general economic conditions, whether internationally, nationally or in the regional and local market areas in which we do business, may be less favorable than expected, including the possibility that economic conditions in the United States will worsen and that capital markets are disrupted, which could adversely affect demand for oil and natural gas and make it difficult to access financial markets;

•

social unrest, political instability or armed conflict in major oil and natural gas producing regions outside the United States, such as the Middle East, and armed conflict or acts of terrorism or sabotage;

•

other economic, competitive, governmental, regulatory, legislative, including federal, state and tribal, regulations and laws, geopolitical and technological factors that may negatively impact our business, operations or pricing;

•	the insurance coverage maintained by us may not adequately cover all losses that may be sustained in connection will all oil and natural gas activities;

•	title to the properties in which we have an interest may be impaired by title defects;

•	management’s ability to execute our plans to meet our goals; and

•	we depend on the skill, ability and decisions of third party operators of the oil and natural gas properties in which we have a non-operated working interest.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements above and elsewhere in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

S-vi

Summary

This summary highlights some of the information contained elsewhere in, or incorporated by reference into, this prospectus supplement and does not contain all of the information that may be important to you. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein before making an investment decision. You should carefully consider the information set forth under “Risk factors” beginning on page S-17 of this prospectus supplement as well as those risks described in our Annual Report on Form 10-K for the year ended December 31, 2012. In addition, certain statements include forward-looking information that involve risks and uncertainties. See “Cautionary statement regarding forward-looking statements.” As used in this prospectus supplement, “pro forma” and “on a pro forma basis” mean that the information is presented on a pro forma basis to give effect to the GeoResources Merger, the acquisition of the East Texas Assets and the acquisition of the Williston Basin Assets, including the issuance of $750 million of 8% Automatically Convertible Preferred Stock, the issuance of $750 million of 9.75% senior notes on July 16, 2012, the private placement of approximately 41.9 million shares of our common stock and the issuance of $750 million of 8.875% senior notes on November 6, 2012, in each case as if such transactions had occurred on January 1, 2012. We have provided definitions for certain oil and natural gas terms used in this prospectus supplement in the “Glossary of oil and natural gas terms.”

Halcón Resources Corporation

Overview

We are an independent energy company focused on the acquisition, production, exploration and development of onshore oil and liquids-rich natural gas assets in the United States. We were incorporated in Delaware on February 5, 2004 and were recapitalized on February 8, 2012. Historically, our producing properties have been located in basins with long histories of oil and natural gas operations. During 2012 we focused our efforts on the acquisition of undeveloped leasehold and producing properties in selected prospect areas and now have an extensive drilling inventory in multiple basins that we believe allows for multiple years of profitable production growth and provides us with broad flexibility to direct our capital resources to projects with the greatest potential returns.

At December 31, 2012, our estimated total proved oil and natural gas reserves were approximately 108.8 MMBoe, of which 85% are oil and NGLs and 47% are proved developed. Average net daily production for the quarter ended March 31, 2013 was 26,022 Boe/d, of which 87% was oil and NGLs. We maintain operational control of approximately 93% of our proved reserves.

Our oil and natural gas assets consist of a combination of undeveloped acreage positions in unconventional liquids-rich basins/fields and mature liquids-weighted reserves and production in more conventional basins/fields. We have mature oil and natural gas reserves located primarily in Texas, North Dakota, Louisiana, Oklahoma and Montana. We have acquired acreage and may acquire additional acreage in the Bakken / Three Forks formations in North Dakota and Montana, the Eagle Ford formation in East Texas, the Utica / Point Pleasant formations in Ohio and

Pennsylvania, the Woodbine formation in East Texas, the Wilcox formation in East Texas and Louisiana and the Tuscaloosa Marine Shale formation in Louisiana, as well as several other areas.

Description of our properties

Core Resource Plays

At December 31, 2012, our estimated proved reserves in our core resource plays were approximately 75.6 MMBoe, of which 92% were oil and NGLs and 38% were proved developed. In general, our core resource plays are characterized by high oil and liquids-rich natural gas content in thick, continuous sections of source rock that can provide repeatable drilling opportunities and significant initial production rates. Our core resource plays are as follows:

Bakken/Three Forks Formations

We have working interests in approximately 135,000 total net acres currently prospective for the Bakken/Three Forks formations in the Williston Basin. There are multiple initiatives underway to lower costs and improve recoveries in our operated project areas. We are currently operating eight rigs in the Bakken/Three Forks. Our average daily net production for the three months ended March 31, 2013 was 13,506 Boe/d.

East Texas Eagle Ford Formation—El Halcón

Internally referred to as El Halcón, we have a 55,000 net acre position across Brazos and Burleson Counties in East Texas that we believe is prospective for the Eagle Ford shale. We will focus on defining the play area throughout the balance of 2013, and expect to build an aggregate position of up to 150,000 net acres over time.

We are currently operating five rigs in the play. Our average daily net production for the three months ended March 31, 2013 was 744 Boe/d.

Utica/Point Pleasant Formations

We currently have approximately 140,000 net acres leased or under contract in Trumbull and Mahoning Counties, Ohio, and Mercer, Venango and Crawford Counties, Pennsylvania. We believe the acreage is prospective for the Utica/Point Pleasant formations. Substantially all of our acreage in these areas is either held by production or provides for five years to drill a well plus a renewal option for an additional five years.

We are currently operating one rig in the Utica/Point Pleasant. Due to infrastructure requirements, combined with our practice of shutting in wells for up to 60 days after completion in an effort to maximize recoveries, we estimate a spud-to-production time of 120 days per well.

We are in the process of delineating and evaluating our Utica/Point Pleasant acreage position. We are focused on building an inventory of approved/permitted multi-well pads in preparation for a full scale development program to optimize drilling and completion costs.

Woodbine Formation

We currently have approximately 210,000 net acres leased or under contract primarily in Leon, Madison, Grimes, and Polk Counties, Texas, that we believe are prospective for the Woodbine and other formations.

We plan to continue to focus our drilling efforts in the core of the Halliday Field in Leon County. A 330 square mile 3D seismic survey is currently underway across parts of Leon, Madison, Grimes and Walker Counties to assist us in further evaluation of this acreage, and we anticipate this data will be available in late 2013. We are currently operating two rigs in the Woodbine. Our average daily net production for the three months ended March 31, 2013 was 3,098 Boe/d.

Non-core Areas

Wilcox Formation

We have approximately 115,000 net acres leased, optioned or under contract in Newton County, Texas and Beauregard, Allen, St. Landry and Pointe Coupee Parishes, Louisiana prospective for the Wilcox formation. Wells will initially be drilled vertically and completed using multi-stage hydraulic fracturing; however, we believe there is an opportunity to drill horizontally to exploit the resource.

Oil from this formation receives Louisiana Light Sweet pricing, which typically is at a premium to other domestic crude oil indices such as West Texas Intermediate. The formation also produces high Btu content natural gas (approximately 1,400 Btu per cubic foot), which allows NGLs to be recovered and provides a pricing uplift. Our average daily net production for the three months ended March 31, 2013 was 194 Boe/d.

Eagle Ford Formation

Our Eagle Ford Properties consist of approximately 24,000 net acres located in Fayette and Gonzales Counties, Texas. We recently executed a definitive agreement to divest these properties and closing is expected late in the second quarter or early in the third quarter of 2013. Our average daily net production for the three months ended March 31, 2013 was 1,325 Boe/d.

We also have interests in other non-core areas, including:

•	Tuscaloosa Marine Shale in Louisiana

•	Midway/Navarro in Southeast Texas

•	Mississippi Lime in Northern Oklahoma

•	Austin Chalk Trend in East Texas

•	Electra-Burkburnett Field in North Texas

•	Fitts-Allen Fields in Central Oklahoma

•	South Texas

•	South Louisiana

•	Permian Basin

•	Other (includes properties in Montana, North Dakota, New Mexico, West Virginia and the Black Warrior Basin in Alabama)

Our average daily net production for the three months ended March 31, 2013 in these areas was 7,155 Boe/d. Subject to market conditions, we intend to divest approximately 4,500 Boe/d of production from certain conventional assets in 2013 and reinvest the proceeds in our core resource plays.

Liquids-rich exploratory plays

We anticipate we will continue to acquire acreage in undisclosed unconventional exploratory plays as opportunities arise. Our strategy for our exploratory projects is to use our in-house geologic expertise to identify underdeveloped areas that we believe are prospective for oil or liquids-rich production. We can provide no assurance that any exploratory plays, or any wells we subsequently drill in the formations we have targeted for exploration and development, will be successful.

Our business strategies

Our primary objective is to increase shareholder value by growing reserves, production and cash flows. To accomplish this objective, we intend to execute the following business strategies:

•

Develop our resource-focused acreage positions as operator using our proven development expertise.    We plan to leverage our management team’s expertise and the latest available technologies to develop our properties, with a focus on repeatable resource plays. We expect to be the operator for the majority of our acreage, which gives us more control over timing, execution and costs. It also allows us to adjust our capital expenditure plans based on drilling results and the economic environment. Our leasing strategy is to pursue long-term contracts that allow us to maintain flexible development plans and avoid short-term obligations to drill wells as have been common in other resource plays. As operator, we will also be able to evaluate industry drilling results to implement improved operating practices which may enhance our initial production rates, ultimate recovery factors and rate of return on invested capital. We currently have 16 operated rigs running in our core resource plays, and another operated rig running in one of our non-core areas.

•

Manage our property portfolio actively.    We continually evaluate our property base to identify non-core, higher cost or lower volume producing properties with limited development potential. This strategy allows us to focus on a portfolio of core properties with significant potential to increase our proved reserves and production. We expect that divestitures of non-core assets will provide us with cash to reinvest in our business and repay debt we may incur, reducing our reliance on the capital markets for financing.

•

Maintain strong balance sheet and financial flexibility.    We believe our cash, internally generated cash flows, expected increases in borrowing capacity, asset sales and access to the capital markets will provide us with sufficient liquidity to execute our current capital program and strategy. We have no near-term debt maturities. Our management team has a proven track record of issuing equity and debt, and selling non-core assets to maintain a strong balance sheet, including raising equity and selling assets during the 2008-2009 financial crisis to responsibly fund a large capital expenditure budget. Since February 2012, Halcón has issued in the aggregate approximately $3.4 billion of equity and debt securities. We also employ a hedging program to reduce the variability of our cash flows used to support our capital spending.

Our competitive strengths

We have a number of competitive strengths that we believe will allow us to successfully execute our business strategies:

•

Proven management team with significant ownership stake.    Our management team and technical professionals, including geologists and engineers, have decades of combined experience in the industry. Our management team has successfully founded, grown, operated and sold companies in this industry sector. Floyd C. Wilson previously was Chairman and Chief Executive Officer of Petrohawk Energy Corporation, which was acquired by BHP Billiton in August 2011, Chairman and Chief Executive Officer of 3TEC Energy Corporation, which was acquired by Plains Exploration & Production Company in 2003, and Chairman and Chief Executive Officer of Hugoton Energy Corporation, which was acquired by Chesapeake Energy Corporation in 1998.

•

Geographically and geologically diverse asset base.    Our proved reserves, production and resource potential are located in concentrated positions within multiple onshore U.S. basins. These basins provide exposure to a variety of reservoir formations, each of which has its own characteristics that impact the costs to drill, complete and operate as well as the composition (and therefore value) of our production and reserves. We believe that this geographic diversity provides us with broad flexibility to direct our capital resources to projects with the greatest potential returns and access to multiple key end markets which mitigates our exposure to temporary price dislocations in any one market.

•

Extensive experience in resource plays.    Our team has significant experience in all aspects of the development of resource plays. Under Mr. Wilson’s leadership, Petrohawk, 3TEC and Hugoton improved drilling times and reserve recoveries through innovation, the use of new technologies and a focus on controlling costs. While at Petrohawk, in developing the early shale plays, our technical team also acquired considerable expertise that is relevant in our evaluation of new opportunities. In addition to their core strength in exploration and production, our personnel have experience in building midstream infrastructure and have managed oilfield service activities. For example, Petrohawk developed extensive midstream systems serving the Eagle Ford Shale and the Haynesville Shale in order to accommodate its rapid growth in production volumes.

•

Strong technical team.    We believe that there are certain competitive advantages to be gained by employing a highly skilled technical staff. Similar to prior ventures, the technical staff (including field personnel) currently represents a majority of Halcón’s employee base. This team has significant experience and expertise in applying the most sophisticated technologies used in conventional and unconventional resource style plays, including 3-D seismic interpretation capabilities, horizontal drilling, deep onshore drilling, comprehensive multi-stage hydraulic fracture stimulation programs, and other exploration, production, and processing technologies. We believe this technical expertise is partly responsible for our management team’s strong track record of successful exploration and development, including new discoveries and defining core producing areas in emerging plays.

Recent developments

2013 leasing and acquisition activity

We have continued to expand our operating footprint in each of our core focus areas during the first half of 2013 through targeted leasing and acquisition efforts. We have closed or have under contract leasehold and property acquisitions totaling approximately $348.6 million as of June 7, 2013. The majority of this acquisition activity has been focused on our East Texas Eagle Ford - El Halcón area but we have also been active in the Bakken/Three Forks, Utica/Point Pleasant and Woodbine areas.

Amendments to the senior credit agreement

On May 8, 2013, we entered into a fourth amendment to our credit agreement, which provides for EBITDA to be annualized for the balance of calendar year 2013 for purposes of measuring compliance with the interest coverage test. Specifically, (i) for the fiscal quarter ending June 30, 2013, the Interest Coverage Ratio shall be calculated by utilizing EBITDA for the three month period then ended multiplied by 4; (ii) for the fiscal quarter ending September 30, 2013, the Interest Coverage Ratio shall be calculated by utilizing EBITDA for the six month period then ended multiplied by 2; and (iii) for the fiscal quarter ending December 31, 2013, the Interest Coverage Ratio shall be calculated by utilizing EBITDA for the nine month period then ended multiplied by 4/3.

Our credit agreement prohibits the payment of cash dividends to holders of our capital stock. On June 11, 2013, we entered into a fifth amendment to our credit agreement, which permits us to pay cash dividends to holders of shares of convertible preferred stock. We also obtained a waiver of the current ratio test under our senior credit agreement for the quarter ending June 30, 2013, as a precautionary measure in the event we fail to satisfy the test.

2013 drilling and completion budget

Our 2013 drilling and completion budget is approximately $1.2 billion. We expect to fund our 2013 drilling and completion budget with cash on hand, borrowings under our revolving credit facility, proceeds from property sales and cash flows from operations. We strive to maintain financial flexibility and may access capital markets as necessary to facilitate drilling on our large undeveloped acreage position and permit us to selectively expand our acreage position and infrastructure projects. Our 2013 drilling and completion budget is subject to change depending upon a number of factors, including economic and industry conditions at the time of drilling, prevailing and anticipated prices for oil, natural gas liquids and natural gas, the results of our development and exploration efforts, the availability of sufficient capital resources, our financial results, the availability and cost of drilling rigs and related services and our ability to obtain required permits.

The offering

The summary below describes the principal terms of the convertible preferred stock. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of convertible preferred stock” section of this prospectus supplement contains a more detailed description of the terms and conditions of the convertible preferred stock. As used in this section, the terms “us,” “we” and “our” refer to Halcón Resources Corporation and not to any of its subsidiaries.

Issuer	Halcón Resources Corporation, a Delaware corporation.

Securities	300,000 shares of % Series A Cumulative Perpetual Convertible Preferred Stock (or 345,000 shares if the underwriters exercise their over-allotment option in full).

Liquidation preference	$1,000 per share of convertible preferred stock, plus accumulated but unpaid dividends.

Dividends	Holders of convertible preferred stock will be entitled to receive, when, as and if declared by our board of directors, cumulative dividends at the rate of % per annum on the liquidation preference of $1,000 per share of convertible preferred stock, payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, beginning on September 1, 2013. Dividends will accumulate for any period less than a full quarterly dividend period on the basis of a 360-day year consisting of twelve 30-day months from the most recent date on which dividends have been paid or, if no dividends have been paid, from the date of original issuance of the convertible preferred stock even if any of our agreements prohibits the current payment of dividends, we do not have earnings or funds legally available to pay such dividends or we do not declare the payment of dividends. Dividends may be paid in cash or, where freely transferable by any non-affiliate recipient thereof, in common stock or a combination thereof. See “Description of convertible preferred stock—Dividends” and “Description of convertible preferred stock—Method of payment of dividends.”

If we elect to make any such payment, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose, in the case of any dividend payment, or portion thereof, at 95% of the “market value” (as defined herein) of our common stock prior to the applicable payment date for such dividend.

We will make each dividend payment on the convertible preferred stock in cash, except to the extent we elect to make all or any portion of such payment in shares of our common stock. We will give the holders of the convertible preferred stock notice of any such election and the portion of such payment that will be made in cash and the portion that will be made in common stock 20 scheduled trading days prior to the applicable payment date for such dividend. See “Risk factors—Risks related to the convertible preferred stock—We are not obligated to pay dividends on the convertible preferred stock and no payment or adjustment will be made upon conversion for accumulated dividends.”

Ranking	The convertible preferred stock will rank, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution:

•	senior to all of our common stock and to all of our other capital stock issued in the future, unless the terms of that stock expressly provide that it ranks senior to, or on parity with, the convertible preferred stock;

•	on a parity with any of our capital stock issued in the future, the terms of which expressly provide that it will rank on parity with the convertible preferred stock (which we refer to collectively as “parity stock”);

•	junior to all of our capital stock issued in the future, the terms of which expressly provide that such stock will rank senior to the convertible preferred stock (which we refer to collectively as “senior stock”);

•	junior to all of our existing and future indebtedness; and

•	structurally junior to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries and any capital stock of our subsidiaries not held by us.

The term “capital stock” does not include convertible or exchangeable debt securities, which, prior to conversion or exchange, rank senior in right of payment to the convertible preferred stock. We currently have no preferred stock outstanding and no capital stock that is senior to or on parity with the convertible preferred stock. See “Description of convertible preferred stock—Ranking.”

Redemption	The convertible preferred stock will not be subject to redemption by us and no “sinking fund” is provided for the convertible preferred stock, which means that we are not required to redeem or retire the convertible preferred stock periodically.

No Maturity	The convertible preferred stock has no maturity date, and will remain outstanding unless converted by the holders or mandatorily converted by us, each as described under “—Conversion rights” and “—Mandatory conversion” below.

Conversion rights

Holders may convert their shares of convertible preferred stock at any time based on an initial conversion rate of              shares of our common stock per share of convertible preferred stock (which is equivalent to an initial conversion price of approximately $         per

share of our common stock), subject to adjustment as described under “Description of convertible preferred stock—Conversion rate adjustments.”

Upon conversion, we will deliver, for each share of convertible preferred stock being converted, a number of shares of our common stock equal to the conversion rate (together with cash in lieu of any fractional share) on the third business day immediately following the relevant conversion date.

Mandatory conversion	At any time on or after June 6, 2018, we may give notice of our election to cause all outstanding shares of the convertible preferred stock to be automatically converted into shares of our common stock, if the closing sale price of our common stock equals or exceeds 150% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) in a period of 30 consecutive trading days, including the last trading day of such 30 trading day period, ending on, and including, the trading day immediately preceding the business day on which we issue a press release announcing the mandatory conversion of the convertible preferred stock, in which case each holder will receive, for each share of convertible preferred stock being converted, a number of shares of our common stock equal to the conversion rate, as described under “Description of convertible preferred stock—Mandatory conversion.”

The mandatory conversion date will be no later than 10 calendar days after the date on which we issue such press release.

We may not authorize, issue a press release or give notice of any mandatory conversion unless, prior to giving the conversion notice, all accumulated and unpaid dividends on the convertible preferred stock (whether or not declared) for dividend periods ended prior to the date of such conversion notice shall have been paid.

Fundamental

change	If we undergo a “fundamental change” and a holder converts its convertible preferred stock at any time during the period beginning at the open of business on the trading day immediately following the effective date of such fundamental change and ending at the close of business on the 30th trading day immediately following such effective date, the holder will receive, for each share of convertible preferred stock surrendered for conversion, the greater of:

•	a number of shares of our common stock equal to the sum of (i) the conversion rate and (ii) the make-whole premium, if any, as calculated and described under “Description of convertible preferred stock—Determination of the make-whole premium;” and

•

a number of shares of our common stock equal to the conversion rate which will be increased to equal (i) the sum of the $1,000 liquidation preference plus all accumulated and unpaid dividends to, but excluding the settlement date for such conversion, divided by (ii) the average of the closing sale prices of our common stock for the five consecutive trading days ending on the third business day prior to such settlement date. Notwithstanding the foregoing, the conversion rate as adjusted as described in this bullet will not exceed              shares of common stock per share of convertible preferred stock (subject to adjustment in the same manner as the conversion rate), which is equal to the $1,000 liquidation preference, divided by 66 2/3% of the closing sale price of our common stock on June     , 2013.

See “Description of convertible preferred stock—Special rights upon a fundamental change” and “—Determination of the make-whole premium.”

Limited voting

rights	Except as required by Delaware law and our amended and restated certificate of incorporation, as amended (our “amended and restated certificate of incorporation”), which will include the certificate of designations for the convertible preferred stock, the holders of convertible preferred stock will have no voting rights unless dividends payable on the convertible preferred stock or any other series of preferred stock or preference securities that ranks equally with the convertible preferred stock as to payment of dividends and with similar voting rights are in arrears for six or more quarterly dividend periods (whether or not consecutive). In that event, holders of the convertible preferred stock, voting as a single class with the shares of any other series of preferred stock or preference securities having similar voting rights (and with voting rights allocated pro rata based on the liquidation preference of the convertible preferred stock and each such other series of preferred stock or preference securities), will be entitled at the next regular or special meeting of our stockholders to elect two directors to our board of directors and the number of directors that comprise our board of directors will be increased by the number of directors so elected. These voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the convertible preferred stock has been paid in full.

So long as any shares of the convertible preferred stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least 66 2/3% of the shares of the convertible preferred stock outstanding at the time, voting together as a single class with all series of parity stock upon which similar voting rights have been conferred and are exercisable, given in person or by proxy, either in writing or at a meeting: (a) authorize or create, or increase the authorized or issued amount of, any class or series of senior stock or reclassify any of our authorized capital stock into shares of senior stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any shares of senior stock; or (b) amend, alter or repeal the provisions of our charter, whether by merger, consolidation or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the convertible preferred stock; provided, however, with respect to the occurrence of any Event set forth in (b) above, so long as the convertible preferred stock remains outstanding with the terms thereof materially unchanged, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the convertible preferred stock and, provided further, that any increase in the amount of the authorized preferred stock, including the convertible preferred stock, or the creation or issuance of any additional shares of the convertible preferred stock or other series of preferred stock, or any increase in the amount of authorized shares of such series, in each case ranking on parity with or junior to the convertible preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $ million (or $ million if the underwriters exercise their option to purchase additional convertible preferred stock in full), after deducting the underwriters’ discounts and estimated offering expenses.

We intend to use the net proceeds from this offering to repay a portion of the outstanding borrowings under our revolving credit facility.

See “Use of proceeds” for more information.

Conflicts of interest	We intend to use at least 5% of the net proceeds of this offering to repay indebtedness owed by us to certain affiliates of the underwriters who are lenders under our revolving credit facility. See “Use of proceeds.” Accordingly, this offering is being made in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). As a result of this conflict of interest and in accordance with Rule 5121, Scotia Capital (USA), Inc. is assuming the responsibilities of acting as the qualified independent underwriter in connection with this offering. For more information, see “Conflicts of interest.”

U.S. federal income tax considerations	The U.S. federal income tax consequences of owning and disposing of the convertible preferred stock and any common stock received upon its conversion are described in “Material U.S. federal income tax considerations.” Prospective investors are urged to consult their own tax advisors regarding the tax consequences of owning and disposing of the convertible preferred stock and any common stock received upon its conversion in light of their personal investment circumstances, including consequences resulting from the possibility that actual or constructive distributions on the convertible preferred stock may exceed our current and accumulated earnings and profits, as calculated for U.S. federal income tax purposes, in which case they would not be treated as dividends for U.S. federal income tax purposes.

Book-entry delivery and form	Initially, the convertible preferred stock will be represented by one or more permanent global certificates in definitive, fully registered form deposited with a custodian for, and registered in the name of, a nominee of DTC. Beneficial interests in the permanent global certificates will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

New York Stock Exchange symbol for our common stock	Our common stock is listed for trading on the New York Stock Exchange under the symbol “HK.”

Risk factors

In evaluating an investment in our convertible preferred stock, prospective investors should carefully consider the risk factors and other cautionary statements contained in this prospectus supplement, including those described under “Risk factors” beginning on page S-17, along with the other information set forth or incorporated by reference in this prospectus supplement.

Summary historical and pro forma financial data

The following table shows both historical and pro forma information about our results of operation and historical information about our financial condition. The historical statement of operations and balance sheet information is derived from our audited financial statements as of and for the year ended December 31, 2012 and our unaudited financial statements as of and for the three months ended March 31, 2013. The pro forma statement of operations information for the year ended December 31, 2012 gives effect to the following transactions as if they had become effective on January 1, 2012:

•	the July 16, 2012 issuance of $750 million of 9.75% senior unsecured notes due 2020;

•	the GeoReources Merger, which was completed on August 1, 2012;

•	the acquisition of the East Texas Assets, which was completed on August 3, 2012;

•	the November 6, 2012 issuance of $750 million of 8.875% senior notes due 2021;

•	the acquisition of the Williston Basin Assets, including the issuance of $750 million of 8% Automatically Convertible Preferred Stock, which was completed on December 6, 2012; and

•	the private placement of approximately 41.9 million shares of our common stock for gross proceeds of $300 million, which was completed on December 6, 2012.

We refer to the pro forma statement of operations information in this prospectus supplement as pro forma financial information. The pro forma financial information does not give effect to the January 14, 2013 issuance of $600 million of additional 8.875% senior notes due 2021 or the convertible preferred stock offered hereby.

The following table should be read together with, and is qualified in its entirety by, our historical financial statements, including the notes thereto, and the more detailed unaudited pro forma condensed financial information, including the notes thereto, incorporated by reference in this prospectus supplement.

The unaudited pro forma financial information, while helpful in illustrating the financial characteristics of Halcón using certain assumptions, does not reflect the impact of possible revenue enhancements, expense efficiencies and asset dispositions, among other factors that may result as a consequence of the pro forma transactions described above and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what Halcón’s historical results would have been had the pro forma transactions described above occurred during these periods.

	Historical			Pro forma
Statement of operations data:	Twelve months ended December 31, 2012	Three months ended March 31, 2012	Three months ended March 31, 2013	Twelve months ended December 31, 2012

($ in millions)

Operating revenues:
Oil and natural gas sales
Oil	$223.0	$23.0	$180.8	$550.7
Natural gas	12.5	1.7	5.5	22.2
NGLs	11.1	2.2	3.8	14.7

Total oil and natural gas sales	246.6	26.9	190.1	587.6
Other	1.4	—	0.5	20.1

Total operating revenues	248.0	26.9	190.6	607.7

Operating expenses:
Production:
Lease operating	49.9	7.5	25.4	82.7
Workover and other	4.4	0.9	1.6	6.6
Taxes other than income	19.3	1.9	17.4	49.2
Restructuring	2.4	0.1	0.7	2.4
General and administrative	111.4	20.3	31.6	84.6
Depletion, depreciation and accretion	90.3	6.0	81.9	263.0

Total operating expenses	277.7	36.7	158.6	488.5

Income (loss) from operations	(29.7)	(9.8)	32.0	119.2

Other income (expenses):
Interest expense and other	(31.3)	(13.0)	(4.9)	(46.1)
Net gain (loss) on derivative contracts	(6.1)	(4.9)	(18.4)	3.2

Total other income (expenses)	(37.4)	(17.9)	(23.3)	(42.9)

Income (loss) before income taxes	(67.1)	(27.7)	8.7	76.3
Income tax benefit (provision)	13.2	(5.6)	(3.3)	(41.5)

Net income (loss)	(53.9)	(33.3)	5.4	34.8
Non-cash preferred dividend	(88.4)	(1.1)	—	(155.2)

Net income (loss) available to common stockholders	$(142.3)	$(34.4)	$5.4	$(120.4)

	Historical
Cash flow data:	Twelve months ended December 31, 2012	Three months ended March 31, 2012	Three months ended March 31, 2013

Net cash provided by (used in) operating activities	$118.2	$(9.2)	$55.3
Net cash provided by (used in) investing activities	(2,866.3)	(28.4)	(454.6)
Net cash provided by (used in) financing activities	2,750.6	723.3	397.6

	Historical
Balance sheet data:	As of December 31, 2012	As of March 31, 2012	As of March 31, 2013

Current assets	$287.9	$704.9	$342.1
Net oil and natural gas properties	4,407.6	232.4	4,841.2
Total assets	5,041.0	969.4	5,580.9
Current liabilities	678.0	23.9	738.2
Long-term debt	2,034.5	235.5	2,501.0
Stockholders’ equity	1,398.0	672.9	2,102.0

Summary reserves and operating data

The following table sets forth summary information with respect to our estimated proved oil, NGL and natural gas reserves as of December 31, 2012. This information was derived from a January 31, 2013 report prepared by Netherland, Sewell & Associates, Inc., our independent petroleum reserve engineering firm. These reports were prepared in accordance with SEC rules relating to oil and natural gas reserve reporting using unweighted average first-day-of-the-month prices for oil, NGLs and natural gas for the year ended December 31, 2012.

Estimated proved reserves as of December 31, 2012

Oil (MBbls)	87,378
NGL (MBbls)	5,383
Natural Gas (MMcf)	96,145
Total Proved Reserves (MBoe)(1)	108,785
% Oil and NGLs	85%
Proved Developed (MBoe)(1)	51,399
% Developed	47%
Proved Undeveloped (MBoe)(1)	57,386
% Undeveloped	53%
Standardized measure (in millions)	$1,954.0

(1)	Based on an equivalent ratio of one barrel of oil and NGLs to six Mcf of natural gas based on industry accepted relative energy content, which ratio does not reflect equivalent value of such reserves.

The following table sets forth summary historical information with respect to our net oil, NGLs and natural gas production for the year ended December 31, 2012 and the three months ended March 31, 2013, respectively.

	Year ended December 31, 2012	Three months ended March 31, 2013
	Historical	Historical

Oil (MBbls)	2,415	1,931
NGLs (MBbls)	268	109
Natural Gas (MMcf)	4,554	1,811
Total (Mboe)(1)	3,442	2,342

(1)	Based on an equivalent ratio of one barrel of oil and NGLs to six Mcf of natural gas.

Risk factors

An investment in the convertible preferred stock involves significant risks. Before investing in our convertible preferred stock, and in consultation with your own financial and legal advisors, you should carefully consider, among other matters, the risks and uncertainties described below, as well as such information set forth elsewhere in this prospectus supplement, the accompanying prospectus and any other information that is incorporated by reference, including the risks described in the reports we file with the SEC that are incorporated by reference herein.

Risks related to the convertible preferred stock

The convertible preferred stock ranks junior to all of our indebtedness and other liabilities.

In the event of our bankruptcy, liquidation, reorganization or other winding-up, our assets will be available to pay obligations on the convertible preferred stock only after all of our indebtedness and other liabilities have been paid. In addition, we are a holding company and the convertible preferred stock will effectively rank junior to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries and any capital stock of our subsidiaries not held by us. The rights of holders of the convertible preferred stock to participate in the distribution of assets of our subsidiaries will rank junior to the prior claims of that subsidiary’s creditors and any other equity holders. Consequently, if we are forced to liquidate our assets to pay our creditors, we may not have sufficient assets remaining to pay amounts due on any or all of the convertible preferred stock then outstanding. We and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the convertible preferred stock.

We currently have no preferred stock outstanding and no other capital stock outstanding that is senior to or on parity with the convertible preferred stock. As of March 31, 2013, we had approximately $2.5 billion of total debt, $133.0 million of which was secured indebtedness under our revolving credit facility, which has a borrowing base of $850.0 million.

We are not obligated to pay dividends on the convertible preferred stock and no payment or adjustment will be made upon conversion for accumulated dividends.

Quarterly dividends on the convertible preferred stock are only payable when, as and if declared by our board of directors. Our board of directors is not legally obligated to declare dividends, even if we have funds available for such purposes. Under Delaware law, dividends on capital stock may only be paid from “surplus” or, if there is no “surplus,” from the corporation’s net profits for the then-current or the preceding fiscal year. Unless we operate profitably, our ability to pay dividends on the convertible preferred stock would require the availability of adequate “surplus,” which is defined as the excess, if any, of our net assets (total assets less total liabilities) over our capital. Further, even if adequate surplus is available to pay dividends on the convertible preferred stock, we may not have sufficient cash to pay dividends on the convertible preferred stock. We may elect to pay dividends on the convertible preferred stock in shares of our common stock; however, our ability to pay dividends in shares of our common stock may be limited by the number of shares of common stock we are authorized to issue under our amended and restated certificate of incorporation. As of June 7, 2013, we had issued 370,076,203 shares of our common stock out of 670,000,000 authorized shares under our amended and restated certificate of incorporation.

No allowance or adjustment will be made upon conversion for any undeclared or, subject to limited exceptions, unpaid dividends.

The terms of our revolving credit facility, indentures and other financing agreements may limit our ability to pay dividends on the convertible preferred stock.

Our current revolving credit facility and the indentures governing our currently outstanding senior notes contain restrictions on, and any indentures and other financing agreements that we enter into in the future may contain restrictions on, our ability to pay cash dividends on our capital stock, including the convertible preferred stock. These limitations may cause us to be unable to pay dividends on the convertible preferred stock unless we can refinance amounts outstanding under those agreements. Since we are not obligated to declare or pay dividends, we do not intend to do so to the extent we are restricted by any of our financing agreements. No allowance or adjustment will be made upon conversion for any undeclared or, subject to limited exceptions, unpaid dividends.

Recent regulatory actions may adversely affect the trading price and liquidity of the convertible preferred stock.

We expect that many investors in, and potential purchasers of, the convertible preferred stock will employ, or seek to employ, a convertible arbitrage strategy with respect to the convertible preferred stock. Investors that employ a convertible arbitrage strategy with respect to convertible instruments typically implement that strategy by selling short the common stock underlying the convertible instruments and dynamically adjusting their short position while they hold the convertible instruments. Investors may also implement this strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock. As a result, any specific rules regulating equity swaps or short selling of securities or other governmental action that interferes with the ability of market participants to effect short sales or equity swaps with respect to our common stock could adversely affect the ability of investors in, or potential purchasers of, the convertible preferred stock to conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the convertible preferred stock. This could, in turn, adversely affect the trading price and liquidity of the convertible preferred stock.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and may adopt additional rules in the future that may impact those engaging in short selling activity involving equity securities (including our common stock). In particular, Rule 201 of SEC Regulation SHO generally restricts short selling when the price of a “covered security” triggers a “circuit breaker” by falling 10% or more from the security’s closing price as of the end of regular trading hours on the prior day. If this circuit breaker is triggered, short sale orders can be displayed or executed for the remainder of that day and the following day only if the order price is above the then-current national best bid, subject to certain limited exceptions. Because our common stock is a “covered security,” these Rule 201 restrictions, if triggered, may interfere with the ability of investors in, and potential purchasers of, the convertible preferred stock, to effect short sales in our common stock and conduct a convertible arbitrage strategy.

In addition, the SEC recently approved two proposals submitted by the national securities exchanges and FINRA concerning extraordinary market volatility that may impact the ability of investors to effect a convertible arbitrage strategy. One initiative is the “Limit Up-Limit Down” plan, which requires securities exchanges, alternative trading systems, broker-dealers and other trading centers to establish policies and procedures that prevent the execution of trades or the display of bids or offers outside of specified price bands. If the bid or offer quotations for a security are at the far limit of the price band for more than 15 seconds, trading in that security will be subject to a five-minute trading pause. The Limit Up-Limit Down plan became effective, on a one-year pilot basis, on April 8, 2013.

The second initiative revised existing stock exchange and FINRA rules that establish the market-wide circuit breaker system. The market-wide circuit breaker system provides for specified market-wide halts in trading of stock for certain periods following specified market declines. The recent changes lowered the percentage-decline thresholds for triggering a market-wide trading halt and shortened the amount of time that trading is halted. Market declines under the new system are measured based on a decline in the S&P 500 Index compared to the prior day’s closing value, rather than a decline in the Dow Jones Industrial Average compared to the prior quarterly closing value. The changes to the market-wide circuit breaker system became effective, on a one-year pilot basis, on April 8, 2013. The potential restrictions on trading imposed by the Limit Up-Limit Down plan and the market-wide circuit breaker system may interfere with the ability of investors in, and potential purchasers of, the convertible preferred stock to effect short sales in our common stock and conduct a convertible arbitrage strategy.

The enactment of the Dodd-Frank Act on July 21, 2010 also introduced regulatory uncertainty that may impact trading activities relevant to the convertible preferred stock. As a result of this legislation, certain interest rate swaps and credit default swaps are currently required to be cleared through regulated clearinghouses. Certain other swaps and security-based swaps are likely going to be required to be cleared through regulated clearinghouses in the future. In addition, certain swaps and security-based swaps will be required to be traded on exchanges or comparable trading facilities. Furthermore, swap dealers, security-based swap dealers, major swap participants and major security-based swap participants will be required to comply with margin and capital requirements. In addition, certain market participants are required to comply with public reporting requirements to provide transaction and pricing data on both cleared and uncleared swaps. Public reporting requirements will also apply with respect to security-based swaps in the future. These requirements could adversely affect the ability of investors in, or potential purchasers of, the convertible preferred stock to maintain a convertible arbitrage strategy with respect to the convertible preferred stock (including increasing the costs incurred by such investors in implementing such strategy). This could, in turn, adversely affect the trading price and liquidity of the convertible preferred stock. Although some of the implementing rules have been adopted and are currently effective, we cannot predict how the SEC and other regulators will ultimately implement the legislation or the magnitude of the effect that this legislation will have on the trading price or liquidity of the convertible preferred stock. Although the direction and magnitude of the effect that the amendments to Regulation SHO, FINRA and securities exchange rule changes and/or implementation of the Dodd-Frank Act may have on the trading price and the liquidity of the convertible preferred stock will depend on a variety of factors, many of which cannot be determined at this time, past regulatory actions have had a significant impact on the trading prices and liquidity of convertible instruments. For example, between July 2008 and September 2008, the SEC issued a series of emergency orders placing restrictions on the short sale of the common stock of certain financial services companies. The orders made the convertible arbitrage strategy that many convertible investors employ difficult to execute and adversely affected both the liquidity and trading price of convertible instruments issued by many of the financial services companies subject to the prohibition. Any governmental action that similarly restricts the ability of investors in, or potential purchasers of, the convertible preferred stock to effect short sales of our common stock, including the amendments to Regulation SHO, FINRA and exchange rule changes and the implementation of the Dodd-Frank Act, could similarly adversely affect the trading price and the liquidity of the convertible preferred stock.

The convertible preferred stock will be a new issuance that does not have an established trading market, which may negatively affect its market value and your ability to transfer or sell your shares.

The shares of convertible preferred stock will be a new issue of securities with no established trading market. Since the convertible preferred stock has no stated maturity date, investors seeking liquidity will be limited to selling their shares in the secondary market. We do not intend to list the convertible preferred stock on any securities exchange. We cannot assure you that an active trading market in the convertible preferred stock will develop or, even if it develops, we cannot assure you that it will last. In either case the trading price of the convertible preferred stock could be adversely affected and your ability to transfer your shares of convertible preferred stock will be limited. We have been advised by the underwriters that they intend to make a market in the shares of our convertible preferred stock, but they are not obligated to do so and may discontinue market-making at any time without notice.

The price of our common stock, and therefore of the convertible preferred stock, may fluctuate significantly.

The historical market price of our common stock has fluctuated significantly, and we expect that the market price of our common stock will continue to fluctuate. Because the convertible preferred stock is convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the convertible preferred stock. Holders who have received shares of our common stock upon conversion of their shares of convertible preferred stock will also be subject to the risk of volatility and depressed prices. The market price of our common stock may fluctuate significantly in response to many factors, including those discussed under the caption “Risk factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on February 28, 2013, the factors listed in “Cautionary statement regarding forward-looking statements” in this prospectus supplement and the accompanying prospectus and:

•	actual or anticipated variations in our operating results or dividends;

•	changes in our funds from operations or earnings estimates;

•	publication of research reports about us or the industry, generally;

•	sales of a significant number of shares of our common stock by large stockholders, some of whom are currently restricted from selling the shares they hold;

•	increases in market interest rates;

•	changes in market valuations of similar companies;

•	adverse market reaction to any additional debt we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional shareholders;

•	speculation in the press or investment community;

•	the realization of any of the other risk factors included in, or incorporated by reference to, this prospectus supplement; and

•	general market and economic conditions.

In addition, the market price of our common stock could also be affected by possible sales of our common stock by investors who view the convertible preferred stock as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. The hedging or arbitrage could, in turn, affect the trading price of the convertible preferred stock or any common stock that holders receive upon conversion of the convertible preferred stock.

Many of the factors listed above are beyond our control. In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the market price of our common stock. It is impossible to assure converting holders of the convertible preferred stock that the market price of our common stock will not fall in the future.

Upon conversion of the convertible preferred stock, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right but before we settle our conversion obligation.

Under the convertible preferred stock, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders shares of convertible preferred stock for conversion until the date we settle our conversion obligation. Upon conversion, we will be required to deliver the shares of our common stock, together with a cash payment for any fractional share, on the third business day following the relevant conversion date. Accordingly, if the price of our common stock decreases during this period, the value of the shares of common stock that you receive will be adversely affected and would be less than the conversion value of the convertible preferred stock on the conversion date.

The conversion rate of the convertible preferred stock may not be adjusted for all dilutive events.

The number of shares of our common stock that you are entitled to receive upon conversion of the convertible preferred stock is subject to adjustment for certain specified events, including, but not limited to, the issuance of certain stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers, as described under “Description of convertible preferred stock—Conversion rate adjustments.” However, the conversion rate may not be adjusted for other events, such as the exercise of stock options held by our employees or offerings of our common stock or securities convertible into common stock (other than those set forth in “Description of convertible preferred stock—Conversion rate adjustments”) for cash or in connection with acquisitions, which may adversely affect the market price of our common stock. Further, if any of these other events adversely affects the market price of our common stock, we expect it to also adversely affect the market price of our convertible preferred stock. In addition, the terms of our convertible preferred stock do not restrict our ability to offer common stock or securities convertible into common stock in the future or to engage in other transactions that could dilute our common stock. We have no obligation to consider the interests of the holders of our convertible preferred stock in engaging in any such offering or transaction. If we issue additional shares of common stock, those issuances may materially and adversely affect the market price of our comment stock and, in turn, those issuances may adversely affect the trading price of the convertible preferred stock.

The additional shares of our common stock deliverable for shares of convertible preferred stock converted in connection with a fundamental change may not adequately compensate you.

If a “fundamental change” (as defined herein) occurs, we will under certain circumstances increase the conversion rate by a number of additional shares of our common stock for shares of convertible preferred stock converted in connection with such fundamental change as described under “Description of convertible preferred stock—Determination of the make-whole premium.” The number of additional shares of our common stock will be determined based on the date on which the fundamental change occurs or becomes effective and the price paid (or deemed to have been paid) per share of common stock in the fundamental change as described under “Description of convertible preferred stock—Determination of the make-whole premium.” While this feature is designed to compensate you for any lost option time value of your shares of convertible preferred stock as a result of the fundamental change, the number of additional shares due upon conversion is only an approximation of this lost option time value and may not adequately compensate you for your loss as a result of such transaction. In addition, if the stock price for such transaction (as determined under “Description of convertible preferred stock—Determination of the make-whole premium”) is in excess of $         per share, or if such price is less than $         per share, in each case subject to adjustment in the same manner as such stock price, no additional shares will be added to the conversion rate. In such case, the conversion rate will instead be determined in accordance with the second bullet under “Description of convertible preferred stock—Special rights upon a fundamental change” and the conversion rate as adjusted will not exceed          shares of common stock per share of convertible preferred stock, which is equal to the $1,000 liquidation preference, divided by 66 2/3% of the closing sale price of our common stock on June     , 2013.

In addition, you will have no additional rights upon a fundamental change, other than the right to convert the convertible preferred stock into shares of our common stock plus any additional shares as described above. Any shares of common stock you receive upon a fundamental change may be worth less than the liquidation preference per share of convertible preferred stock.

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

In some limited circumstances, we may not have reserved a sufficient number of shares of our common stock to issue the full amount of shares of common stock issuable upon conversion following a fundamental change.

Some significant restructuring transactions may not constitute a fundamental change but may nevertheless result in holders of the convertible preferred stock losing option time value.

Upon the occurrence of a fundamental change, holders will have the rights described under “Description of convertible preferred stock—Special rights upon a fundamental change” and “Description of convertible preferred stock—Determination of the make-whole premium.” However, these provisions will not afford protection to holders of convertible preferred stock in the event of other transactions that could adversely affect the value of the convertible preferred stock. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change. In the event of any such transaction, holders would not have the protection afforded by the provisions described under “Description of convertible preferred stock—Special rights upon a fundamental change” and “Description of convertible preferred stock—Determination of the make-whole premium,” even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of convertible preferred stock.

Upon a conversion in connection with a fundamental change, you may receive consideration worth less than the $1,000 liquidation preference per share of convertible preferred stock, plus any accumulated and unpaid dividends thereon.

If a “fundamental change” described in this prospectus supplement occurs and regardless of the price paid (or deemed paid) per share of our common stock in such fundamental change, then holders of convertible preferred stock will have the right to convert their shares at an adjusted conversion rate that is designed to increase the value of the shares of our common stock deliverable upon conversion of each share of convertible preferred stock to the $1,000 liquidation preference per share of convertible preferred stock, plus any accumulated and unpaid dividends thereon. However, if the price paid (or deemed paid) in such fundamental change is less than $         per share (66 2/3% of the closing sale price of our common stock on June     , 2013), holders will receive a number of shares of common stock worth less than the $1,000 liquidation preference per share of convertible preferred stock, plus any accumulated and unpaid dividends thereon. You will have no claim against us for the difference between the value of the consideration you receive upon a conversion in connection with a fundamental change and the $1,000 liquidation preference per share of convertible preferred stock, plus any accumulated and unpaid dividends thereon.

We have reserved a number of shares of our common stock for issuance upon the conversion of the convertible preferred stock equal to the aggregate conversion rate, as may be increased by the make-whole premium, which, under limited circumstances, is less than the maximum number of shares of common stock that we might be required to issue upon such conversion.

When we issue the convertible preferred stock, we will only reserve, and be obligated under the terms of the convertible preferred stock to keep reserved at all times, a number of shares of our common stock equal to the aggregate liquidation preference divided by the closing sale price of our common stock immediately prior to the pricing of this offering (representing the aggregate conversion rate as may be increased by the make-whole premium). This is less than the maximum number of shares of our common stock issuable upon conversion of the convertible preferred stock in connection with a fundamental change where we may be required to issue upon conversion of the convertible preferred stock              shares, representing the liquidation preference per share divided by 66 2/3% of the closing sale price of our common stock on June     , 2013. In that circumstance, we would not have reserved the full amount of shares of our common stock issuable upon conversion of the convertible preferred stock. While we may satisfy our obligation to issue shares upon conversion of the convertible preferred shares by utilizing authorized, unreserved and unissued shares of common stock, if any, or by redesignating reserved shares or purchasing shares in the open market, there can be no assurance that we would be able to do so at that time.

We may issue additional series of preferred stock that rank equally to the convertible preferred stock as to dividend payments and liquidation preference.

Neither our amended and restated certificate of incorporation nor the certificate of designations for the convertible preferred stock prohibits us from issuing additional series of preferred stock that would rank equally to the convertible preferred stock as to dividend payments and liquidation preference. Our amended and restated certificate of incorporation provides that we have the authority to issue 1,000,000 shares of preferred stock, including the 300,000 shares (or 345,000 shares if the underwriters’ over-allotment option is exercised in full) of convertible preferred stock being offered for sale pursuant to this prospectus supplement. The issuances of other series of preferred stock could have the effect of reducing the amounts available to the convertible preferred stock in the event of our liquidation, winding-up or dissolution. It may also reduce dividend payments on the convertible preferred stock if we do not have sufficient funds to pay dividends on all convertible preferred stock outstanding and outstanding parity preferred stock.

You will have no rights with respect to the shares of our common stock underlying your convertible preferred stock until you convert your convertible preferred stock, but you may be adversely affected by certain changes made with respect to our common stock.

You will have no rights with respect to the shares of our common stock underlying your convertible preferred stock, including voting rights, rights to respond to common stock tender offers, if any, and rights to receive dividends or other distributions on our common stock, if any (in each case, other than through a conversion rate adjustment), prior to the conversion date with respect to a conversion of your convertible preferred stock, but your investment in our convertible preferred stock may be negatively affected by these events. Upon conversion, you will be entitled to exercise the rights of a holder of common stock only as to matters for which the relevant record date occurs on or after the conversion date. For example, in the event that an amendment is proposed to our amended and restated certificate of incorporation or amended and restated bylaws, as amended, requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

You will have no voting rights except under limited circumstances.

You do not have voting rights and will have no right to vote for any members of our board of directors, except in the case of certain dividend arrearages and as required by Delaware law and our amended and restated certificate of incorporation. If dividends payable on the convertible preferred stock or any other series of preferred stock or preference securities that ranks equally with the convertible preferred stock as to payment of dividends and with similar voting rights are in arrears and unpaid for six or more quarterly dividend periods (whether or not consecutive), holders of the convertible preferred stock, voting as a single class with the shares of any other series of preferred stock or preference securities having similar voting rights (and with voting rights allocated pro rata based on the liquidation preference of the convertible preferred stock and each such other series of preferred stock or preference securities), will be entitled at the next regular or special meeting of our stockholders to elect two directors and the number of directors that comprise our board of directors will be increased by the number of directors so elected, subject to the terms and limitations described in “Description of convertible preferred stock—Limited voting rights.”

Future issuances of preferred stock may adversely affect the market price for our common stock.

Additional issuances and sales of preferred stock, or the perception that such issuances and sales could occur, may cause prevailing market prices for our common stock to decline and may adversely affect our ability to raise additional capital in the financial markets at times and prices favorable to us.

The increased conversion rate triggered by a fundamental change could discourage a potential acquiror.

The increased conversion rate triggered by a fundamental change, as described under “Description of convertible preferred stock—Special rights upon a fundamental change” and “Description of convertible preferred stock—Determination of the make-whole premium,” could discourage a potential acquiror, including potential acquirors that otherwise seek a transaction with us that would be attractive to you.

We may not have sufficient earnings and profits in order for dividends on the convertible preferred stock to be treated as dividends for U.S. federal income tax purposes.

The dividends payable by us on the convertible preferred stock may exceed our current and accumulated earnings and profits, as calculated for U.S. federal income tax purposes. If that occurs, it will result in the amount of the dividends that exceed such earnings and profits being treated for U.S. federal income tax purposes first as a return of capital to the extent of the beneficial owner’s adjusted tax basis in the convertible preferred stock, and the excess, if any, over such adjusted tax basis as capital gain. Such treatment will generally be unfavorable for corporate beneficial owners and may also be unfavorable to certain other beneficial owners. See “Material U.S. federal income tax considerations—Consequences to U.S. holders of convertible preferred stock or common stock.”

We have broad discretion in the use of our net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our operating results or enhance the value of our common and preferred stock. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of our common and preferred stock to decline. Pending their use, we may invest our net proceeds from this offering in a manner that does not produce income or that loses value. See “Use of proceeds” in this prospectus supplement.

We are subject to anti-takeover provisions in our amended and restated certificate of incorporation and amended and restated bylaws and under Delaware law that could delay or prevent an acquisition of our company, even if the acquisition would be beneficial to our stockholders.

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws may delay or prevent an acquisition of us. These provisions may also frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, who are responsible for appointing the members of our management team. Furthermore, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, or the DGCL, which prohibits, with some exceptions, stockholders owning in excess of 15% of our outstanding voting stock from merging or combining with us. Finally, our amended and restated bylaws establish advance notice requirements for nominations for election to our board of directors and for proposing matters that can be acted upon at stockholder meetings. Although we believe these provisions together provide an opportunity to receive higher bids by requiring potential acquirers to negotiate with our board of directors, they would apply even if an offer to acquire us may be considered beneficial by some stockholders. See “Description of capital stock—Delaware anti-takeover law and certain charter and bylaw provisions.”

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the convertible preferred stock even though you do not receive a corresponding cash distribution.

The conversion rate of the convertible preferred stock is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a fundamental change occurs, under some circumstances, we will increase the conversion rate for shares of convertible preferred stock converted in connection with such fundamental change. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. See “Material U.S. federal income tax considerations.” If you are a non-U.S. holder (as defined in “Material U.S. federal income tax considerations”), any deemed dividend may be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be set off against subsequent payments on the convertible preferred stock. See “Material U.S. federal income tax considerations.”

If you are a non-U.S. holder, dividends on our convertible preferred stock that are paid in shares of our common stock may be subject to U.S. federal withholding tax in the same manner as a cash dividend, which the withholding agent might satisfy through a sale of a portion of the common shares you receive as a dividend or through withholding of other amounts payable to you.

We may elect to pay dividends on our convertible preferred stock in shares of our common stock rather than in cash. Any such stock dividends paid to you will be taxable in the same manner as cash dividends and, if you are a non-U.S. holder (as defined in “Material U.S. federal income tax considerations”), may be subject to U.S. federal withholding tax (at a 30% rate, or lower treaty rate, if applicable). Any required withholding tax might be satisfied by the withholding agent through a sale of a portion of the shares you receive as a dividend or might be withheld from cash dividends or sales proceeds subsequently paid or credited to you.

Non-U.S. holders, in certain situations, could be subject to U.S. federal income tax upon sale or other disposition of our convertible preferred stock or common stock.

We believe that we are a U.S. real property holding corporation for U.S. federal income tax purposes. As a result, “non-U.S. holders” (as defined in “Material U.S. federal income tax considerations”) whose ownership of our convertible preferred stock or common stock exceeds certain thresholds would be subject to U.S. federal income tax on gain from the disposition of our convertible preferred stock or common stock and would also be required to file U.S. federal tax returns with respect to such gain. If our convertible preferred stock is not considered to be “regularly traded” for U.S. federal income tax purposes, such non-U.S. holders may also be subject to a 10% withholding tax on proceeds of a sale or other disposition of our convertible preferred stock. See “Material U.S. federal income tax considerations.”

We are primarily a holding company and may require cash from our subsidiaries to make dividend payments on the convertible preferred stock.

We are primarily a holding company for several subsidiaries. We will rely primarily on dividends and other distributions from our subsidiaries to provide funds for the payment of dividends on the convertible preferred stock to the extent declared by our board of directors. There are various legal limitations on the extent to which our subsidiaries can finance or otherwise supply funds to us (by dividend or otherwise). Although we maintain cash positions for liquidity at the holding company level, if our subsidiaries were unable to supply us with cash over time, we could be unable to pay dividends to our preferred or common shareholders. As an equity holder of our subsidiaries, our ability to participate in any distribution of assets of any subsidiary is “structurally subordinate” to the claims of the creditors of that subsidiary.

Risks related to our business

We will be subject to risks in connection with acquisitions, and the integration of significant acquisitions may be difficult.

Our business plan contemplates significant acquisitions of reserves, properties, prospects and leaseholds and other strategic transactions that appear to fit within our overall business strategy, which may include the acquisition of asset packages of producing properties or existing companies or businesses operating in our industry, such as the GeoResources Merger and our acquisitions of the East Texas Assets and the Williston Basin Assets. The successful acquisition of producing properties requires an assessment of several factors, including:

•	recoverable reserves;

•	future oil, natural gas and natural gas liquids prices and their appropriate differentials;

•	development and operating costs; and

•	potential environmental and other liabilities.

The accuracy of these assessments is inherently uncertain. In connection with these assessments, we perform a review of the subject properties that we believe to be generally consistent with industry practices. Our review will not reveal all existing or potential problems nor will it permit us to become sufficiently familiar with the properties to fully assess their deficiencies and potential recoverable reserves. Inspections may not always be performed on every well, and environmental problems are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of the problems. We are not entitled to contractual indemnification for environmental liabilities and acquire properties on an “as is” basis.

Significant acquisitions of existing companies or businesses and other strategic transactions may involve additional risks, including:

•	diversion of our management’s attention to evaluating, negotiating and integrating significant acquisitions and strategic transactions;

•	the challenge and cost of integrating acquired operations, information management and other technology systems and business cultures with our own while carrying on our ongoing business;

•	difficulty associated with coordinating geographically separate organizations;

•	the challenge of integrating environmental compliance systems to meet requirements of rapidly changing regulations;

•	the challenge of attracting and retaining personnel associated with acquired operations; and

•

failure to realize the full benefit that we expect in estimated proved reserves, production volume, cost savings from operating synergies or other benefits anticipated from an acquisition, or to realize these benefits within the expected time frame.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of our business. Members of our senior management may be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage our business. If our senior management is not able to manage the integration process effectively, or if any significant business activities are interrupted as a result of the integration process, our business could be materially and adversely affected.

Assets we acquire may prove to be worth less than we paid because of uncertainties in evaluating recoverable reserves and potential liabilities.

Our recent growth is due significantly to acquisitions of exploration and production companies, producing properties and undeveloped and unevaluated leaseholds. We expect acquisitions may also contribute to our future growth. Successful acquisitions require an assessment of a number of factors, including estimates of recoverable reserves, exploration potential, future oil and natural gas prices, operating and capital costs and potential environmental and other liabilities. Such assessments are inexact and their accuracy is inherently uncertain. In connection with our assessments, we perform a review of the acquired properties which we believe is generally consistent with industry practices. However, such a review will not reveal all existing or potential problems. In addition, our review may not permit us to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. We do not inspect every well. Even when we inspect a well, we do not always discover structural, subsurface and environmental problems that may exist or arise. We are generally not entitled to contractual indemnification for preclosing liabilities, including environmental liabilities. Normally, we acquire interests in properties on an “as is” basis with limited remedies for breaches of representations and warranties. As a result of these factors, we may not be able to acquire oil and natural gas properties that contain economically recoverable reserves or be able to complete such acquisitions on acceptable terms.

We have substantial indebtedness and may incur substantially more debt. Higher levels of indebtedness make us more vulnerable to economic downturns and adverse developments in our business.

We have incurred substantial debt amounting to approximately $2.5 billion as of March 31, 2013 (including current portion). As a result of our indebtedness, we will need to use a portion of our cash flow to pay interest, which will reduce the amount we will have available to finance our operations and other business activities and could limit our flexibility in planning for or reacting to changes in our business and the industry in which we operate. Our indebtedness under our revolving credit facility is at a variable interest rate, and so a rise in interest rates will generate greater interest expense to the extent we do not have hedging arrangements that are effective in mitigating interest rate fluctuations. The amount of our debt may also cause us to be more vulnerable to economic downturns and adverse developments in our business.

We may incur substantially more debt in the future. The indentures governing the notes and our outstanding senior notes contain restrictions on our incurrence of additional indebtedness. These restrictions, however, are subject to a number of qualifications and exceptions, and under certain circumstances, we may incur substantial additional indebtedness in compliance with these restrictions. Moreover, these restrictions do not prevent us from incurring obligations that do not constitute indebtedness under the indentures. At March 31, 2013, our revolving credit facility was a $1.5 billion facility with a borrowing base of $850.0 million.

Our ability to meet our debt obligations and other expenses will depend on our future performance, which will be affected by financial, business, economic, regulatory and other factors, many of which we are unable to control. If our cash flow is not sufficient to service our debt, we may be required to refinance debt, sell assets or sell additional shares of common stock on terms that we may not find attractive if it may be done at all. Further, our failure to comply with the financial and other restrictive covenants relating to our indebtedness could result in a default under that indebtedness, which could adversely affect our business, financial condition and results of operations.

A downgrade in our credit rating or that of our senior debt could negatively impact our cost of and ability to access capital.

Although we are not aware of any plans of any of the rating agencies to lower their respective ratings on us or our senior debt, we cannot be assured that our credit ratings will not be downgraded. A downgrade in our credit ratings could negatively impact our cost of capital and our ability to effectively execute aspects of our strategy. If our credit rating were downgraded, it could be difficult for us to raise debt in the public debt markets and the cost of that new debt could be higher than debt we could raise with our current ratings. In addition, a downgrade could impact requirements for us to provide financial assurance of performance under contractual arrangements or derivative agreements.

We may not be able to drill wells on a substantial portion of our acreage.

We may not be able to drill on a substantial portion of our acreage for various reasons. We may not generate or be able to raise sufficient capital to do so. Future deterioration in commodities pricing may also make drilling some acreage uneconomic. Our actual drilling activities and future drilling budget will depend on drilling results, oil and natural gas prices, the availability and cost of capital, drilling and production costs, availability of drilling services and equipment, lease expirations, gathering system and pipeline transportation constraints, regulatory approvals and other factors. In addition, any drilling activities we are able to conduct may not be successful or add additional proved reserves to our overall proved reserves, which could have a material adverse effect on our future business, financial condition and results of operations.

Part of our strategy involves drilling in shale formations, some of which are new and emerging, using horizontal drilling and completion techniques. The results of our drilling program using these techniques may be subject to more uncertainties than conventional drilling programs, especially in areas that are new and emerging. These uncertainties could result in an inability to meet our expectations for reserves and production.

The results of our drilling in new or emerging formations, such as the Utica / Point Pleasant formations, Bakken / Three Forks formations and Woodbine and Eagle Ford formations are more uncertain initially than drilling results in areas that are more developed and have a longer history of established production. Newer or emerging formations and areas have limited or no production history and consequently we are less able to predict future drilling results in these areas. In addition, the use of horizontal drilling and completion techniques used in all of our shale formations involve certain risks and complexities that do not exist in conventional wells. Our experience, as well as that of the industry as a whole, is significant but still growing. The ultimate success of these drilling and completion strategies and techniques will be better evaluated over time as more wells are drilled and production profiles are better established.

If our drilling results are less than anticipated our investment in these areas may not be as attractive as we anticipate and we could incur material write downs of unevaluated properties and the value of our undeveloped acreage could decline in the future.

Certain of our undeveloped leasehold acreage is subject to leases that will expire over the next several years unless production is established on units containing the acreage.

We currently own, or have under contract, leasehold interests in approximately 135,000 net acres in areas we believe are prospective for the Bakken/Three Forks formations, approximately 55,000 net acres we believe are prospective for the Eagle Ford formation, approximately 140,000 net acres in areas we believe are prospective for the Utica/Point Pleasant formations and approximately 210,000 net acres in areas we believe are prospective for the Woodbine formation. A large portion of our acreage is not currently held by production. Unless production in paying quantities is established on units containing these leases during their terms, these leases will expire. If our leases expire, we will lose our right to develop the related properties.

Our drilling plans for these areas are subject to change based upon various factors, many of which are beyond our control, including drilling results, oil and natural gas prices, the availability and cost of capital, drilling and production costs, availability of drilling services and equipment, gathering system and pipeline transportation constraints, and regulatory approvals. Further, some of our acreage is located in sections where we do not hold the majority of the acreage and therefore it is likely that we will not be named operator of these sections. As a non-operating leaseholder we have less control over the timing of drilling and there is therefore additional risk of expirations occurring in sections where we are not the operator.

Our ability to sell our production and/or receive market prices for our production may be adversely affected by transportation capacity constraints and interruptions.

If the amount of natural gas, condensate or oil being produced by us and others exceeds the capacity of the various transportation pipelines and gathering systems currently available in our operating areas, it will be necessary for new transportation pipelines and gathering systems to be built. Or, in the case of oil and condensate, it will be necessary for us to rely more heavily on trucks to transport our production, which is more expensive and less efficient than transportation via pipeline. Currently, we anticipate that additional pipeline capacity will be required in the Bakken / Three Forks formations to transport oil and condensate production, which increased substantially during 2012 and is expected to continue to increase. The construction of new pipelines and gathering systems is capital intensive and construction may be postponed, interrupted or cancelled in response to changing economic conditions and the availability and cost of capital. In addition, capital constraints could limit our ability to build gathering systems to transport our production to transportation pipelines. In such event, costs to transport our production may increase materially or we might have to shut in our wells awaiting a pipeline connection or capacity and/or sell our production at much lower prices than market or than we currently project, which would adversely affect our results of operations.

A portion of our production may also be interrupted, or shut in, from time to time for numerous other reasons, including as a result of weather conditions, accidents, loss of pipeline or gathering system access, field labor issues or strikes, or we might voluntarily curtail production in response to market conditions. If a substantial amount of our production is interrupted at the same time, it could adversely affect our cash flow.

We may have difficulty financing our planned capital expenditures which could adversely affect our growth.

We have experienced, and expect to continue to experience, substantial capital expenditure and working capital needs, primarily as a result of our drilling program. We intend to continue to selectively increase our acreage position, which would require capital in addition to the capital necessary to drill on our existing acreage. In addition, it is likely that we will acquire acreage in other areas that we believe are prospective for oil and natural gas production and expend capital to develop such acreage. We expect to use borrowings under our revolving credit facility, proceeds from potential asset dispositions and proceeds from potential future capital markets transactions, if necessary, to fund capital expenditures that are in excess of our cash flow and cash on hand.

Our revolving credit facility limits our borrowings to the lesser of the borrowing base and the total commitments. Our borrowing base is currently $850.0 million. Our borrowing base is determined semi-annually, and may also be redetermined periodically at the discretion of the banks. Lower oil and natural gas prices may result in a reduction in our borrowing base. A reduction in our borrowing base could require us to repay any indebtedness in excess of the borrowing base. Additionally, the indentures governing our senior unsecured debt contain covenants limiting our ability to incur additional indebtedness, including borrowings under our revolving credit facility, unless we meet one of two alternative tests. The first test applies to all indebtedness and requires that after giving effect to the incurrence of additional debt the ratio of our adjusted consolidated EBITDA (as defined in our indentures) to our adjusted consolidated interest expense over the trailing four fiscal quarters will be at least 2.0 to 1.0. The second test applies only to borrowings under our revolving credit facility that do not meet the first test and it limits these borrowings to the greater of a fixed sum of $750 million and 30% of our adjusted consolidated net tangible assets (as defined in all of our indentures), which is determined using discounted future net revenues from proved oil and natural gas reserves as of the end of each year. Lower oil and natural gas prices in the future could reduce our adjusted consolidated

EBITDA, as well as our adjusted consolidated net tangible assets, and thus could reduce our ability to incur additional indebtedness.

As of the date of this prospectus supplement, the financial covenants under our indentures limit our incurrence of additional indebtedness, including any amounts outstanding under our revolving credit facility, to approximately $801.0 million. Accordingly, in the near term, we will be required to manage our capital expenditures within this limit, which may require us to defer or delay some of our planned expenditures. We currently expect that this limitation will be substantially alleviated when our financial results for the second quarter of 2013 become available, but there is no assurance that will be the case. We also obtained a waiver of the current ratio test under our revolving credit facility for the quarter ending June 30, 2013, as a precautionary measure in the event we fail to satisfy the test. In the event we have difficulty in meeting this ratio test in the future, we would be required to seek an additional waiver, and there is no assurance that it would be granted.

Additionally, our ability to complete future equity offerings is limited by general market conditions. If we are not able to borrow sufficient amounts under our revolving credit facility and/or are unable to raise sufficient capital to fund our capital expenditures, we may be required to curtail our drilling, development, land acquisition and other activities, which could result in a decrease in our production of oil and natural gas, forfeiture of leasehold interests if we are unable or unwilling to renew them, and could force us to sell some of our assets on an untimely or unfavorable basis, each of which could have a material adverse effect on our results and future operations.

Oil and natural gas prices are volatile, and low prices could have a material adverse impact on our business.

Our revenues, profitability and future growth and the carrying value of our properties depend substantially on prevailing oil and natural gas prices. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow and raise additional capital. The amount we will be able to borrow under our revolving credit facility will be subject to periodic redetermination based in part on current oil and natural gas prices and on changing expectations of future prices. Lower prices may also reduce the amount of oil and natural gas that we can economically produce and have an adverse effect on the value of our properties.

Historically, the markets for oil and natural gas have been volatile, and they are likely to continue to be volatile in the future. Among the factors that can cause volatility are:

•	the domestic and foreign supply of oil and natural gas;

•	the ability of members of the Organization of Petroleum Exporting Countries and other producing countries to agree upon and maintain oil prices and production levels;

•

social unrest and political instability, particularly in major oil and natural gas producing regions outside the United States, such as the Middle East, and armed conflict or terrorist attacks, whether or not in oil or natural gas producing regions;

•	the level of consumer product demand;

•	the growth of consumer product demand in emerging markets, such as China;

•	labor unrest in oil and natural gas producing regions;

•	weather conditions, including hurricanes and other natural occurrences that affect the supply and/or demand of oil and natural gas;

•	the price and availability of alternative fuels;

•	the price of foreign imports;

•	worldwide economic conditions; and

•	the availability of liquid natural gas imports.

These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of oil and natural gas.

Unless we replace our reserves, our reserves and production will decline, which would adversely affect our financial condition, results of operations and cash flows.

Producing oil and natural gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Decline rates are typically greatest early in the productive life of a well. Estimates of the decline rate of an oil or natural gas well are inherently imprecise, and are less precise with respect to new or emerging oil and natural gas formations with limited production histories than for more developed formations with established production histories. Our production levels and the reserves that we currently expect to recover from our wells will change if production from our existing wells declines in a different manner than we have estimated and can change under other circumstances. Thus, our future oil and natural gas reserves and production and, therefore, our cash flow and results of operations are highly dependent upon our success in efficiently developing and exploiting our current properties and economically finding or acquiring additional recoverable reserves. We may not be able to develop, find or acquire additional reserves to replace our current and future production at acceptable costs. If we are unable to replace our current and future production, our cash flows and the value of our reserves may decrease, adversely affecting our business, financial condition and results of operations.

Estimates of proved oil and natural gas reserves involve assumptions and any material inaccuracies in these assumptions will materially affect the quantities and the value of our reserves.

This prospectus supplement, the accompanying prospectus and our other SEC filings contain estimates of our proved oil and natural gas reserves. These estimates are based upon various assumptions, including assumptions required by the SEC relating to oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The process of estimating oil and natural gas reserves is complex. This process requires significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. Therefore, these estimates are inherently imprecise.

Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves will vary from those estimated. Any significant variance could materially affect the estimated quantities and the value of our reserves. Our properties may also be susceptible to hydrocarbon drainage from production by other operators on adjacent properties. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and natural gas prices and other factors, many of which are beyond our control.

At December 31, 2012, approximately 53% of our estimated reserves were classified as proved undeveloped. Recovery of proved undeveloped reserves requires significant capital expenditures and successful drilling operations. The reserve data assumes that we will make significant capital expenditures to develop our reserves. Although we have prepared estimates of these oil and natural gas reserves and the costs associated with development of these reserves in accordance with SEC regulations, actual capital expenditures will likely vary from estimated capital expenditures, development may not occur as scheduled and actual results may not be as estimated.

We depend substantially on the continued presence of key personnel for critical management decisions and industry contacts.

Our success depends upon the continued contributions of our executive officers and key employees, particularly with respect to providing the critical management decisions and contacts necessary to manage and maintain growth within a highly competitive industry. Competition for qualified personnel can be intense, particularly in the oil and natural gas industry, and there are a limited number of people with the requisite knowledge and experience. Under these conditions, we could be unable to attract and retain these personnel. The loss of the services of any of our executive officers or other key employees for any reason could have a material adverse effect on our business, operating results, financial condition and cash flows.

Our business is highly competitive.

The oil and natural gas industry is highly competitive in many respects, including identification of attractive oil and natural gas properties for acquisition, drilling and development, securing financing for such activities and obtaining the necessary equipment and personnel to conduct such operations and activities. In seeking suitable opportunities, we compete with a number of other companies, including large oil and natural gas companies and other independent operators with greater financial resources, larger numbers of personnel and facilities, and, in some cases, with more expertise. There can be no assurance that we will be able to compete effectively with these entities.

Our oil and natural gas activities are subject to various risks which are beyond our control.

Our operations are subject to many risks and hazards incident to exploring and drilling for, producing, transporting, marketing and selling oil and natural gas. Although we may take precautionary measures, many of these risks and hazards are beyond our control and unavoidable under the circumstances. Many of these risks or hazards could materially and adversely affect our revenues and expenses, the ability of certain of our wells to produce oil and natural gas in commercial quantities, the rate of production and the economics of the development of, and our investment in the prospects in which we have or will acquire an interest. Any of these risks and hazards could materially and adversely affect our financial condition, results of operations and cash flows. Such risks and hazards include:

•	human error, accidents, labor force and other factors beyond our control that may cause personal injuries or death to persons and destruction or damage to equipment and facilities;

•	blowouts, fires, hurricanes, pollution and equipment failures that may result in damage to or destruction of wells, producing formations, production facilities and equipment;

•	unavailability of materials and equipment;

•	engineering and construction delays;

•	unanticipated transportation costs and delays;

•	unfavorable weather conditions;

•	hazards resulting from unusual or unexpected geological or environmental conditions;

•	environmental regulations and requirements;

•	accidental leakage of toxic or hazardous materials, such as petroleum liquids or drilling fluids, into the environment;

•	hazards resulting from the presence of hydrogen sulfide (H2S) or other contaminants in gas we produce;

•	changes in laws and regulations, including laws and regulations applicable to oil and natural gas activities or markets for the oil and natural gas produced;

•	fluctuations in supply and demand for oil and natural gas causing variations of the prices we receive for our oil and natural gas production; and

•	the availability of alternative fuels and the price at which they become available.

As a result of these risks, expenditures, quantities and rates of production, revenues and operating costs may be materially adversely affected and may differ materially from those anticipated by us.

Our exploration and development drilling efforts and the operation of our wells may not be profitable or achieve our targeted returns.

We require significant amounts of undeveloped leasehold acreage to further our development efforts. Exploration, development, drilling and production activities are subject to many risks, including the risk that commercially productive reservoirs will not be discovered. We invest in property, including undeveloped leasehold acreage, which we believe will result in projects that will add value over time. However, we cannot guarantee that our leasehold acreage will be profitably developed, that new wells drilled by us will be productive or that we will recover all or any portion of our investment in such leasehold acreage or wells. Drilling for oil and natural gas may involve unprofitable efforts, not only from dry wells but also from wells that are productive but do not produce sufficient net reserves to return a profit after deducting operating and other costs. In addition, wells that are profitable may not achieve our targeted rate of return. Our ability to achieve our target results are dependent upon the current and future market prices for oil and natural gas, costs associated with producing oil and natural gas and our ability to add reserves at an acceptable cost.

In addition, we may not be successful in controlling our drilling and production costs to improve our overall return. The cost of drilling, completing and operating a well is often uncertain and cost factors can adversely affect the economics of a project. We cannot predict the cost of drilling and completing a well, and we may be forced to limit, delay or cancel drilling operations as a result of a variety of factors, including:

•	unexpected drilling conditions;

•	pressure or irregularities in formations;

•	equipment failures or accidents and shortages or delays in the availability of drilling and completion equipment and services;

•	adverse weather conditions, including hurricanes; and

•	compliance with governmental requirements.

We are subject to complex federal, state, local and other laws and regulations that could adversely affect the cost, manner or feasibility of doing business.

Companies that explore for and develop, produce, sell and transport oil and natural gas in the United States are subject to extensive federal, state and local laws and regulations, including complex tax and environmental, health and safety laws and the corresponding regulations, and are required to obtain various permits and approvals from federal, state and local agencies. If these permits are not issued or unfavorable restrictions or conditions are imposed on our drilling activities, we may not be able to conduct our operations as planned. We may be required to make large expenditures to comply with governmental regulations. Matters subject to regulation include:

•	water discharge and disposal permits for drilling operations;

•	drilling bonds;

•	drilling permits;

•	reports concerning operations;

•	air quality, noise levels and related permits;

•	spacing of wells;

•	rights-of-way and easements;

•	unitization and pooling of properties;

•	pipeline construction;

•	gathering, transportation and marketing of oil and natural gas;

•	taxation; and

•	waste transport and disposal permits and requirements.

Failure to comply with these laws may result in the suspension or termination of operations and subject us to liabilities under administrative, civil and criminal penalties. Compliance costs can be significant. Moreover, these laws or the enforcement thereof could change in ways that substantially increase the costs of doing business. Any such liabilities, penalties, suspensions, terminations or regulatory changes could materially and adversely affect our business, financial condition and results of operations. Under these laws and other environmental health and safety laws and regulations, we could be held liable for personal injuries, property damage (including site clean-up and restoration costs) and other damages. Failure to comply with these laws and regulations may also result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties, including the assessment of natural resource damages. Some laws and regulations may impose strict as well as joint and several liability for environmental contamination, which could subject us to liability for the conduct of others or for our own actions that were in compliance with all applicable laws at the time such actions were taken. Environmental and other governmental laws and regulations also increase the costs to plan, design, drill, install, operate and abandon oil and natural gas wells. Moreover, public interest in environmental protection has increased in recent years, and environmental organizations have opposed, with some success, certain drilling projects. Part of the regulatory environment in which we operate includes, in some cases, federal requirements for performing or preparing environmental assessments, environmental impact studies and/or plans of development before commencing exploration and production activities. In addition, our activities are subject to the regulation by oil and natural gas-producing states relating to conservation practices and protection of correlative rights. These regulations affect our operations and limit the quantity of oil and natural gas we may produce and sell. Delays in obtaining regulatory approvals or necessary permits, the failure to obtain a permit or the receipt of a permit with excessive conditions or costs could have a material adverse effect on our ability to explore on, develop or produce our properties. Additionally, the oil and natural gas regulatory environment could change in ways that might substantially increase the financial and managerial costs to comply with the requirements of these laws and regulations and, consequently, adversely affect our profitability.

Federal and state legislation and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays.

Legislation was proposed in the last Congress to amend the federal Safe Drinking Water Act to require the disclosure of chemicals used by the oil and natural gas industry in the hydraulic fracturing process. Hydraulic fracturing involves the injection of water, sand and chemicals under pressure into rock formations to stimulate oil and natural gas production. We engage third parties to provide hydraulic fracturing or other well stimulation services to us in connection with many of the wells for which we are the operator. If similar legislation is ultimately adopted, it could establish an additional level of regulation at the federal or state level that could lead to operational delays or increased operating costs and could result in additional regulatory burdens that could make it more difficult to perform hydraulic fracturing and increase our costs of compliance and doing business. Certain states have adopted or are considering similar disclosure legislation.

In March 2010, the EPA announced that it would conduct a wide-ranging study on the effects of hydraulic fracturing on drinking water resources. In December 2012, the EPA issued a progress report describing its ongoing study, and announcing its expectation that a final draft report will be released for public comment and peer review in 2014. The agency also announced that one of its enforcement initiatives for 2011 to 2013 would be to focus on environmental compliance by the energy extraction sector. This study and enforcement initiative could result in additional regulatory scrutiny that could make it difficult to perform hydraulic fracturing and increase our costs of compliance and doing business.

Regulation related to global warming and climate change could have an adverse effect on our operations and demand for oil and natural gas.

Studies over recent years have indicated that emissions of certain gases may be contributing to warming of the Earth’s atmosphere. In response to these studies, governments have begun adopting domestic and international climate change regulations that requires reporting and reductions of the emission of greenhouse gases. Methane, a primary component of natural gas, and carbon dioxide, a byproduct of the burning of oil, natural gas and refined petroleum products, are considered greenhouse gases. Internationally, the United Nations Framework Convention on Climate Change, and the Kyoto Protocol address greenhouse gas emissions, and several countries including those comprising the European Union have established greenhouse gas regulatory systems. In the United States, at the state level, many states, either individually or through multi-state regional initiatives, have begun implementing legal measures to reduce emissions of greenhouse gases, primarily through the planned development of emission inventories or regional greenhouse gas cap and trade programs or have begun considering adopting greenhouse gas regulatory programs.

The EPA has issued greenhouse gas monitoring and reporting regulations that went into effect January 1, 2010, and required reporting by regulated facilities by March 2011 and annually thereafter. In November 2010, the EPA issued a final rule requiring companies to report certain greenhouse gas emissions from oil and natural gas facilities. On July 19, 2011, the EPA amended the oil and natural gas facility greenhouse gas reporting rule to require reporting beginning in September 2012. Beyond measuring and reporting, the EPA issued an “Endangerment Finding” under section 202(a) of the Clean Air Act, concluding greenhouse gas pollution threatens the public health and welfare of current and future generations. The finding serves as a first step to issuing regulations that would require permits for and reductions in greenhouse gas emissions for certain facilities. On July 28, 2011, the EPA proposed four new regulations for the oil and natural gas industry, with the potential to affect our business. On August 16, 2012, the EPA issued its final rule, which includes: a new source performance standard for volatile organic compounds (VOCs); a new source performance standard for sulfur dioxide; an air toxics standard for oil and natural gas production; and an air toxics standard for natural gas transmission and storage. The final rule includes the first federal air standards for natural gas wells that are hydraulically fractured, or refractured, as well as requirements for several sources, such as storage tanks and other equipment, and limits methane emissions from these sources. Compliance with these regulations will impose additional requirements and costs on our operations.

In the courts, several decisions have been issued that may increase the risk of claims being filed by governments and private parties against companies that have significant greenhouse gas emissions. Such cases may seek to challenge air emissions permits that greenhouse gas emitters apply for and seek to force emitters to reduce their emissions or seek damages for alleged climate change impacts to the environment, people, and property.

Any laws or regulations that may be adopted to restrict or reduce emissions of greenhouse gases could require us to incur additional operating costs, such as costs to purchase and operate emissions control systems, and additional compliance costs.

Operations on the Fort Berthold Indian Reservation of the Three Affiliated Tribes in North Dakota are subject to various federal and tribal regulations and laws, any of which may increase our costs and delay our operations.

Various federal agencies within the U.S. Department of the Interior, particularly the Office of Natural Resources Revenue (formerly the Minerals Management Service) and the Bureau of Indian Affairs, along with the Three Affiliated Tribes, promulgate and enforce regulations pertaining to operations on the Fort Berthold Indian Reservation on which we hold approximately 43,000 net acres. In addition, the Three Affiliated Tribes is a sovereign nation having the right to enforce laws and regulations independent from federal, state and local statutes and regulations. These tribal laws and regulations include various taxes, fees and other conditions that apply to lessees, operators and contractors conducting operations on Native

American tribal lands. Lessees and operators conducting operations on tribal lands are generally subject to the Native American tribal court system. One or more of these factors may increase our costs of doing business on the Fort Berthold Indian Reservation and may have an adverse impact on our ability to effectively transport products within the Fort Berthold Indian Reservation or to conduct our operations on such lands.

Recent federal legislation could have an adverse impact on our ability to use derivative instruments to reduce the effects of commodity prices, interest rates and other risks associated with our business.

Historically, we have entered into a number of commodity derivative contracts in order to hedge a portion of our oil and natural gas production and, periodically, interest expense. On July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act which requires the SEC, the Commodity Futures Trading Commission (or CFTC) to promulgate rules and regulations implementing the new legislation. The CFTC has issued regulations setting position limits for certain futures and option contracts in the major energy markets and for swaps that are their economic equivalents. Certain bona fide hedging transactions are exempt from these limits. The CFTC also finalized other regulations implementing the new legislation; however, some regulations remain to be finalized and it is not possible at this time to predict when the CFTC will adopt final rules. The Dodd-Frank Act and regulations may require compliance with margin requirements and with certain clearing and trade-execution requirements in connection with certain derivative activities. The legislation may also require the counterparties to our commodity derivative contracts to spinoff some of their derivatives activities to a separate entity, which may not be as creditworthy as the current counterparty.

The new legislation and any new regulations could significantly increase the cost of some commodity derivative contracts (including through requirements to post collateral, which could adversely affect our available liquidity), materially alter the terms of some commodity derivative contracts, reduce the availability of some derivatives to protect against risks we encounter, reduce our ability to monetize or restructure our existing commodity derivative contracts and potentially increase our exposure to less creditworthy counterparties. If we reduce our use of derivatives as a result of the new legislation and regulations, our results of operations may become more volatile and our cash flows may be less predictable, which could adversely affect our ability to plan for and fund capital expenditures. Increased volatility may make us less attractive to certain types of investors. Finally, the Dodd-Frank Act was intended, in part, to reduce the volatility of oil and natural gas prices, which some legislators attributed to speculative trading in derivatives and commodity instruments related to oil and natural gas. If the new legislation and regulations result in lower commodity prices, our revenues could be adversely affected. Any of these consequences could adversely affect our business, financial condition and results of operations.

We cannot be certain that the insurance coverage maintained by us will be adequate to cover all losses that may be sustained in connection with all oil and natural gas activities.

We maintain general and excess liability policies, which we consider to be reasonable and consistent with industry standards. These policies generally cover:

•	personal injury;

•	bodily injury;

•	third party property damage;

•	medical expenses;

•	legal defense costs;

•	pollution in some cases;

•	well blowouts in some cases; and

•	workers compensation.

As is common in the oil and natural gas industry, we will not insure fully against all risks associated with our business either because such insurance is not available or because we believe the premium costs are prohibitive. A loss not fully covered by insurance could have a materially adverse effect on our financial position, results of operations and cash flows. There can be no assurance that the insurance coverage that we maintain will be sufficient to cover every claim made against us in the future.

Title to the properties in which we have an interest may be impaired by title defects.

We generally obtain title opinions on significant properties that we drill or acquire. However, there is no assurance that we will not suffer a monetary loss from title defects or title failure. Additionally, undeveloped acreage has greater risk of title defects than developed acreage. Generally, under the terms of the operating agreements affecting our properties, any monetary loss is to be borne by all parties to any such agreement in proportion to their interests in such property. If there are any title defects or defects in assignment of leasehold rights in properties in which we hold an interest, we will suffer a financial loss.

The unavailability or high cost of drilling rigs, pressure pumping equipment and crews, other equipment, supplies, water, personnel and oil field services could adversely affect our ability to execute our exploration and development plans on a timely basis and within our budget.

Our industry is cyclical and, from time to time, there is a shortage of drilling rigs, equipment, supplies, water or qualified personnel. During these periods, the costs and delivery times of rigs, equipment and supplies are substantially greater. In addition, the demand for, and wage rates of, qualified drilling rig crews rise as the number of active rigs in service increases. Increasing levels of exploration and production may increase the demand for oilfield services and equipment, and the costs of these services and equipment may increase, while the quality of these services and equipment may suffer. The unavailability or high cost of drilling rigs, pressure pumping equipment, supplies or qualified personnel can materially and adversely affect our operations and profitability. In order to secure drilling rigs and pressure pumping equipment, we have entered into certain contracts that extend over several months and or years. If demand for drilling rigs and pressure pumping equipment subside during the period covered by these contracts, the price we are required to pay may be significantly more than the market rate for similar services.

We depend on the skill, ability and decisions of third party operators of the oil and natural gas properties in which we have a non-operated working interest.

The success of the drilling, development and production of the oil and natural gas properties in which we have or expect to have a non-operating working interest is substantially dependent upon the decisions of such third-party operators and their diligence to comply with various laws, rules and regulations affecting such properties. The failure of any third-party operator to make decisions, perform their services, discharge their obligations, deal with regulatory agencies, and comply with laws, rules and regulations, including environmental laws and regulations in a proper manner with respect to properties in which we have an interest could result in material adverse consequences to our interest in such properties, including substantial penalties and compliance costs. Such adverse consequences could result in substantial liabilities to us or reduce the value of our properties, which could negatively affect our results of operations.

Hedging transactions may limit our potential gains and increase our potential losses.

In order to manage our exposure to price risks in the marketing of our oil, natural gas, and natural gas liquids production, we have entered into oil, natural gas, and natural gas liquids price hedging arrangements with respect to a portion of our anticipated production and we may enter into additional hedging transactions in the future. While intended to reduce the effects of volatile oil, natural gas and natural gas liquids prices, such transactions may limit our potential gains and increase our potential losses if oil, natural gas and natural gas liquids prices were to rise substantially over the price established by the hedge. In addition, such transactions may expose us to the risk of loss in certain circumstances, including instances in which:

•	our production is less than expected;

•	there is a widening of price differentials between delivery points for our production; or

•	the counterparties to our hedging agreements fail to perform under the contracts.

We may be required to take non-cash asset write downs if oil and natural gas prices decline.

We may be required under full cost accounting rules to write down the carrying value of oil and natural gas properties if oil and natural gas prices decline or if there are substantial downward adjustments to our estimated proved reserves, increases in our estimates of development costs or deterioration in our exploration results. We utilize the full cost method of accounting for oil and natural gas exploration and development activities. Under full cost accounting, we are required by SEC regulations to perform a ceiling test each quarter. The ceiling test is an impairment test and generally establishes a maximum, or “ceiling,” of the book value of oil and natural gas properties that is equal to the expected after tax present value (discounted at 10%) of the future net cash flows from proved reserves, including the effect of cash flow hedges when hedge accounting is applied, calculated using the unweighted arithmetic average of the first day of each month for the 12-month period ending at the balance sheet date. If the net book value of oil and natural gas properties (reduced by any related net deferred income tax liability and asset retirement obligation) exceeds the ceiling limitation, SEC regulations require us to impair or “write down” the book value of our oil and natural gas properties.

As of March 31, 2013, our net book value of oil and natural gas properties did not exceed our ceiling amount using the WTI unweighted 12-month average price $92.63 per Bbl for oil and natural gas liquids and the Henry Hub unweighted 12-month average of $2.95 per Mmbtu for natural gas. As ceiling test computations depend upon the calculated unweighted arithmetic average prices, it is impossible to predict the likelihood, timing and magnitude of any future impairments. Depending on the magnitude, a ceiling test write down could negatively affect our results of operations.

Costs associated with unevaluated properties, which were approximately $2.5 billion at March 31, 2013, are not initially subject to the ceiling test limitation. Rather, we assess all items classified as unevaluated property on a quarterly basis for possible impairment or reduction in value based upon our intentions with respect to drilling on such properties, the remaining lease term, geological and geophysical evaluations, drilling results, the assignment of proved reserves, and the economic viability of development if proved reserves are assigned. These factors are significantly influenced by our expectations regarding future commodity prices, development costs, and access to capital at acceptable cost. During any period in which these factors indicate impairment, the cumulative drilling costs incurred to date for such property and all or a portion of the associated leasehold costs are transferred to the full cost pool and are then subject to amortization and the ceiling test limitation. Accordingly, a significant change in these factors, many of which are beyond our control, may shift a significant amount of cost from unevaluated properties into the full cost pool that is subject to amortization and the ceiling test limitation.

Our results of operations could be adversely affected as a result of non-cash goodwill impairments.

In conjunction with the recording of the purchase price allocation for the GeoResources Merger, we recorded goodwill which represents the excess of the purchase price paid by us plus liabilities assumed, including deferred taxes recorded in connection with the acquisition, over the estimated fair market value of the tangible net assets acquired. The Financial Accounting Standard Board’s (FASB) Accounting Standards Codification (ASC) 350, Intangibles—Goodwill and Other (ASC 350) requires that intangible assets with indefinite lives, including goodwill, be evaluated on an annual basis for impairment or more frequently if an event occurs or circumstances change that could potentially result in impairment. The goodwill impairment test requires the allocation of goodwill and all other assets and liabilities to reporting units. If the fair value of the reporting unit is less than the book value (including goodwill), then goodwill is reduced to its implied fair value and the amount of the write down is charged against earnings. The assumptions we used in calculating our reporting unit fair value at the time of the test include our market capitalization and discounted future cash flows based on estimated reserves and production, future costs and future oil and natural gas prices. Adverse changes to any of these factors could lead to an impairment of all or a portion of our goodwill in future periods.

Use of proceeds

We estimate the net proceeds of this offering will be approximately $         million (or $         million if the underwriters exercise their option to purchase additional convertible preferred stock in full) after deducting the underwriters’ discounts and estimated offering expenses. We intend to use the net proceeds from this offering to repay a portion of the outstanding borrowings under our revolving credit facility, which totaled approximately $591.0 million as of June 7, 2013. Borrowings under our revolving credit facility bear interest at LIBOR plus a margin ranging from 1.5% to 2.5% based on a percentage of usage or at ABR plus 0.5% to 1.5%. Amounts repaid under our revolving credit facility may be reborrowed, subject to the terms of the facility. Our revolving credit facility matures on February 8, 2017. Affiliates of each of the underwriters are lenders under our revolving credit facility, and, accordingly, will receive a portion of the proceeds from this offering pursuant to the repayment of borrowings under such facility. See “Conflicts of interest.”

Capitalization

The following table sets forth our capitalization as of March 31, 2013 on an actual basis and as adjusted to reflect this offering and the application of the proceeds thereof. This table should be read in conjunction with “Use of proceeds,” “Summary historical and pro forma financial data” and the other financial information incorporated by reference in this prospectus supplement.

	As of March 31, 2013
(in millions)	Actual	As adjusted

Cash and cash equivalents	$0.8	$

Long-term debt
Revolving credit facility(1)	133.0		—
8% senior unsecured convertible note due 2017(2)	253.6		253.6
9.75% senior notes due 2020(3)	740.4		740.4
8.875% senior notes due 2021(4)	1,374.0		1,374.0

Total long-term debt	$2,501.0	$

Stockholders’ equity
% convertible preferred stock, $0.0001 par value, shares outstanding (as adjusted); aggregate liquidation preference of $ .
Common stock, $0.0001 par value, 670.0 million shares authorized and 369.8 million shares outstanding	—		—
Additional paid-in capital	2,371.0		2,371.0
Treasury stock	—		—
Accumulated deficit	(269.0)		(269.0)

Total stockholders’ equity	$2,102.0		$2,102.0

Total capitalization	$4,603.0	$

(1)	As of June 7, 2013, Halcón had approximately $591.0 million in borrowings outstanding under the revolving credit facility. As of the date of this prospectus supplement, the financial covenants under our indentures limit our incurrence of additional indebtedness, including any amounts outstanding under our revolving credit facility, to approximately $801.0 million. We currently expect that this limitation will be substantially alleviated when our financial results for the second quarter of 2013 become available but there is no assurance that will be the case.

(2)	The 8% senior unsecured convertible note due 2017 is reflected net of an unamortized discount from the initial principal amount of approximately $36.1 million as of March 31, 2013.

(3)	$750.0 million principal amount, net of a $9.6 million unamortized discount at March 31, 2013.

(4)	Includes $1.35 billion principal amount, including the net $23.9 million issue premium on such notes.

Price range of common stock and dividend policy

Dividend policy

The holders of our common stock are entitled to receive dividends if and when declared by our board of directors out of legally available funds. We have never paid any cash dividends on our common stock. We do not expect to declare or pay any cash or other dividends in the foreseeable future on our common stock. The agreements governing our revolving credit facility and our senior unsecured debt restrict our ability to pay cash dividends on our common stock, and we may also enter into credit agreements or other borrowing arrangements in the future that restrict our ability to declare cash dividends on our common stock.

Price range of our common stock

Our common stock trades on the New York Stock Exchange under the symbol “HK.” The following table sets forth the high and low sales prices per share of our common stock on the New York Stock Exchange for the periods indicated. The high and low sale prices for periods prior to February 10, 2012 have been adjusted to reflect the one-for-three reverse split of our outstanding common stock that occurred on such date.

	High	Low

2011:
First Quarter	$7.74	$4.59
Second Quarter	6.66	3.48
Third Quarter	3.90	1.80
Fourth Quarter	9.72	1.95

2012:
First Quarter	$13.35	$8.19
Second Quarter	11.24	8.21
Third Quarter	9.70	6.26
Fourth Quarter	7.50	5.26

2013:
First Quarter	$8.28	$6.22
Second Quarter (through June 7, 2013)	8.12	5.05

On June 7, 2013, the closing sale price of our common stock as quoted on the New York Stock Exchange was $5.33 per share.

Management

Our executive officers and directors are as follows:

Name	Age	Position(s) Held

Floyd C. Wilson	66	Chairman of the Board and Chief Executive Officer

Stephen W. Herod	54	President

Mark J. Mize	41	Executive Vice President, Chief Financial Officer and Treasurer

David S. Elkouri	59	Executive Vice President and General Counsel

Charles E. Cusack, III	54	Executive Vice President, Chief Operating Officer

Larry L. Helm	65	Executive Vice President, Corporate Affairs

Joseph S. Rinando, III	41	Vice President and Chief Accounting Officer

Tucker S. Bridwell(1)(4)	61	Director

James W. Christmas(2)(3)	65	Director

Thomas R. Fuller(2)(4)	65	Director

Kevin E. Godwin(3)	46	Director

David S. Hunt(4)	50	Director

James L. Irish III*(3)	68	Director

David B. Miller	63	Director

Daniel A. Rioux(1)(2)	45	Director

Stephen P. Smiley(1)(3)	64	Director

Michael A. Vlasic(1)	52	Director

Mark A. Welsh IV(2)(4)	33	Director

(1)	Member of the compensation committee.

(2)	Member of the nominating and corporate governance committee.

(3)	Member of the audit committee.

(4)	Member of the reserves committee.

*	Lead Independent Director

Floyd C. Wilson became our Chairman and Chief Executive Officer in February 2012 as a result of the HALRES Transaction. Prior to February 2012, Mr. Wilson was President of HALRES LLC, an oil and natural gas company that he founded in October 2011. Mr. Wilson served as Chairman of the Board and Chief Executive Officer of Petrohawk Energy Corporation from May 25, 2004 until BHP Billiton acquired Petrohawk for $15.1 billion, including assumed debt, in August 2011. Mr. Wilson also served as President of Petrohawk from May 25, 2004 until September 8, 2009. Prior to May 25, 2004, he was President and Chief Executive Officer of PHAWK, LLC which he founded in June 2003. Mr. Wilson was the Chairman and Chief Executive Officer of 3TEC Energy Corporation from August 1999 until its merger with Plains Exploration & Production Company in June 2003. Mr. Wilson founded W/E Energy Company L.L.C., formerly known as 3TEC Energy Company L.L.C. in 1998 and served as its President until August 1999. Mr. Wilson began his career in the energy business in Houston, Texas in 1970 as a completion engineer. He moved to Wichita, Kansas in 1976 to start an oil and gas operating company, one of several private energy ventures which preceded the formation of Hugoton Energy Corporation in 1987, where he served as Chairman, President and Chief Executive Officer. In 1994, Hugoton completed an initial public offering and was merged into Chesapeake Energy Corporation in 1998.

Stephen W. Herod has served as President since May 2012. Mr. Herod served as Executive Vice President—Corporate Development and Assistant Secretary of Petrohawk Energy Corporation from August 2005 until BHP Billiton acquired Petrohawk in August 2011. Mr. Herod served as Vice President—Corporate Development of Petrohawk from May 2004 until August 2005. Prior to joining Petrohawk, Mr. Herod was employed by PHAWK, LLC from its formation in June 2003 until May 2004. He served as Executive Vice President—Corporate Development for 3TEC Energy Corporation from December 1999 until its merger with Plains Exploration & Production Company in June 2003 and as Assistant Secretary from May 2001 until June 2003. Mr. Herod also served as a director of 3TEC from July 1997 until January 2002 and as the Treasurer of 3TEC from 1999 until 2001. From July 1997 to December 1999, Mr. Herod was Vice President—Corporate Development of 3TEC. Mr. Herod served as President and a director of Shore Oil Company from April 1992 until the merger of Shore with 3TEC’s predecessor in June 1997. He joined Shore’s predecessor as Controller in February 1991. Mr. Herod was employed by Conquest Exploration Company from 1984 until 1991 in various financial management positions, including Operations Accounting Manager. From 1981 to 1984, Superior Oil Company employed Mr. Herod as a financial analyst.

Mark J. Mize has served as Executive Vice President, Chief Financial Officer and Treasurer since February 2012. Mr. Mize served as Executive Vice President—Chief Financial Officer and Treasurer of Petrohawk Energy Corporation from August 2007 until BHP Billiton acquired Petrohawk in August 2011. Mr. Mize served as the Chief Ethics Officer and Insider Trading Compliance Officer for Petrohawk until June 2009. Additionally, he served as Vice President, Chief Accounting Officer and Controller at Petrohawk from July 2005 until August 2007. Mr. Mize first joined Petrohawk on November 29, 2004 as Controller. Prior to working at Petrohawk, Mr. Mize was the Manager of Financial Reporting of Cabot Oil & Gas Corporation, a public oil and gas exploration company, from January 2003 to November 2004. Prior to his employment at Cabot Oil & Gas Corporation, he was an Audit Manager with PricewaterhouseCoopers LLP from 1996 to 2002. Mr. Mize is a Certified Public Accountant.

David S. Elkouri has served as Executive Vice President and General Counsel since May 2012. Mr. Elkouri served as EVP—General Counsel and Secretary of Petrohawk Energy Corporation from 2007 until BHP Billiton acquired Petrohawk in August 2011. He also served as Chief Ethics Officer and Insider Trading Compliance Officer of Petrohawk. From 2004 to 2007, he served as lead outside counsel for Petrohawk. Prior to that, Mr. Elkouri served as lead outside counsel for 3TEC Energy Corporation from 1999 to 2003. He also served as lead outside counsel for Hugoton Energy Corporation from 1994 to 1998. Mr. Elkouri is a co-founder of Hinkle Law Firm LLC where he practiced for 20 years prior to joining Petrohawk. Mr. Elkouri is a graduate of the University of Kansas School of Law where he served as a Research Editor of the Kansas Law Review.

Charles E. Cusack III has served as Executive Vice President, Chief Operating Officer since May 2013. Mr. Cusack served as Executive Vice President, Exploration from October 2012 to May 2013. His responsibilities include overseeing all of the geological efforts for all of the areas where we are active, as well as bringing in new opportunities. Mr. Cusack served as Vice President—Exploration at Petrohawk Energy Corporation from 2005 until its sale to BHP Billiton in 2011, where he continued his role until joining us in 2012. Prior to joining Petrohawk, he was employed by PHAWK, LLC from its formation in 2003 until 2004. Mr. Cusack held various technical and management positions at 3TEC Energy Corporation, Cockrell Oil, Amerada Hess, Chevron and Tenneco Oil. Mr. Cusack began his career as a geologist with Gulf Oil in 1983 and holds a Bachelor of Science degree in engineering geology from Texas A&M University.

Larry L. Helm has served as Executive Vice President, Corporate Affairs since February 2013. Mr. Helm served as Executive Vice President—Finance and Administration of Petrohawk Energy Corporation from August 2007 until its sale to BHP Billiton in August 2011, where he served as Vice President—Transition until joining us in 2013. Mr. Helm served as Vice President—Chief Administrative Officer of Petrohawk from July 2004 until August 2005, and as Executive Vice President—Chief Administrative Officer of Petrohawk from August 2005 until August 2007. Prior to serving as an executive officer, Mr. Helm served on Petrohawk’s board of directors for approximately two months. Mr. Helm was employed with Bank One Corporation from December 1989 through December 2003. Mr. Helm served as Executive Vice President of Middle Market Banking from October 2001 to December 2003. From April 1998 to August 1999, he served as Executive Vice President of the Energy and Utilities Banking Group. Prior to joining Bank One, he worked for 16 years in the banking industry primarily serving the oil and gas sector. He served as director of 3TEC Energy Corporation from 2000 to June 2003.

Joseph S. Rinando, III has served as Vice President and Chief Accounting Officer since May 2012. Mr. Rinando initially joined Halcón as Director, Finance in February 2012. Mr. Rinando served as Vice President and Chief Financial Officer of Wilson Industries, a Schlumberger company, since March 2010. Prior to joining Wilson, he served as Executive Vice President and Chief Financial Officer for Foxxe Energy Services, LLC, a private-equity owned international drilling rig contractor, from January 2009 to March 2010. Prior to Foxxe, Mr. Rinando served as Vice President and Corporate Controller of Smith International, Inc. from 2006 through 2009 and as Director of Financial Reporting from 2003 through 2006. From 1995 to 2003, he was in the Energy Practice of PricewaterhouseCoopers, LLP, most recently as an Audit Senior Manager, serving clients focused on exploration and production, natural gas transmission, power and utilities, petrochemicals and refining, and drilling. Mr. Rinando has a BBA in Accounting from Lamar University and is a Certified Public Accountant in the State of Texas.

Tucker S. Bridwell became a director in February 2012 as a result of the HALRES Transaction. Mr. Bridwell served as a director of Petrohawk Energy Corporation from May 2004 until December 2010. Mr. Bridwell has been the President of Mansefeldt Investment Corporation and the Dian Graves Owen Foundation since September 1997 and manages investments in both entities. He has been in the energy business in various capacities for over 27 years, focusing on oil and gas private equity and public oil and gas investments with extensive experience in managing both public and private energy companies. Mr. Bridwell is a Certified Public Accountant and has practiced public accountancy, specializing in oil and gas. He earned a Bachelor of Business Administration degree and a Master of Business Administration degree from Southern Methodist University. He has also served on the audit committees of numerous businesses, including Petrohawk and non-profit organizations. Currently, he serves on the board of directors of Concho Resources, Inc. and First Financial Bankshares, Inc. He is also Lead Director and Chairman of the Nominating and Corporate Governance Committee of First Financial Bankshares, Inc. Mr. Bridwell previously served as chairman of First Permian, LLC from 2000 until its sale to Energen Corporation in April 2002.

James W. Christmas became a director in February 2012 as a result of the HALRES Transaction. Mr. Christmas began serving as a director of Petrohawk Energy Corporation on July 12, 2006,

effective upon the merger of KCS Energy, Inc. (“KCS”) into Petrohawk. He continued to serve as a director, and as Vice Chairman of the Board of Directors, for Petrohawk until BHP Billiton acquired all of Petrohawk in August 2011. He also served on the Audit Committee and the Nominating and Corporate Governance Committee. Currently, Mr. Christmas serves as a member of the Board of Directors of Petrohawk, a wholly-owned subsidiary of BHP Billiton, and as chair of the Financial Reporting Committee of such board. He also serves on the Advisory Board of the Tobin School of Business of St. John’s University and as a Senior Financial Advisor to a private oil and gas company. He served as President and Chief Executive Officer of KCS from 1988 until April 2003 and Chairman of the Board and Chief Executive Officer of KCS until its merger into Petrohawk. Mr. Christmas was a Certified Public Accountant in New York and was with Arthur Andersen & Co. from 1970 until 1978 before leaving to join National Utilities & Industries (“NUI”), a diversified energy company, as Vice President and Controller. He remained with NUI until 1988, when NUI spun out its unregulated activities that ultimately became part of KCS. As an auditor and audit manager, controller and in his role as CEO of KCS, Mr. Christmas was directly or indirectly responsible for financial reporting and compliance with SEC regulations, and as such has extensive experience in reviewing and evaluating financial reports, as well as in evaluating executive and board performance and in recruiting directors.

Thomas R. Fuller became a director in February 2012 as a result of the HALRES Transaction. Mr. Fuller served as a director at Petrohawk Energy Corporation from March 6, 2006 until BHP Billiton acquired Petrohawk in August 2011. Mr. Fuller served on Petrohawk’s Reserves Committee and was the Chairman of the Nominating and Corporate Governance Committee. Since December 1988, Mr. Fuller has been a principal of Diverse Energy Management Co. (or related “Diverse” companies), a private upstream acquisition, drilling and production company which also invests in other energy-related companies. Mr. Fuller has earned degrees from the University of Wyoming and the Louisiana State University School of Banking of the South and is a Registered Professional Engineer in Texas. He has 43 years of experience as a petroleum engineer, specializing in economic and reserves evaluation. He has served as an employee, officer, partner or director of various companies, including ExxonMobil, First City National Bank, Hillin Oil Co., Diverse Energy Management Co. and Rimco Royalty Partners. Mr. Fuller also has extensive experience in energy-related merger and acquisition transactions, having generated and closed over 90 producing property acquisitions during his career. As a primary lending officer to many independent energy companies, Mr. Fuller has extensive experience in analyzing and evaluating financial, business and operational strategies for energy companies.

Kevin E. Godwin became a director in December 2012 in connection with the closing of the private placement of common stock to CPPIB. Mr. Godwin currently serves as a Senior Portfolio Manager of Canada Pension Plan Investment Board in its Relationship Investments group, a position he has held since 2008. From 2005 to 2008, Mr. Godwin served as a Principal of Birch Hill Equity Partners L.P. From 1995 to 2005, he worked at TD Securities then TD Capital Group Limited, ultimately serving as Vice President and Director. Mr. Godwin began his professional career in 1989 with ICI Explosives then Stuart Energy serving as a Project Engineer. Mr. Godwin is a graduate of Queen’s University (Kingston, Ontario), having received a Bachelor’s Degree in Applied Science (Mechanical Engineering) in 1989. He also received a Masters Degree in Business Administration in 1995 from the Richard Ivey School of Business, University of Western Ontario. In 2012, Mr. Godwin received the ICD.D designation from the Institute of Corporate Directors. Mr. Godwin has served on the board of directors of several private companies.

David S. Hunt became a director in December 2012 in connection with the closing of the acquisition of the Williston Basin Assets. Mr. Hunt is the founder and Managing Partner of

Genesis Acquisition Partners, L.P., an independent oil and gas acquisition, development and production company headquartered in Dallas, Texas, since 1995. He has been an active investor in the oil and gas exploration, oil service and midstream sectors for more than 25 years. Mr. Hunt has made numerous equity and debt investments in companies ranging from private start-ups to later stage public companies across a number of different industries. Mr. Hunt was a director of Cornerstone Natural Gas, Inc. (AMEX: CGA) from November 1993, when the company emerged from bankruptcy reorganization, until June 1996 when Cornerstone was sold to El Paso Natural Gas Company. Mr. Hunt graduated from the University of Texas with a BA in Business in 1985.

James L. Irish III became a director in February 2012 as a result of the HALRES Transaction. Mr. Irish served as a director of Petrohawk Energy Corporation from May 25, 2004 until BHP Billiton acquired Petrohawk in August 2011. Mr. Irish served as Petrohawk’s Chairman of the Audit Committee and as its Lead Director (Petrohawk’s lead independent director). Mr. Irish served as a director of 3TEC Energy Corporation from 2002 until June 2003, and has served as an advisory director of EnCap Investments L.P. since October 2007. For over 30 years, until his retirement in December 2001, Mr. Irish practiced law with Thompson & Knight LLP, a Texas-based law firm that represents multinational and independent oil and gas companies, host government oil and gas companies, large utilities, private power plants, energy industry service companies, refineries, petrochemical companies, financial institutions, and multinational drilling contractors and construction companies. Mr. Irish’s practice specialized in the area of energy finance and focused on the representation of insurance companies, pension plan managers, foundations and other financial institutions with respect to their equity and debt oil and gas investments and their related legal, regulatory and structural issues. Mr. Irish has also represented energy companies in connection with project financings, joint ventures, master limited partnerships and similar matters and has represented banks and other financial institutions with issues of revolving credit, project, term and other oil and gas loans. Mr. Irish served as chair of the energy group of Thompson & Knight LLP and was its sole Vice President or Managing Partner for over ten years prior to his retirement. Mr. Irish has been named since 1987 in Corporate Law by The Best Lawyers in America and has been included as a Texas Super Lawyer by Texas Monthly in Energy & Natural Resources and Securities & Corporate Finance.

David B. Miller became a director in February 2012 as a result of the HALRES Transaction. Mr. Miller currently serves as a Managing Partner of EnCap Investments L.P. From 1988 to 1996, Mr. Miller served as President of PMC Reserve Acquisition Company, a partnership jointly-owned by EnCap and Pitts Energy Group. Prior to the establishment of EnCap, he served as Co-Chief Executive Officer of MAZE Exploration Inc., a Denver-based oil and gas company he co-founded in 1981. Mr. Miller began his professional career with Republic National Bank of Dallas, ultimately serving as Vice President and Manager of the bank’s wholly-owned subsidiary, Republic Energy Finance Corporation. Mr. Miller is a graduate of Southern Methodist University, having received Bachelors and Masters Degrees in Business Administration in 1972 and 1973, respectively. In 2004, Mr. Miller was appointed to the National Petroleum Council, an advisory body to the Secretary of Energy, and he is a member of the Board of Advisors of the Maguire Energy Institute. Additionally, he is a member of the Independent Petroleum Association of America, the Texas Independent Producers and Royalty Owners Association and the Western Energy Alliance. Mr. Miller currently serves on the board of trustees for Southern Methodist University and of the board of directors of several EnCap portfolio companies.

Daniel A. Rioux became a director in February 2012 as a result of the HALRES Transaction. Mr. Rioux is the current Co-President and Chief Executive Officer of Liberty Energy Holdings, LLC. From 2001 to 2008, Mr. Rioux served as Vice President of Liberty Energy Holdings, LLC, where he managed the company’s private equity and direct oil and gas working interest portfolios. From 1993 until 2000, Mr. Rioux was employed by Liberty Energy Corporation, a subsidiary of Liberty Energy Holdings, LLC and currently serves as a director of Axia Energy, LLC, a Denver-based exploration and production company, as well as a manager of Wildcat Midstream Holdings LLC, a company focused on the development, acquisition and operation of gas gathering and midstream oil and gas assets. Mr. Rioux previously served as a Director of Petrohawk Energy Corporation from 2004 to 2006 and as a director of Energy Transfer Equity from 2002 to 2006. He also served as a director of the Independent Petroleum Association of America from 2003 to 2011. Mr. Rioux holds a B.S. in Finance from Bryant College and an M.B.A from Babson College.

Stephen P. Smiley became a director in February 2012 as a result of the HALRES Transaction. Mr. Smiley served as a director of Petrohawk Energy Corporation from April 5, 2010 until BHP Billiton acquired Petrohawk in August 2011. Mr. Smiley served on Petrohawk’s Audit Committee and the Nominating and Corporate Governance Committee. Upon his retirement from Hunt Private Equity Group in September 2010, Mr. Smiley founded and is the sole partner of Madison Lane Partners, LLC, an advisory and investment company. Mr. Smiley was the Co-founder and had been President of Hunt Private Equity Group, Inc. since 1996. During his time at Hunt Private Equity Group, he raised and managed a private equity fund to invest in leveraged buyouts and growth financings for various middle market companies. At Hunt Private Equity Group he was also responsible for managing relationships with institutional, family and individual investors, and for sourcing, evaluating, financing and managing the portfolio. Mr. Smiley also serves on the boards of Signature Financial Management, a registered investment adviser where he serves on the Compensation Committee. Before he joined Hunt Private Equity Group, from 1991 to 1995 he co-founded and served as the chief executive officer of Cypress Capital Corporation where he raised and managed a multi-million dollar fund to invest in leveraged buyouts, industry consolidations and growth financings in the middle market. From 1989 to 1991 Mr. Smiley worked in the venture capital group at Citicorp/Citibank, N.A. Mr. Smiley holds a Bachelor of Arts from the University of Virginia and a Master of Business Administration from the College of William and Mary and has 30 years of corporate finance and investing experience and over 20 years of corporate governance experience.

Michael A. Vlasic became a director in August 2012 as a result of the GeoResources Merger. Immediately prior to his election to the Company’s board of directors, Mr. Vlasic had served on the board of directors of GeoResources, Inc. since April 2007. He also served on the board of managers of Southern Bay Energy, LLC from its inception in 2004 until it was acquired by GeoResources in April 2007. He previously was a Director of Texoil, Inc., a company with a class of equity securities registered under the Exchange Act, where he served on its executive committee from 1997 until its sale to Ocean Energy Inc. in 2001. For more than the past nine years he has been Chief Executive Manager of Vlasic Investments L.L.C. He is founder and Chairman of the Board of MAV Development Company. Mr. Vlasic serves on the board of Bessemer Trust Company and some of its affiliates. He is a 1982 graduate of Brown University and holds an MBA from the University of Michigan.

Mark A. Welsh IV became a director in February 2012 as a result of the HALRES Transaction. Mr. Welsh currently serves as a Director of EnCap Investments L.P. Mr. Welsh has 12 years of experience in private equity, including seven years with EnCap. Prior to joining EnCap, Mr. Welsh served as a financial analyst with The Blackstone Group L.P. and as a Vice President with Adam Corporation. Mr. Welsh received a Bachelor of Business Administration degree in Finance from Texas A&M University, where he was recognized with the Brown-Rudder Award as the outstanding graduate in his class. Mr. Welsh serves on the board of directors of several EnCap portfolio companies.

Description of convertible preferred stock

The following is a summary of certain provisions of the certificate of designations for our         % Series A Cumulative Perpetual Convertible Preferred Stock (which we refer to as the “convertible preferred stock”). A copy of the certificate of designations and the form of the convertible preferred stock share certificate are available upon request from us at the address set forth under “Where you can find more information.” The following summary of the terms of convertible preferred stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the certificate of designations. As used in this section, the terms “us,” “we” and “our” refer to Halcón Resources Corporation and not to any of its subsidiaries.

General

Under our amended and restated certificate of incorporation, as amended, our board of directors is authorized, without further stockholder action, to issue up to 1,000,000 shares of preferred stock, par value $0.0001 per share, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be set forth in the resolutions providing therefor and as may be permitted by the DGCL. We currently have no preferred stock outstanding and no capital stock that is senior to or on parity with the convertible preferred stock. At the consummation of this offering, we will designate and issue 300,000 shares of convertible preferred stock. In addition, we have granted the underwriters an option to purchase up to 45,000 additional shares of convertible preferred stock, solely to cover over-allotments. The series of convertible preferred stock is initially limited to 300,000 shares (or 345,000 shares if the underwriters exercise their over-allotment option in full), subject to our right to designate additional preferred stock as convertible preferred stock. See “Description of capital stock.”

When issued, the convertible preferred stock and any common stock issued upon the conversion of the convertible preferred stock will be fully paid and non-assessable. The holders of the convertible preferred stock will have no preemptive or preferential right to purchase or subscribe to stock, obligations, warrants or other securities of us of any class. The transfer agent, registrar, redemption, conversion and dividend disbursing agent for shares of both the convertible preferred stock and common stock is Broadridge Corporate Issuer Solutions, Inc.

The convertible preferred stock is subject to mandatory conversion, as described below in “—Mandatory conversion,” but is not redeemable by us and does not otherwise have the benefit of any “sinking fund” (which means that we are not required to redeem or retire the convertible preferred stock periodically).

Ranking

The convertible preferred stock, with respect to dividend rights or rights upon our liquidation, winding-up or dissolution, ranks:

•

senior to all classes of our common stock and each other class of capital stock or series of preferred stock established after the date of original issuance of the convertible preferred stock, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the convertible preferred stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “junior stock”);

•

on parity, in all respects, with any class of capital stock or series of preferred stock established after the date of original issuance of the convertible preferred stock, the terms of which expressly provide that such class or series will rank on parity with the convertible preferred stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “parity stock”);

•

junior to each class of capital stock or series of preferred stock established after the date of original issuance of the convertible preferred stock, the terms of which expressly provide that such class or series will rank senior to the convertible preferred stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “senior stock”);

•	junior to all of our existing and future indebtedness; and

•	structurally junior to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries and any capital stock of our subsidiaries not held by us.

The term “capital stock” does not include convertible or exchangeable debt securities, which, prior to conversion or exchange, rank senior in right of payment to the convertible preferred stock. As of the date hereof we had no capital stock that ranked senior to or on parity with the convertible preferred stock.

While any shares of convertible preferred stock are outstanding, we may not authorize or issue any class or series of senior stock (or any security convertible into senior stock) without the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of convertible preferred stock. Without the consent of any holder of convertible preferred stock, however, we may authorize, increase the authorized amount of, or issue any class or series of, parity stock (including additional convertible preferred stock) or junior stock. See “—Limited voting rights” below.

Dividends

Holders of shares of convertible preferred stock will be entitled to receive, when, as and if declared by our board of directors out of funds legally available for payment, cumulative cash dividends at the rate per annum of     % per share on the liquidation preference of $1,000 per share of convertible preferred stock. Dividends on the convertible preferred stock will be payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, beginning on September 1, 2013 (each, a “dividend payment date”) at such annual rate, and shall accumulate from the most recent date to which dividends have been paid, or if no dividends have been paid, the date of original issuance of the convertible preferred stock even if any of our agreements prohibits the current payment of dividends, we do not have earnings or funds legally available to pay such dividends or we do not declare the payment of dividends. Dividends may be paid in cash or, where freely transferable by any non-affiliate recipient thereof, in common stock as provided below under “—Method of payment of dividends.” Dividends will be payable to holders of record as they appear on our stock register at the close of business on the February 15, May 15, August 15 or November 15, as the case may be, immediately preceding the relevant dividend payment date (each, a “regular record date”).

Accumulated and unpaid dividends for any past dividend periods may be declared and paid at any time to holders of record not more than 30 nor less than 10 calendar days immediately preceding any dividend payment date and will not bear interest. We will provide not less than 20 scheduled trading days’ notice prior to such dividend payment date. Dividends payable on the convertible preferred stock for any period less than a full quarterly dividend period (based upon the number of days elapsed during the period) will be computed on the basis of a 360-day year consisting of twelve 30-day months.

No dividend will be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the convertible preferred stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid, or declared and a sufficient sum has been set apart for the payment of such dividend, upon all outstanding shares of convertible preferred stock.

No dividends or other distributions (other than a dividend or distribution payable solely in shares of parity stock or junior stock (in the case of parity stock) or junior stock (in the case of junior stock) and cash in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any parity stock or junior stock, nor may any parity stock or junior stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any parity stock or junior stock) by us or on our behalf (except by (i) conversion into or exchange for shares of parity stock or junior stock (in the case of parity stock) or junior stock (in the case of junior stock) and cash solely in lieu of fractional shares of parity stock or junior stock (in the case of parity stock) or junior stock (in the case of junior stock) and (ii) payments in connection with the satisfaction of employees’ tax withholding obligations pursuant to employee benefit plans or outstanding awards (and payment of any corresponding requisite amounts to the appropriate governmental authority)), unless all accumulated and unpaid dividends have been or contemporaneously are declared and paid, or are declared and a sum sufficient for the payment thereof is set apart for such payment, on the convertible preferred stock and any parity stock for all dividend payment periods ending on or prior to the date of such declaration, payment, redemption, purchase or acquisition. Notwithstanding the foregoing, if full dividends have not been paid on the convertible preferred stock and any parity stock, dividends may be declared and paid on the convertible preferred stock and such parity stock so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the convertible preferred stock and such parity stock will in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of the convertible preferred stock and such parity stock bear to each other. Holders of shares of the convertible preferred stock will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends.

If any dividend payment date falls on a day that is not a business day, the required payment will be on the next succeeding business day and no interest or dividends on such payment will accrue or accumulate, as the case may be, in respect of the delay. The term “business day” means any day other than Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Our ability to declare and pay dividends and make other distributions with respect to our capital stock, including the convertible preferred stock, may be limited by the terms of our existing and future indebtedness and may be limited by applicable Delaware law. For example, our current revolving credit facility and the indentures governing our currently outstanding senior notes contain, and any credit facilities we enter into in the future may contain, restrictions on our ability to make cash dividend payments if we fail to maintain customary financial ratios or if we are otherwise in default under the credit facilities. In addition, our ability to declare and pay dividends on the convertible preferred stock in shares of our common stock may be limited by applicable Delaware law. See “Risk factors—Risks related to the convertible preferred stock—We are not obligated to pay dividends on the convertible preferred stock and no payment or adjustment will be made upon conversion for accumulated dividends.”

Method of payment of dividends

Subject to certain restrictions, we may elect to pay any dividend on the convertible preferred stock:

•	in cash;

•	by delivery of shares of our common stock; or

•	through any combination of cash and our common stock.

If we elect to make a dividend payment, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose, in the case of any dividend payment, or portion thereof, at 95% of the “market value” (as defined below under “—Conversion rate adjustments”) as determined on the second trading day immediately prior to the applicable payment date for such dividend.

We will make each dividend payment on the convertible preferred stock in cash, except to the extent we elect to make all or any portion of such payment in shares of our common stock. We will give the holders of the convertible preferred stock notice of any such election and the portion of such payment that will be made in cash and the portion that will be made in common stock 20 scheduled trading days prior to the applicable payment date for such dividend.

Notwithstanding the above, we may not pay any portion of a dividend on the convertible preferred stock by delivery of common stock unless (i) the common stock to be delivered as payment therefor is freely transferable by the recipient without further action on its behalf, other than by reason of the fact that such recipient is our affiliate, or (ii) a shelf registration statement relating to that common stock has been filed with the SEC and is effective to permit the resale of that common stock by the holders thereof. It is our current belief that any common stock we would deliver in connection with a dividend payment would be freely transferable by the recipient, other than by reason of the fact that such recipient is our affiliate. Further, because of certain restrictions on our available cash, we currently expect to elect to make dividend payments in shares of our common stock. See “Risk factors—We are not obligated to pay dividends on the convertible preferred stock and no payment or adjustment will be made upon conversion for accumulated dividends.”

Liquidation preference

In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of convertible preferred stock will be entitled to receive and to be paid out of our assets available for distribution to our stockholders, before any payment or distribution is made to holders of junior stock (including our common stock), a liquidation preference of $1,000 per share, plus accumulated and unpaid dividends on the shares to the date fixed for liquidation, winding-up or dissolution. If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the liquidation preference of the convertible preferred stock and all parity stock are not paid in full, the holders of the convertible preferred stock and the parity stock will share equally and ratably in any distribution of our assets in proportion to the full liquidation preference and accumulated and unpaid dividends to which they are entitled. After payment of the full amount of the liquidation preference and accumulated and unpaid dividends to which they are entitled, the holders of the convertible preferred stock will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all our assets or business (other than in connection with our liquidation, winding-up or dissolution), nor our merger or consolidation into or with any other person, will be deemed to be our voluntary or involuntary liquidation, winding-up or dissolution.

The certificate of designations will not contain any provision requiring funds to be set aside to protect the liquidation preference of the convertible preferred stock even though it is substantially in excess of the par value thereof.

Limited voting rights

The holders of the convertible preferred stock will have no voting rights except as described below or as otherwise required by Delaware law.

If dividends on the convertible preferred stock or any other series of preferred stock or preference securities that ranks equally with the convertible preferred stock as to payment of dividends and with similar voting rights are in arrears and unpaid for six or more quarterly dividend periods (whether or not consecutive and including the dividend period beginning on the date of original issuance of the convertible preferred stock and ending on September 1, 2013), the holders of the convertible preferred stock, voting as a single class with any other series of preferred stock or preference securities having similar voting rights that are exercisable (and with voting rights allocated pro rata based on the liquidation preference of the convertible preferred stock and each such other series of preferred stock or preference securities), will be entitled at our next regular or special meeting of stockholders to elect two additional directors to our board of directors. Upon the election of any additional directors, the number of directors that comprise our board of directors shall be increased by such number of additional directors. Such voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the convertible preferred stock has been paid in full.

So long as any shares of the convertible preferred stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least 66  2/3% of the shares of the convertible preferred stock outstanding at the time, voting together as a single class with all series of parity stock upon which similar voting rights have been conferred and are exercisable, given in person or by proxy, either in writing or at a meeting: (a) authorize or create, or increase the authorized or issued amount of, any class or series of senior stock or reclassify any of our authorized capital stock into shares of senior stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any shares of senior stock; or (b) amend, alter or repeal the provisions of our charter, whether by merger, consolidation or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the convertible preferred stock; provided, however, with respect to the occurrence of any Event set forth in (b) above, so long as the convertible preferred stock remains outstanding with the terms thereof materially unchanged, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the convertible preferred stock and, provided further, that any increase in the amount of the authorized preferred stock, including the convertible preferred stock, or the creation or issuance of any additional shares of the convertible preferred stock or other series of preferred stock, or any increase in the amount of authorized shares of such series, in each case ranking on parity with or junior to the convertible preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

In all cases in which the holders of convertible preferred stock shall be entitled to vote, each share of convertible preferred stock shall be entitled to one vote.

No maturity

The convertible preferred stock has no maturity date, and will remain outstanding unless converted by the holders or mandatorily converted by us, each as described under “—Conversion rights” and “—Mandatory conversion” below.

Conversion rights

Holders may convert their shares of convertible preferred stock at any time based on an initial conversion rate of              shares of our common stock per share of convertible preferred stock (which is equivalent to an initial conversion price of approximately $     per share of our common stock), subject to adjustment as described under “—Conversion rate adjustments.” The “conversion price” at any time means $1,000, divided by the conversion rate in effect at such time.

Upon conversion, we will deliver for each share of convertible preferred stock being converted a number of shares of our common stock equal to the conversion rate (together with a cash payment in lieu of any fractional share) on the third business day immediately following the relevant conversion date.

The holders of shares of convertible preferred stock at the close of business on a regular record date will be entitled to receive the dividend payment on those shares on the corresponding dividend payment date notwithstanding the conversion of such shares following such regular record date or our default in payment of the dividend due on such dividend payment date. However, notwithstanding the foregoing, shares of convertible preferred stock surrendered for conversion during the period between the close of business on any regular record date and the close of business on the business day immediately preceding the corresponding dividend payment date must be accompanied by payment of an amount equal to the dividend payable on such shares on such dividend payment date; provided, that no such payment is required in respect of a mandatory conversion during such period or if the special rights end date occurs during such period. Except as provided above with respect to a voluntary conversion, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of common stock issued upon conversion.

If you hold a beneficial interest in a global share of convertible preferred stock, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global security and, if required, pay funds equal to any dividend payable on the next dividend payment date to which you are not entitled (as described in the preceding paragraph).

If you hold a certificated share of convertible preferred stock, to convert you must:

•	complete and manually sign the conversion notice on the back of the certificated share, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the certificated share to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents; and

•	if required, pay funds equal to any dividend payable on the next dividend payment date to which you are not entitled (as described in the preceding paragraph).

We will pay any documentary, stamp or similar issue or transfer tax on the issuance of the shares of our common stock upon conversion of the convertible preferred stock, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay the tax.

We refer to the date you comply with the relevant procedures for conversion described above as the “conversion date.”

Each conversion will be deemed to have been effected as to any shares of convertible preferred stock surrendered for conversion on the conversion date, and the person in whose name the shares of our common stock shall be issuable upon such conversion will become the holder of record of such shares as of the close of business on such conversion date.

Mandatory conversion

At any time on or after June 6, 2018, we may give notice of our election to cause all outstanding shares of the convertible preferred stock to be automatically converted into shares of common stock, if the closing sale price of our common stock equals or exceeds 150% of the conversion price for at least 20 trading days (whether or not consecutive) in a period of 30 consecutive trading days, including the last trading day of such 30 trading day period, ending on, and including, the trading day immediately preceding the business day on which we issue a press release announcing the mandatory conversion of the convertible preferred stock as described below, in which case each holder will receive, for each share of convertible preferred stock being converted, a number of shares of our common stock equal to the conversion rate.

A “trading day” means a day during which trading in our common stock generally occurs on the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading. If our common stock is not so listed or admitted for trading, “trading day” means a business day.

The “closing sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal United States national or regional securities exchange on which our common stock is traded or, if our common stock is not listed for trading on a United States national or regional securities exchange on the relevant date, the “closing sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. In the absence of such a quotation, the “closing sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

To exercise the mandatory conversion right described above, we must issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if either such service is not available, another broadly disseminated news or press release service selected by us) prior to the open of business on the first trading day immediately following any date on which the condition described in the first paragraph of this “Mandatory conversion” section is met, announcing such a mandatory conversion. We will also give notice by mail or by publication (with subsequent prompt notice by mail) to the holders of the convertible preferred stock (not later than three business days after the date of the press release) of the mandatory conversion announcing our intention to convert the convertible preferred stock. The conversion date will be a date selected by us (which we refer to as the “mandatory conversion date”) that will be no later than 10 calendar days after the date on which we issue such press release.

In addition to any information required by applicable law or regulation, the press release and notice of a mandatory conversion shall state, as appropriate:

•	the mandatory conversion date;

•	the number of shares of common stock to be issued upon conversion of each share of convertible preferred stock; and

•	that dividends on the convertible preferred stock to be converted will cease to accrue on the mandatory conversion date.

On and after the mandatory conversion date, dividends will cease to accrue on the convertible preferred stock called for a mandatory conversion and all rights of holders of such convertible preferred stock will terminate except for the right to receive the shares of common stock issuable upon conversion thereof. The full amount of any dividend payment with respect to the convertible preferred stock called for a mandatory conversion on a date during the period beginning at the close of business on any regular record date for the payment of dividends and ending at the close of business on the corresponding dividend payment date will be payable on such dividend payment date to the record holder of such share at the close of business on such regular record date if such share has been converted after such regular record date and prior to such dividend payment date. Except as provided in the immediately preceding sentence with respect to a mandatory conversion, no payment or adjustment will be made upon conversion of convertible preferred stock for accumulated and unpaid dividends or dividends with respect to the common stock issued upon such conversion thereon.

We may not authorize, issue a press release or give notice of any mandatory conversion unless, prior to giving the conversion notice, all accumulated and unpaid dividends on the convertible preferred stock (whether or not declared) for dividend periods ended prior to the date of such conversion notice shall have been paid.

No fractional shares

No fractional shares of common stock or securities representing fractional shares of common stock will be delivered upon conversion, whether voluntary or mandatory, or in respect of dividend payments on the convertible preferred stock made in common stock, of the convertible preferred stock. Instead, we will deliver a cash payment to each holder that would otherwise be entitled to a fractional share based on the closing sale price of our common stock on the relevant conversion date.

Conversion rate adjustments

The conversion rate will be adjusted, without duplication, upon the occurrence of any of the following events:

(1)	If we exclusively issue shares of our common stock as a dividend or distribution on all shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0	×	OS1
OS0

where,

CR0	=	the conversion rate in effect immediately prior to the close of business on the record date (as defined below) for such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as the case may be;

CR1	=	the conversion rate in effect immediately after the close of business on the record date for such dividend or distribution, or immediately after the open of business on the effective date of such share split or share combination, as the case may be;

OS0	=	the number of shares of our common stock outstanding immediately prior to the close of business on the record date for such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as the case may be; and

OS1	=	the number of shares of our common stock outstanding immediately after giving effect to such dividend or distribution, or such share split or share combination, as the case may be.

Any adjustment made under this clause (1) shall become effective immediately after the close of business on the record date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as the case may be. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2)	If we distribute to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period expiring not more than 60 days immediately following the announcement date of such distribution, to purchase or subscribe for shares of our common stock at a price per share that is less than the average of the closing sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-date of such distribution, the conversion rate will be increased based on the following formula:

CR1 = CR0	x	OS0 + X
OS0 + Y

where,

CR0	=	the conversion rate in effect immediately prior to the close of business on the record date for such distribution;

CR1	=	the conversion rate in effect immediately after the close of business on the record date for such distribution;

OS0	=	the number of shares of our common stock outstanding immediately prior to the close of business on the record date for such distribution;

X	=	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y	=	the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the closing sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-date of such distribution.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the close of business on the record date for such distribution. To the extent that shares of common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be readjusted, effective as of the date of such expiration, to the conversion rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so distributed, the conversion rate shall be decreased, effective as of the date our board of directors determines not to make such distribution, to be the conversion rate that would then be in effect if such record date for such distribution had not occurred. If such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the conversion rate shall not be adjusted until the triggering events occur.

In determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of our common stock at less than such average of the closing sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-date of such distribution, and in determining the aggregate offering price of such shares of our common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors.

(3)	If we distribute shares of our capital stock, evidences of our indebtedness or other assets, securities or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•	dividends, distributions or issuances as to which an adjustment was effected pursuant to clause (1) or clause (2) above;

•	dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to (or a cash amount paid pursuant to the last paragraph of) clause (4) below; and

•	spin-offs as to which the provisions set forth in the last two paragraphs of this clause (3) shall apply,

then the conversion rate will be increased based on the following formula:

CR1 = CR0	×	SP0
SP0 – FMV

where,

CR0	=	the conversion rate in effect immediately prior to the close of business on the record date for such distribution;

CR1	=	the conversion rate in effect immediately after the close of business on the record date for such distribution;

SP0	=	the average of the closing sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-date for such distribution; and

FMV	=	the fair market value as of the record date for such distribution (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets, securities, property, rights, options or warrants distributed with respect to each outstanding share of our common stock.

Any increase made under the portion of this clause (3) above will become effective immediately after the close of business on the record date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased, effective as of the date our board of directors determines not to pay the distribution, to be the conversion rate that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0 “ (as defined above), in lieu of the foregoing increase, each holder of convertible preferred stock shall receive, for each share of convertible preferred stock, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets, securities or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received as if such holder owned a number of shares of common stock equal to the conversion rate in effect on the record date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock consisting solely of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit where such capital stock or similar equity interest is, or will be when issued, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR1 = CR0	×	FMV + MP0
MP0

where,

CR0	=	the conversion rate in effect immediately prior to the close of business on the tenth trading day immediately following, and including, the ex-date for the spin-off;

CR1	=	the conversion rate in effect immediately after the close of business on the tenth trading day immediately following, and including, the ex-date for the spin-off;

FMV	=	the average of the closing sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the 10 consecutive trading day period immediately following, and including, the ex-date for the spin-off; and

MP0	=	the average of the closing sale prices of our common stock over the 10 consecutive trading-day period immediately following, and including, the ex-date for the spin-off.

The adjustment to the conversion rate under the preceding paragraph shall become effective at the close of business on the 10th trading day immediately following, and including, the ex-date for the spin-off; provided that, for purposes of determining the conversion rate, in respect of any conversion during the 10 trading days following, and including, the ex-date of any spin-off, references within the portion of this clause (3) related to “spin-offs” to 10 consecutive trading days shall be deemed to be replaced with such lesser number of consecutive trading days as have elapsed between the ex-date of such spin-off and the relevant conversion date.

(4)	If any cash dividend or distribution is made to all or substantially all holders of our common stock, excluding any consideration payable in connection with a tender or exchange offer made by us or any of our subsidiaries, the conversion rate will be increased based on the following formula:

CR1 = CR0	×	SP0
SP0 – C

where,

CR0	=	the conversion rate in effect immediately prior to the close of business on the record date for such dividend or distribution;

CR1	=	the conversion rate in effect immediately after the close of business on the record date for such dividend or distribution;

SP0	=	the average of the closing sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-date for such dividend or distribution; and

C	=	the amount in cash per share of our common stock we distribute to all or substantially all holders of our common stock.

Such increase shall become effective immediately after the close of business on the record date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased, effective as of the date our board of directors determines not to pay or make such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of convertible preferred stock shall receive, for each share of convertible preferred stock, at the same time and upon the same terms as holders of our common stock, the amount of cash that such holder would have received as if such holder owned a number of shares of our common stock equal to the conversion rate on the record date for such cash dividend or distribution.

(5)	If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock and the cash and value of any other consideration included in the payment per share of our common stock exceeds the average of the closing sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1 = CR0	×	AC + (SP1 × OS1)
OS0 × SP1

where,

CR0	=	the conversion rate in effect immediately prior to the close of business on the last trading day of the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires;

CR1	=	the conversion rate in effect immediately after the close of business on the last trading day of the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires;

AC	=	the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer;

OS0	=	the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1	=	the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1	=	the average of the closing sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

The increase to the conversion rate under the preceding paragraph will occur at the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that, for purposes of determining the conversion rate, in respect of any conversion during the 10 trading days immediately following, and including, the trading day next succeeding the date that any such tender or exchange offer expires, references within this clause (5) to 10 consecutive trading days shall be deemed to be replaced with such lesser number of consecutive trading days as have elapsed between the date such tender or exchange offer expires and the relevant conversion date.

In the event that we are, or one of our subsidiaries is, obligated to purchase shares of our common stock pursuant to any such tender offer or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the conversion rate shall be readjusted to be such conversion rate that would then be in effect if such tender offer or exchange offer had not been made.

As used in this section, the “ex-date” is the first date on which our common stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and “effective date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

As used in this section, “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock (or other applicable security) have the right to receive any cash, securities or other property or in which our common stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a duly authorized committee thereof, statute, contract or otherwise).

The term “market value” means the average of the per share volume-weighted average prices of our common stock for each day during a 15 consecutive trading day period ending immediately prior to the date of determination, as displayed under the heading “Bloomberg VWAP” on Bloomberg page “HK <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on each such trading day (or if such volume-weighted average price is unavailable on any such day, the closing sale price shall be used for such day). The per share volume-weighted average price on each such day will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

We will not be required to adjust the conversion rate for any of the transactions described in the clauses (2) through (4) above (other than for share splits or share combinations) if we make provision for each holder of the convertible preferred stock to participate in the transaction, at the same time as holders of our common stock participate, without conversion, as if such holder held a number of shares of our common stock equal to the conversion rate in effect on the record date or effective date, as the case may be, for such transaction, multiplied by the number of shares of convertible preferred stock held by such holder.

We will not adjust the conversion rate pursuant to the clauses above unless the adjustment would result in a change of at least 1% in the then effective conversion rate. However, we will carry forward any adjustment that we would otherwise have to make and take that adjustment into account in any subsequent adjustment. However, (i) on December 31 of each year, (ii) with respect to any converted shares of convertible preferred stock, (iii) upon the occurrence of a fundamental change and (iv) in the event that we exercise our mandatory conversion right, we will give effect to all adjustments that we have otherwise deferred pursuant to this paragraph, and those adjustments will no longer be carried forward and taken into account in any subsequent adjustment. Adjustments to the conversion rate will be calculated to the nearest 1/10,000th. No adjustment to the conversion rate will be made if it results in a conversion price that is less than the par value (if any) of our common stock.

To the extent permitted by law and the continued listing requirements of the New York Stock Exchange, we may, from time to time, increase the conversion rate of the convertible preferred stock by any amount for a period of at least 20 business days or any longer period permitted or required by law, so long as the increase is irrevocable during that period and our board of directors determines that such increase would be in our best interests. We will mail a notice of the increase to registered holders at least 15 days in advance of the day on which the increase becomes effective. In addition, we may, but are not obligated to, increase the conversion rate as we determine to be advisable in order to avoid or diminish taxes to recipients of certain distributions.

If we have in effect a rights plan while any convertible preferred stock remains outstanding, holders of convertible preferred stock will receive, upon a conversion of their convertible preferred stock, in addition to shares of our common stock, rights under our shareholder rights agreement. However, if, prior to any conversion, the rights have separated from the shares of our common stock in accordance with the provisions of the applicable shareholder rights agreement so that holders of convertible preferred stock would not be entitled to receive any rights in respect of our common stock delivered upon conversion of the convertible preferred stock, the conversion rate will be adjusted at the time of separation as if we had distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, securities, property, rights, options or warrants as described in clause (3) under “—Conversion rate adjustments” above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

In the event of:

•	a taxable distribution to beneficial owners of shares of common stock which results in an adjustment to the conversion rate; or

•	an increase in the conversion rate at our discretion,

beneficial owners of the convertible preferred stock may, in certain circumstances, be deemed to have received a distribution that is subject to U.S. federal income tax as a dividend. This generally would occur, for example, if we adjust the conversion rate to compensate holders for cash dividends on our common stock and could also occur if we make other distributions of cash or property to our shareholders. See “Material U.S. federal income tax considerations.”

Recapitalizations, reclassifications and changes of our common stock

In the case of:

•	any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination),

•	any consolidation, merger or combination involving us,

•	any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or

•	any statutory share exchange,

in each case, as a result of which our common stock is converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such transaction or event, a “reorganization event”), then, at and after the effective time of the reorganization event, the right to convert each share of convertible preferred stock into shares of our common stock will be changed into a right to convert such share into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of our common stock equal to the conversion rate immediately prior to such reorganization event would have owned or been entitled to receive upon such reorganization event (such stock, securities or other property or assets, “reference property”). In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such reorganization event, the reference property into which the convertible preferred stock will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. The certificate of designations will provide that we may not become a party to any such reorganization event unless its terms are consistent with the foregoing. No adjustment to the conversion rate will be made for any reorganization event to the extent stock, securities or other property or assets become the reference property for the convertible preferred stock.

Throughout this section, if our common stock has been replaced by reference property as a result of any such reorganization event, references to our common stock are intended to refer to such reference property.

Special rights upon a fundamental change

We must give notice of each “fundamental change” (as defined below) to all record holders of the convertible preferred stock no later than 20 business days prior to the anticipated effective date of the fundamental change or, if not practicable because we are unaware of the fundamental change, as soon as reasonably practicable but in any event no later than 5 business days after we become aware of such fundamental change. If a holder converts its convertible preferred stock at any time during the period beginning at the open of business on the trading day immediately following the effective date of a fundamental change and ending at the close of business on the 30th trading day immediately following such effective date (the “special rights end date”), we will deliver to the converting holder, for each share of convertible preferred stock surrendered for conversion, the greater of:

•

a number of shares of our common stock equal to the sum of (i) the conversion rate and (ii) the make-whole premium, if any, as calculated and described under “—Determination of the make-whole premium”; and

•

a number of shares of our common stock equal to the conversion rate which will be increased to equal (i) the sum of the $1,000 liquidation preference plus all accumulated and unpaid dividends to, but excluding, the settlement date for such conversion, divided by (ii) the average of the closing sale prices of our common stock for the five consecutive trading days ending on the third business day prior to such settlement date. Notwithstanding the foregoing, the conversion rate as adjusted as described in this bullet will not exceed              shares of common stock per share of convertible preferred stock (subject to adjustment in the same manner as the conversion rate), which is equal to the $1,000 liquidation preference, divided by 66 2/3% of the closing sale price of our common stock on June     , 2013.

A “fundamental change” will be deemed to have occurred at the time after the convertible preferred stock is originally issued if any of the following occurs:

(1)	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our subsidiaries and our and their employee benefit plans, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the voting power in the aggregate of all classes of capital stock then outstanding entitled to vote generally in elections of our directors;

(2)	the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that any merger solely for the purpose of changing our jurisdiction of incorporation to the United States of America, any State thereof or the District of Columbia, and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity, shall not be a fundamental change;

(3)	our common stock (or other common stock underlying the convertible preferred stock) ceases to be listed or quoted on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors); or

(4)	our stockholders approve any plan or proposal for the liquidation or dissolution of us.

A transaction or transactions described in clause (1) or (2) above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors), or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the convertible preferred stock becomes convertible into such consideration, excluding cash payments for fractional shares.

Determination of the make-whole premium

For convertible preferred stock converted in accordance with the first bullet under “—Special Rights Upon a Fundamental Conversion” above, the number of additional shares, if any, by which the conversion rate will be increased in connection with a conversion following the date on which the fundamental change occurs or becomes effective (the “effective date”) and prior to the special rights end date as described above will be determined by reference to the table below, based on the effective date and the price (the “stock price”) paid (or deemed to be paid) per share of our common stock in such fundamental change. If holders of our common stock receive in exchange for their common stock only cash in the transaction constituting a fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the closing sale prices of our common stock on the five trading days immediately preceding, but excluding, the effective date of the fundamental change.

The following table sets forth the number of additional shares that will be added to the conversion rate as described above for each stock price and effective date below:

Stock Price(1)
Effective Date	$	$	$	$	$	$	$	$	$	$	$	$

, 2013
June 1, 2014
June 1, 2015
June 1, 2016
June 1, 2017
June 6, 2018 and thereafter

(1)	The stock prices set forth in the table above will be adjusted as of any date on which the conversion rate is adjusted. The adjusted stock prices will be equal to the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares in the table above will be adjusted in the same manner and at the same time as the conversion rate as set forth under “—Conversion rate adjustments” above.

The exact stock price and effective date may not be set forth on the table, in which case:

•

if the stock price is between two stock prices on the table or the effective date is between two effective dates on the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices or the earlier and later effective dates, as applicable, based on a 365-day year;

•	if the stock price is in excess of $ per share (subject to adjustment in the same manner as the stock prices), no additional shares will be added to the conversion rate; and

•	if the stock price is less than $ per share (subject to adjustment in the same manner as the stock prices), no additional shares will be added to the conversion rate.

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general equitable principles of reasonableness and equitable remedies.

Adjustments of prices

Whenever any provision of the certificate of designations requires us to calculate the closing sale prices or the stock price for purposes of determining any market value in connection with a dividend payment made in shares of our common stock or any make-whole premium in connection with a fundamental change, our board of directors will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the record date of the event occurs, at any time during the period when such closing sale prices or stock price are to be calculated.

Book-entry, delivery and form

We will initially issue the convertible preferred stock in the form of one or more global securities. The global securities will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. Except as set forth below, the global securities may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Investors may hold their beneficial interests in the global securities directly through DTC if they have an account with DTC or indirectly through organizations which have accounts with DTC.

Shares of convertible preferred stock that are issued as described below under “—Certificated convertible preferred stock” will be issued in definitive form. Upon the transfer of convertible preferred stock in definitive form, such convertible preferred stock will, unless the global securities have previously been exchanged for convertible preferred stock in definitive form, be exchanged for an interest in the global securities representing the liquidation preference of convertible preferred stock being transferred.

The Depositary has advised us as follows: The Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary’s participants include securities brokers and dealers (which may include the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (“indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that pursuant to procedures established by DTC, upon the deposit of the global securities with, or on behalf of, DTC, DTC will credit, on its book-entry registration and transfer system, the liquidation preference of the convertible preferred stock represented by such global securities to the accounts of participants. The accounts to be credited shall be designated by the underwriters of such convertible preferred stock. Ownership of beneficial interests in the global securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global securities will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants and indirect participants (with respect to the owners of beneficial interests in the global securities other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the global securities.

So long as DTC, or its nominee, is the registered holder and owner of the global securities, DTC or such nominee, as the case may be, will be considered the sole legal owner and holder of the convertible preferred stock evidenced by the global certificates for all purposes of such convertible preferred stock and the certificate of designations. Except as set forth below, as an owner of a beneficial interest in the global certificates, you will not be entitled to have the convertible preferred stock represented by the global securities registered in your name, will not receive or be entitled to receive physical delivery of certificated convertible preferred stock in definitive form and will not be considered to be the owner or holder of any convertible preferred stock under the global securities. We understand that under existing industry practice, in the event an owner of a beneficial interest in the global securities desires to take any action that DTC, as the holder of the global securities, is entitled to take, DTC will authorize the participants to take such action, and that the participants will authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

All payments on convertible preferred stock represented by the global securities registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global securities.

We expect that DTC or its nominee, upon receipt of any payment on the global securities, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the liquidation preference of the global securities as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interest in the global securities held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global securities for any convertible preferred stock or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants, or the relationship between such participants or indirect participants and the owners of beneficial interests in the global securities owning through such participants or indirect participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global securities among participants or indirect participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the transfer agent will have any responsibility or liability for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated convertible preferred stock

Subject to certain conditions, the convertible preferred stock represented by the global securities is exchangeable for certificated convertible preferred stock in definitive form of like tenor as such convertible preferred stock if DTC notifies us that it is unwilling or unable to continue as Depositary for the global securities or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor is not appointed within 90 days. Any convertible preferred stock that is exchangeable pursuant to the preceding sentence is exchangeable for certificated convertible preferred stock issuable for such number of shares and registered in such names as DTC shall direct. Subject to the foregoing, the global securities are not exchangeable, except for global securities representing the same aggregate number of shares and registered in the name of DTC or its nominee.

Description of capital stock

The following summary is a description of the material terms of our capital stock. This summary is not meant to be complete and is qualified by reference to the applicable provisions of the Delaware General Corporation Law, which we refer to as the DGCL, our amended and restated certificate of incorporation and our amended and restated bylaws. You are urged to read those documents carefully. Copies of our certificate of incorporation, including any amendments thereto, and our amended and restated bylaws are incorporated by reference in this private placement memorandum. Please read “Where you can find more information.”

Authorized capital stock

Our authorized capital stock consists of 670,000,000 shares of common stock, par value of $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. As of June 7, 2013, we had 370,076,203 shares of common stock and no shares of preferred stock outstanding.

Selected provisions of our organizational documents are summarized below; however, you should read the organizational documents, which are filed as exhibits to our periodic filings with the SEC and incorporated herein by reference, for other provisions that may be important to you. In addition, you should be aware that the summary below does not give full effect to the terms of the provisions of statutory or common law which may affect your rights as a Halcón stockholder.

Common stock

Voting rights. Each share of common stock is entitled to one vote in the election of our directors and on all other matters submitted to a vote of our stockholders. Stockholders do not have the right to cumulate their votes in the election of directors.

Dividends, distributions and stock splits. Holders of our common stock are entitled to receive dividends if, as and when such dividends are declared by our board of directors out of assets legally available therefor after payment of dividends required to be paid on shares of preferred stock, if any. Our existing debt arrangements restrict our ability to pay cash dividends.

Liquidation. In the event of any dissolution, liquidation, or winding up of our affairs, whether voluntary or involuntary, after payment of debts and other liabilities and making provision for any holders of its preferred stock who have a liquidation preference, our remaining assets will be distributed ratably among the holders of common stock.

Fully paid. All shares of common stock outstanding are fully paid and nonassessable.

Other rights. Holders of our common stock have no redemption or conversion rights and no preemptive or other rights to subscribe for our securities.

Preferred stock

Our board of directors has the authority to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of that series, which may be superior to those of our common stock, without further vote or action by the stockholders.

One of the effects of undesignated preferred stock may be to enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and as a result to protect the continuity of our management. The issuance of shares of preferred stock by our board of directors may adversely affect the rights of the holders of our common stock. For example, preferred stock issued by us may rank superior to our common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of our preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock.

As of June 7, 2013, Halcón had no shares of preferred stock outstanding.

Transfer agent and registrar

The transfer agent and registrar for Halcón common stock and convertible preferred stock is Broadridge Corporate Issuer Solutions, 1717 Arch Street, Suite 1300, Philadelphia, PA 19103. Its phone number is (877) 830-4936.

Delaware anti-takeover law and certain charter and bylaw provisions

Our amended and restated certificate of incorporation, amended and restated bylaws and the DGCL contain certain provisions that could discourage potential takeover attempts and make it more difficult for stockholders to change management or receive a premium for their shares.

Delaware law. Under Section 203 of the DGCL, a corporation is prohibited from engaging in any business combination with a stockholder who, together with its affiliates or associates, owns (or who is an affiliate or associate of the corporation and within a three-year period did own) 15% or more of the corporation’s outstanding voting stock (which we refer to as an “interested stockholder”) for a three-year period following the time the stockholder became an interested stockholder, unless:

•

prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

•

at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting, and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

A business combination generally includes:

•	mergers and consolidations with or caused by an interested stockholder;

•	sales or other dispositions of 10% or more of the assets of a corporation to an interested stockholder;

•	specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and

•	other transactions resulting in a disproportionate financial benefit to an interested stockholder.

The provisions of Section 203 of the DGCL do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders.

Because our amended and restated certificate of incorporation and amended and restated bylaws do not include any provision to “opt-out” of Section 203 of the DGCL, the statute will apply to business combinations involving Halcón.

Charter and bylaw provisions. Delaware law permits any Delaware corporation to classify its board of directors into as many as three (3) classes as equally as possible with staggered terms of office. After initial implementation of a classified board, one class will be elected at each annual meeting of the stockholders to serve for a term of three (3) years (depending upon the number of classes into which directors are classified) or until their successors are elected and take office. Halcón’s certificate of incorporation and bylaws provide for a classified board of directors divided into three (3) classes, with the number of directors in each class as nearly equal as possible and each class serving for a term of three (3) years or until their successors are elected and qualified. Under Delaware law, stockholders of a corporation with a classified board of directors may only remove a director “for cause” unless the certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not so provide and, accordingly, stockholders may only remove a director “for cause.” Further, our amended and restated bylaws provide that a majority vote of the holders of the outstanding shares entitled to vote at the meeting is required to effect such removal. The likely effect of the classification of the board of directors and the limitations on the removal of directors is an increase in the time required for the stockholders to change the composition of the board of directors. For example, because only approximately one-third of the directors may be replaced by stockholder vote at each annual meeting of stockholders, stockholders seeking to replace a majority of the members of our board of directors will need at least two annual meetings of stockholders to effect this change.

Material U.S. federal income tax considerations

The following is a summary of the material U.S. federal income tax considerations relevant to the purchase, ownership, disposition and conversion of the convertible preferred stock and the ownership and disposition of any common stock received upon conversion of the convertible preferred stock. The following summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations and judicial and administrative authority, all of which are subject to change, possibly with retroactive effect, or different interpretations. We have not sought any ruling from the Internal Revenue Service (the “IRS”) or opinion of counsel with respect to the statements made and conclusions reached in this summary, and there can be no assurance that the IRS or a court will agree with these statements and conclusions.

This summary does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to an investor’s decision to purchase shares of convertible preferred stock, nor any tax consequences arising under U.S. federal estate or gift tax laws or under the laws of any state, locality or foreign jurisdiction. This summary also does not address tax consequences that may be applicable to special classes of investors including, but not limited to, tax-exempt organizations, insurance companies, banks or other financial institutions, partnerships or other pass-through entities or holders of interests therein, dealers in securities, persons liable for the alternative minimum tax, U.S. expatriates and former long-term U.S. residents, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, regulated investment companies, real estate investment trusts, U.S. Holders whose “functional currency” is not the U.S. dollar, foreign governments or international organizations and persons that will hold our convertible preferred stock or common stock as a position in a “straddle”, “conversion transaction” or other risk reduction transaction.

This summary is limited to taxpayers who will hold our convertible preferred stock and any common stock received in respect thereof as “capital assets” (generally, property held for investment).

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds our convertible preferred stock or common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership considering the purchase of our convertible preferred stock, you should consult your tax adviser.

Each potential investor should consult with its own tax adviser as to the U.S. federal, state, local, foreign and any other tax consequences of the purchase, ownership, conversion and disposition of our convertible preferred stock and common stock.

Consequences to U.S. holders of convertible preferred stock or common stock

The discussion in this section is addressed to a holder of our convertible preferred stock and common stock received in respect thereof that is a U.S. holder for federal income tax purposes. You are a U.S. holder if you are a beneficial owner of convertible preferred stock or common stock and you are, for U.S. federal income tax purposes:

•

a citizen or individual resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the “substantial presence” test under Section 7701(b) of the Code;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the Unites States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (ii) certain circumstances apply and the trust has validly elected to be treated as a United States person.

Dividends. Distributions with respect to our convertible preferred stock and our common stock (other than certain stock distributions with respect to our common stock) will be taxable as dividend income when paid to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of distributions with respect to our convertible preferred stock or common stock exceeds our current and accumulated earnings and profits, such excess will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in such convertible preferred stock or common stock, as the case may be, and thereafter as capital gain. Such gain will be long-term capital gain provided that the U.S. holder has held such convertible preferred stock or common stock, as the case may be, for more than one year as of the time of the distribution.

Subject to certain exceptions for short-term and hedged positions, distributions constituting dividends received by non-corporate U.S. holders in respect of our convertible preferred stock and common stock currently are subject to tax at a maximum rate of 20%. Subject to similar exceptions for short-term and hedged positions, distributions on our convertible preferred stock and common stock constituting dividend income paid to U.S. holders that are U.S. corporations are subject to tax at ordinary corporate rates, but will qualify for the dividends received deduction. However, any distribution (or the portion of any distribution) that exceeds our current and accumulated earnings and profits will not be eligible for the dividends-received-deduction. A U.S. holder should consult its own tax adviser regarding the availability of the 20% dividend rate or the dividends received deduction, as applicable, in the light of its particular circumstances.

In certain cases, a U.S. holder may be treated as having received an “extraordinary dividend,” within the meaning of Section 1059 of the Code. Investors that are U.S. corporations that receive an “extraordinary dividend” in respect of our convertible preferred stock or common stock generally would be required to reduce their basis in our convertible preferred stock or common stock (but not below zero) by the portion of the dividend that is not taxed because of the dividends received deduction. To the extent the non-taxed portion of such dividend exceeds the corporate investor’s stock basis, such investor must treat such excess as gain from the sale or exchange of our convertible preferred stock or common stock for the taxable year in which such dividend is received. Non-corporate U.S. holders who receive an “extraordinary dividend” would be required to treat any losses on the sale of convertible preferred stock as long-term capital losses to the extent of dividends received by them that qualify for the 20% tax rate.

Common Stock Distributions on the Convertible Preferred Stock. If the Company pays a distribution on the convertible preferred stock in the form of common stock, such distribution will be taxable for U.S. federal income tax purposes in the same manner as distributions described above under “—Dividends.” The amount of such distribution will equal the fair market value on the distribution date of the common stock distributed to a U.S. holder on that date. A

U.S. holder’s tax basis in such common stock will equal the fair market value of such common stock on the distribution date, and such U.S. holder’s holding period for such common stock will begin on the day following the distribution date.

Sale or Other Disposition. A U.S. holder will generally recognize capital gain or loss on a sale or exchange of our convertible preferred stock or common stock equal to the difference between the amount realized upon the sale or exchange (not including any proceeds attributable to declared and unpaid dividends, which will be taxable as described above to U.S. holders of record) and the U.S. holder’s adjusted tax basis in the shares sold or exchanged. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the shares sold or exchanged is more than one year. Long-term capital gains of non-corporate taxpayers currently are taxed at a maximum 20% rate. The deductibility of capital losses is subject to limitations.

Conversion of Convertible Preferred Stock into Common Stock. As a general rule, a U.S. holder will not recognize any gain or loss in respect of the receipt of common stock upon the conversion of our convertible preferred stock. Except to the extent of common stock treated as received in respect of any dividends in arrears, the adjusted tax basis of common stock received on conversion will equal the adjusted tax basis of the convertible preferred stock converted (reduced by the portion of adjusted tax basis allocated to any fractional shares of common stock exchanged for cash, as described below), and the holding period of such common stock received on conversion will generally include the period during which the convertible preferred stock was held prior to conversion. A U.S. holder of convertible preferred stock may recognize dividend income to the extent there are dividends in arrears on such convertible preferred stock at the time of conversion into common stock.

Cash received in lieu of a fractional share of common stock will generally be treated as a payment in a taxable exchange for such fractional share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the amount of adjusted tax basis allocable to the fractional share.

If a U.S. holder exercises its right to convert the convertible preferred stock into shares of common stock after a regular record date but before the dividend payment date, then upon conversion, the U.S. holder generally will be required to pay to us in cash an amount equal to the portion of such dividend attributable to the current quarterly dividend period. In this case, the U.S. holder will be entitled to receive the dividend payment on the corresponding dividend payment date. A U.S. holder should consult its own tax adviser with respect to the treatment of such cash payment and the subsequent receipt of such dividend payment.

Adjustment of Conversion Price. The conversion price of the convertible preferred stock is subject to adjustment under certain circumstances. Treasury Regulations promulgated under Section 305 of the Code would treat a U.S. holder of our convertible preferred stock as having received a constructive distribution includable in such U.S. holder’s income in the manner described under “—Dividends,” above, if and to the extent that certain adjustments in the conversion price increase the proportionate interest of the U.S. holder in our earnings and profits. For example, a decrease in the conversion price to reflect a taxable dividend to holders of common stock will generally give rise to a deemed taxable dividend to the holders of convertible preferred stock to the extent of an allocable portion of our current and accumulated earnings and profits. Thus, under certain circumstances, U.S. holders may recognize income in the event of a constructive distribution even though they may not receive any cash or property. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution in the interest of the U.S. holders of the convertible preferred stock (other than an adjustment in respect of a taxable dividend on the common stock), however, generally will not be considered to result in a constructive dividend distribution.

Information Reporting and Backup Withholding on U.S. Holders. Certain U.S. holders will be subject to information reporting with respect to the payment of dividends on our convertible preferred stock or common stock and the payment of proceeds on the sale of our convertible preferred stock or common stock, and backup withholding may apply unless the U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

Any amount withheld under the backup withholding rules from a payment to a U.S. holder is allowable as a credit against such holder’s U.S. federal income tax liability, which may entitle the U.S. holder to a refund, provided that the U.S. holder timely provides the required information to the IRS. Moreover, certain penalties may be imposed by the IRS on a holder who is required to furnish information but does not do so in the proper manner. U.S. holders are urged to consult their own tax advisers regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury Regulations.

Consequences to non-U.S. Holders of convertible preferred stock or common stock

The discussion in this section is addressed to investors in our convertible preferred stock and common stock received in respect thereof that are non-U.S. holders. You are a non-U.S. holder if you are a beneficial owner of convertible preferred stock or common stock received in respect thereof that is an individual, corporation, estate or trust that is not a U.S. holder.

Dividends. Generally, distributions (including any constructive distributions taxable as dividends as described below and any cash paid upon a conversion that is treated as a dividend) treated as dividend income and paid to a non-U.S. holder with respect to our convertible preferred stock or our common stock will be subject to a 30% U.S. withholding tax, or such lower rate as may be specified by an applicable tax treaty. Any dividends paid on our convertible preferred stock in shares of our common stock and taxed as dividend income as described above under “Consequences to U.S. holders of convertible preferred stock or common stock—Common stock distributions on the convertible preferred stock” will be subject to withholding tax. Any required withholding tax might be satisfied by the withholding agent through a sale of a portion of the shares you receive as a dividend or might be withheld from cash dividends or sales proceeds subsequently paid or credited to you.

Dividends that are effectively connected with a trade or business carried on by a non-U.S. holder within the United States, and, to the extent an applicable treaty provides, attributable to a permanent establishment maintained by the non-U.S. holder, will generally be subject to U.S. federal income tax on a net basis at applicable individual or corporate rates but will not be subject to U.S. withholding tax if certain certification requirements are satisfied. You can generally meet the certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to the applicable withholding agent. Under applicable Treasury Regulations, a non-U.S. holder (including, in certain cases of non-U.S. holders that are entities, the owner or owners of such entities) will be required to satisfy certain certification requirements in order to claim a reduced rate of withholding pursuant to an applicable tax treaty. A non-U.S. holder that is a corporation may also be subject to a “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable tax treaty) on the deemed repatriation from the United States of its “effectively connected earnings and profits,” subject to certain adjustments.

Sale or Other Disposition. A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on income or gain realized on the sale, exchange or redemption of our convertible preferred stock or our common stock (not including any amounts attributable to declared and unpaid dividends, which will be taxable to a non-U.S. holder as described above under “—Dividends”) unless:

•

the gain is effectively connected with a U.S. trade or business of the holder (and, if a tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by such non-U.S. holder);

•	in the case of a nonresident alien individual, such holder is present in the United States for 183 or more days in the taxable year of the sale or disposition and certain other conditions are met; or

•

we are, or have been within the five years preceding the holder’s disposition of the convertible preferred stock or common stock, a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

A non-U.S. holder whose gain is described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale in the same manner as a U.S. person, unless an applicable income tax treaty provides otherwise. If such non-U.S. holder is a foreign corporation, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such gain. A non-U.S. holder described in the second bullet point above will be subject to a 30% U.S. federal income tax (or lower applicable treaty rate) on the gain derived from the sale, which may be offset by certain U.S.-source capital losses.

We believe we currently are a USRPHC. In general, gain on the sale or other disposition of stock of a USRPHC that is “regularly traded” on an established securities market will be subject to U.S. federal income tax only in the case of a non-U.S. holder that owns more than 5% of the total fair market value of that class of stock at any time during the five-year period ending on the date of disposition. If a non-regularly traded class of stock is convertible into a regularly traded class of stock, gain on the sale of that non-regularly traded stock will be subject to U.S. federal income tax only if, on any date on which such stock was acquired by the non-U.S. holder, the non-regularly traded stock acquired by such non-U.S. holder (including all previously acquired stock of the same class) had a fair market value greater than 5% of the regularly traded class of the corporation’s stock into which it is convertible as measured on such date.

If the common stock is considered to be “regularly traded” and the convertible preferred stock is not, then a non-U.S. holder of the convertible preferred stock meeting the ownership threshold described in the previous sentence will be subject to U.S. federal income tax with respect to dispositions of its convertible preferred stock and may be subject to a 10% withholding tax on the gross proceeds, while a non-U.S. holder that does not meet the ownership threshold would not be subject to U.S. federal income tax on such distributions.

If the common stock is considered to be “regularly traded,” then a non-U.S. holder that owns more than 5% of such common stock will be subject to U.S. federal income tax with respect to dispositions of such common stock. Any such gain would be taxed on a net-income basis at the graduated rates applicable to U.S. persons (and would not be subject to withholding tax), and such holder would be required to file a U.S. tax return with respect to such gain. If the convertible preferred stock is considered to be “regularly traded,” the consequences described in the previous sentence with respect to the common stock would apply to a non-U.S. holder that owns more than 5% of the convertible preferred stock. We cannot assure you that the convertible preferred stock will not be considered “regularly traded” under the relevant rules.

Non-U.S. holders that may be treated as actually or constructively owning more than 5% of our convertible preferred stock or common stock should consult their own tax advisers with respect to the U.S. federal income tax consequences of the ownership and disposition of convertible preferred stock or common stock.

Conversion of Convertible Preferred Stock into Common Stock. You generally will not recognize any gain or loss by reason of receiving common stock in exchange for convertible preferred stock upon conversion of the convertible preferred stock, except gain or loss will be recognized with respect to any cash received in lieu of fractional shares. It is possible that dividend income may be recognized with respect to any common stock treated as received in respect of any dividends in arrears. In such case, any withholding tax on stock treated as a dividend may be satisfied by the withholding agent through a sale of a portion of the shares you receive as a dividend or may be withheld from cash dividends, shares of our common stock or sale proceeds subsequently paid or credited to you.

Notwithstanding these general rules, if a non-U.S. holder is subject to tax under the special rules governing USRPHCs as described above under “—Sale or other disposition” with respect to its convertible preferred stock but not the common stock into which the convertible preferred stock is convertible, then the conversion of the convertible preferred stock into common stock would be a taxable event and such non-U.S. holder would be subject to U.S. tax in the same manner as described in “–Sale or Other Disposition.” This situation could arise, for example, if the convertible preferred stock were “regularly traded” and a non-U.S. holder owned more than 5% of convertible preferred stock that was convertible into less than 5% of the common stock. If, as to a non-U.S. holder, both the convertible preferred stock and the common stock into which the convertible preferred stock is convertible are subject to the special rules governing USRPHCs described above, then, although the conversion of the convertible preferred stock solely into the common stock generally would not be taxable, the non-U.S. holder may be required to file an income tax return for the taxable year of the conversion and satisfy certain procedural requirements in accordance with the applicable Treasury Regulations.

Non-U.S. holders that may be treated as actually or constructively owning more than 5% of our convertible preferred stock should consult their own tax advisers with respect to the U.S. federal income tax consequences of the conversion of their convertible preferred stock into common stock.

Adjustment of Conversion Price. As described above under “Consequences to U.S. Holders of convertible preferred stock or common stock—Adjustment of Conversion Price,” adjustments in the conversion price (or failures to adjust the conversion price) that result in an increase in the proportionate interest of a non-U.S. holder in our earnings and profits could result in deemed distributions to the non-U.S. holder that are taxed as described under “Dividends.” It is possible that any withholding tax on such a deemed distribution might be satisfied by the withholding agent through a sale of a portion of the shares you receive as a dividend or might be withheld from cash dividends, shares of our common stock or sale proceeds subsequently paid or credited to you.

Information Reporting and Backup Withholding. Payment of dividends (including constructive dividends), and the tax withheld with respect thereto, is subject to information reporting requirements. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty or withholding was not required because the dividends were effectively connected with a trade or business in the United States conducted by the non-U.S. holder. Copies of the information returns reporting such dividends and withholding may also be made available under the provisions of an applicable tax treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides. U.S. backup withholding will generally apply to the payment of dividends to non-U.S. holders unless such non-U.S. holders furnish to the payor a Form W-8BEN (or other applicable form) or otherwise establish an exemption.

Payment by a U.S. office of a broker of the proceeds of a sale of our convertible preferred stock or common stock is subject to both backup withholding and information reporting unless the non-U.S. holder, or beneficial owner thereof, as applicable, certifies that it is a non-U.S. holder on Form W-8BEN, or otherwise establishes an exemption. Subject to certain exceptions, backup withholding and information reporting generally will not apply to a payment of proceeds from the sale of our convertible preferred stock or common stock if such sale is effected through a foreign office of a broker, provided that the broker does not have certain U.S. connections.

Any amount withheld under the backup withholding rules from a payment to a non-U.S. holder is allowable as a credit against such holder’s U.S. federal income tax liability, which may entitle the holder to a refund if in excess of such liability, provided that the holder timely provides the required information to the IRS. Non-U.S. holders are urged to consult their own tax advisers regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury Regulations.

FATCA. Sections 1471 through 1474 of the Code, and the Treasury Regulations and administrative guidance promulgated thereunder (“FATCA”) impose U.S. withholding on certain payments made to “foreign financial institutions” and to certain other non-U.S. entities, including intermediaries. Such withholding will generally be imposed at a 30% rate on certain payments of dividends on, or gross proceeds from the sale or disposition of, shares issued by a U.S. person, including the convertible preferred stock or our common stock, to a foreign financial institution unless such foreign financial institution enters into (or is deemed to have entered into) an agreement with the U.S. Treasury to, among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% of payments to such account holders whose actions prevent the financial institution from complying with these reporting and other requirements. Withholding is imposed on similar types of payments to a non-financial foreign entity unless the entity certifies that it does not have any substantial U.S. owners or the entity furnishes identifying information regarding each substantial U.S. owner. Certain countries have entered into, and other countries are expected to enter into, agreements with the United States to facilitate the type of information reporting required under FATCA, which will reduce but not eliminate the risk of FATCA withholding for investors in or holding convertible preferred stock or our common stock through financial institutions in such countries. FATCA withholding is scheduled to apply to payments of U.S.-source dividends and other fixed payments beginning January 1, 2014 and to payments from the disposition of property producing such payments beginning January 1, 2017. Neither we nor any other person would be required to pay additional amounts as a result of FATCA withholding. Non-U.S. holders should consult their own tax advisers with respect to the U.S. federal income tax consequences of FATCA to their ownership and disposition of convertible preferred stock or common stock.

Additional Medicare tax on net investment income

An additional 3.8% tax is imposed on the “net investment income” of certain U.S. citizens and resident aliens, and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes gross income from dividends and net gain from the disposition of property, such as our convertible preferred stock and common stock, less certain deductions. You should consult your tax advisor with respect to this additional tax.

Certain considerations for ERISA and other U.S. employee benefit plans

Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Code prohibit employee benefit plans, entities and accounts that are subject to such sections (“Benefit Plan Investors”) from engaging in certain transactions with persons that are “parties in interests” under ERISA or “disqualified persons” under the Code with respect to such Benefit Plan Investor. The acquisition and/or holding of the convertible preferred stock by or on behalf of a Benefit Plan Investor could be considered to give rise to a prohibited transaction if we are or become, or another party involved with this offering is or becomes, a party in interest or a disqualified person with respect to such Benefit Plan Investor. A violation of these “prohibited transaction” rules may result in an excise tax or other penalties and liabilities under ERISA and the Code for such parties in interest/disqualified persons or the fiduciaries of such Benefit Plan Investor. Certain exemptions from the prohibited transaction rules could be applicable to the purchase and holding of the convertible preferred stock by a Benefit Plan Investor depending on the type and circumstances of the plan fiduciary making the decision to acquire such convertible preferred stock and the relationship of the party in interest to the Benefit Plan Investor. In addition, Title I of ERISA requires fiduciaries of a Benefit Plan Investor subject to ERISA to make investments that are prudent, diversified and in accordance with the governing plan documents. Employee benefit plans that are governmental plans (collectively, with Benefit Plan Investors, referred to as “Plans”) are not subject to the fiduciary and prohibited transaction provisions of ERISA or Section 4975 of the Code. However, such governmental plans may be subject to similar restrictions under applicable state, local or other law (“Similar Law”).

By acquiring convertible preferred stock (or an interest therein), each purchaser and transferee (and if the purchaser or transferee is a Plan, its fiduciary) is deemed to represent, warrant and covenant that either (a) it is not acquiring the convertible preferred stock (or an interest therein) with the assets of a Plan; or (b) the acquisition and holding of the convertible preferred stock (or an interest therein) will not (i) give rise to a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code because such purchaser or transferee relied on an available prohibited transaction exemption, all of the conditions of which are satisfied, or (ii) result in a violation of Similar Law.

Underwriting

We are offering the shares of convertible preferred stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities LLC and Barclays Capital Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of convertible preferred stock listed next to its name in the following table:

Name	Number of Shares
J.P. Morgan Securities LLC
Barclays Capital Inc.
Wells Fargo Securities, LLC
Goldman, Sachs & Co.
BMO Capital Markets Corp.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Capital One Southcoast, Inc.
Comerica Securities, Inc.
Credit Agricole Securities (USA) Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
ING Financial Markets LLC
KeyBanc Capital Markets Inc.
Natixis Securities Americas LLC
RBC Capital Markets, LLC
RBS Securities Inc.
Scotia Capital (USA) Inc.
SunTrust Robinson Humphrey, Inc.

Total	300,000

The underwriters are committed to purchase all the share of convertible preferred stock offered by us if they purchase any shares of convertible preferred stock. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of convertible preferred stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $             per share of convertible preferred stock. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $         per share of convertible preferred stock from the initial public offering price. After the initial public offering of the shares of convertible preferred stock, the offering price and other selling terms may be changed by the underwriters. Sales of shares of convertible preferred stock made outside of the United States may be made by affiliates of the underwriters. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters have an option to buy up to 45,000 additional shares of convertible preferred stock from us to cover sales of shares of convertible preferred stock by the underwriters which exceed the number of shares of convertible preferred stock specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any shares of convertible preferred stock are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of convertible preferred stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares of convertible preferred stock are being offered.

The underwriting fee is equal to the public offering price per share of convertible preferred stock less the amount paid by the underwriters to us per share. The underwriting fee is $         per share of convertible preferred stock. The following table shows the per share of convertible preferred stock and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of convertible preferred stock.

	Without over-allotment exercise	With full over-allotment exercise
Per share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $         million.

The convertible preferred stock may be sold to our executive officers and directors at the public offering price. The number of shares of convertible preferred stock available for sale to the public in the offering will be reduced to the extent that shares of the convertible preferred stock are sold to any of our executive officers or directors.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or, subject to the exception described below, file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC and Barclays Capital Inc. for a period of 60 days after the date of this prospectus supplement, other than the shares of convertible preferred stock to be sold hereunder, pursuant to the satisfaction of obligations under existing registration rights agreements, and any shares of our common stock issued upon the exercise of options granted under our existing stock-based compensation plans.

Notwithstanding the foregoing, if (1) during the last 17 days of the 60-day restricted period, we issue an earnings release or material news or a material event relating to our Company occurs; or (2) prior to the expiration of the 60-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 60-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons, with limited exceptions, for a period of 60 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities LLC and Barclays Capital Inc., (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock. Notwithstanding the foregoing, if (1) during the last 17 days of the 60-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 60-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 60-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a ‘‘Relevant Member State’’), from and including the date on which the European Union Prospectus Directive (the ‘‘EU Prospectus Directive’’) was implemented in that Relevant Member State (the ‘‘Relevant Implementation Date’’) an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities described in this prospectus may be made to the public in that Relevant Member State at any time:

•	to any legal entity which is a qualified investor as defined under the EU Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive); or

•

in any other circumstances falling within Article 3(2) of the EU Prospectus Directive, provided that no such offer of securities described in this prospectus shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an ‘‘offer of securities to the public’’ in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression “EU Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

This prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the convertible preferred stock will not be listed on the SIX Swiss Exchange. Therefore, this prospectus may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the convertible preferred stock may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the convertible preferred stock with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The convertible preferred stock to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the convertible preferred stock offered should conduct their own due diligence on the convertible preferred stock. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Conflicts of interest

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters or their affiliates may perform various financial advisory, investment banking and commercial banking services from time to time for us and our affiliates under our revolving credit facility. Specifically, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, serves as administrative agent, sole lead arranger, joint bookrunner and a lender; Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC, serves as a syndication agent, joint bookrunner and a lender; Bank of Montreal, an affiliate of BMO Capital Markets Corp., serves as documentation agent; BMO Harris Financing, Inc., an affiliate of BMO Capital Markets Corp., serves as a lender; Barclays Bank PLC, an affiliate of Barclays Capital Inc., serves as a lender; Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, serves as a lender; Credit Agricole Corporate and Investment Bank, f/k/a Calyon New York Branch, an affiliate of Credit Agricole Securities (USA) Inc., serves as a lender; Credit Suisse AG, Cayman Islands Branch, an affiliate of Credit Suisse Securities (USA) LLC, serves as a lender; Goldman Sachs Bank USA, an affiliate of Goldman, Sachs & Co., serves as a lender; ING Capital LLC, an affiliate of ING Financial Markets LLC, serves as a lender; Capital One, National Association, an affiliate of Capital One Southcoast, Inc., serves as a lender; Comerica Bank, an affiliate of Comerica Securities, Inc., serves as a lender; Deutsche Bank Trust Company of Americas, an affiliate of Deutsche Bank Securities Inc., serves as a lender; Natixis, an affiliate of Natixis Securities Americas LLC, serves as lender; Royal Bank of Canada, an affiliate of RBC Capital Markets, LLC, serves as a lender; The Royal Bank of Scotland plc, an affiliate of RBS Securities Inc., serves as a lender; The Bank of Nova Scotia, an affiliate of Scotia Capital (USA) Inc., serves as a lender; and Suntrust Bank, an affiliate of SunTrust Robinson Humphrey, Inc., serves as a lender.

Amounts repaid under our revolving credit facility may be reborrowed by us. In addition, from time to time, the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investment and securities activities may involve securities and instruments by us. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We intend to use at least 5% of the net proceeds of this offering to repay indebtedness owed by us to certain affiliates of the underwriters who are lenders under our revolving credit facility. See “Use of proceeds.” Accordingly, this offering is being made in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority. This rule provides that if at least 5% of the net proceeds from the sale of the equity securities, not including underwriting compensation, are used to reduce or retire the balance of a loan or revolving credit facility extended by the underwriters or their affiliates, a “qualified independent underwriter” meeting certain standards must participate in the preparation of this prospectus supplement and exercise the usual standards of due diligence with respect thereto. Scotia Capital (USA), Inc. is serving as the qualified independent underwriter in connection with this offering and has participated in the preparation of this prospectus supplement and exercised the usual standards of due diligence with respect thereto. We have agreed to indemnify Scotia Capital (USA), Inc. against certain liabilities incurred in connection with its acting as a QIU for this offering, including liabilities under the Securities Act. Underwriters whose affiliates receive at least 5% of the net proceeds of this offering will not confirm sales of the convertible preferred stock to any account over which they exercise discretionary authority without the prior written approval of the customer.

Legal matters

The validity of the convertible preferred stock being offered herein will be passed upon for us by Mayer Brown LLP, Houston, Texas. The underwriters are being represented by Vinson  & Elkins L.L.P., Houston, Texas and Davis Polk & Wardwell LLP, New York, New York.

Experts

The consolidated financial statements of Halcón Resources Corporation, incorporated in this prospectus supplement by reference to Halcón Resources Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of Halcón Resources Corporation’s internal control over financial reporting as of December 31, 2012 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Halcón Resources Corporation as of December 31, 2011, and for the two fiscal years in the period ended December 31, 2011, incorporated in this prospectus supplement by reference to Halcón Resources Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012, have been audited by UHY LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The statements of revenues and direct operating expenses of the Williston Basin Assets purchased by Halcón for each of the three fiscal years in the period ended December 31, 2011 have been audited by UHY LLP as set forth in their report therein and incorporated in this prospectus supplement by reference. Such financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The statement of revenues and direct operating expenses of the East Texas Assets purchased by Halcón for the period from February 1, 2011 to December 31, 2011 has been audited by UHY LLP as set forth in their report therein and incorporated in this prospectus supplement by reference. Such financial statement has been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The audited financial statements of SBE Partners LP and the audited financial statements of GeoResources, Inc. incorporated by reference in this prospectus supplement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in giving said reports.

The estimated reserve evaluations and related calculations of Netherland, Sewell & Associates, Inc., an independent reserve engineering firm, included or incorporated in this prospectus supplement by reference to Halcon’s Annual Report on Form 10-K for the year ended December 31, 2012 have been included or incorporated by reference in reliance on the authority of that firm as experts in reserve engineering.

Glossary of oil and natural gas terms

The definitions set forth below apply to the indicated terms as used in this report.

Bbl.    One stock tank barrel, or 42 U.S. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

Boe.    Barrels of oil equivalent in which six Mcf of natural gas equals one Bbl of oil.

Btu.    British thermal unit, which is the heat required to raise the temperature of a one-pound mass of water from 58.5 to 59.5 degrees Fahrenheit.

Completion.    The installation of permanent equipment for the production of oil or natural gas or, in the case of a dry hole, the reporting of abandonment to the appropriate agency.

Dry hole or well.    A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

Field.    An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition. There may be two or more reservoirs in a field that are separated vertically by intervening impervious, strata, or laterally by local geologic barriers, or by both. Reservoirs that are associated by being in overlapping or adjacent fields may be treated as a single or common operational field. The geological terms structural feature and stratigraphic condition are intended to identify localized geological features as opposed to the broader terms of basins, trends, provinces, plays, areas-of-interest, etc.

Gross acres or gross wells.    The total acres or wells, as the case may be, in which a working interest is owned.

MBbls.    One thousand barrels of crude oil or other liquid hydrocarbons.

MBoe.    One thousand Boe.

Mcf.    One thousand cubic feet of natural gas.

MMBbls.    One million barrels of crude oil or other liquid hydrocarbons.

MMBoe.    One million Boe.

MMBtu.    One million Btus.

MMcf.    One million cubic feet of natural gas.

MMcfe.    One million cubic feet of natural gas equivalent.

Net acres or net wells.    The sum of the fractional working interests owned in gross acres or gross wells, as the case may be.

NGLs, natural gas liquids or liquids.    Components of natural gas that are separated from the gas state in the form of liquids. These include propane, butane, and ethane, among others.

Operator.    The individual or company responsible for the exploration, exploitation and production of an oil or natural gas well or lease.

Productive well.    A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

Proved developed producing reserves.    Proved developed reserves that are expected to be recovered from completion intervals currently open in existing wells and capable of production.

Proved developed reserves.    Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

Proved reserves.    Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any, and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the proved classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

Estimates of proved reserves do not include the following: (A) oil that may become available from known reservoirs but is classified separately as indicated additional reserves; (B) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (C) crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and (D) crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources, to the extent not intended to be converted into oil and natural gas.

Proved undeveloped reserves or PUDs.    Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage are limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units are claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation.

Recompletion.    The completion for production of an existing wellbore in another formation from that in which the well has been previously completed.

Reservoir.    A porous and permeable underground formation containing a natural accumulation of producible oil and/or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

3-D seismic.    The method by which a three dimensional image of the earth’s subsurface is created through the interpretation of reflection seismic data collected over a surface grid. 3-D seismic surveys allow for a more detailed understanding of the subsurface than do conventional surveys and contribute significantly to field appraisal, exploitation and production.

Undeveloped acreage.    Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves.

Working interest.    The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and a share of production.

Workover.    Operations on a producing well to restore or increase production.

PROSPECTUS

HALCÓN RESOURCES CORPORATION

Debt Securities

Preferred Stock

Common Stock

Depositary Shares

Warrants

Guarantees of Debt Securities

We may offer and sell the securities listed above from time to time in one or more offerings in one or more classes or series. Any debt securities we offer pursuant to this prospectus may be guaranteed by one or more of our subsidiaries on terms to be determined at the time of the offering. This prospectus will allow us to issue securities over time.

We will provide a prospectus supplement each time we issue securities, which will inform you about the specific terms of that offering and may also supplement, update or amend information contained in this document. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Our common stock is listed on the New York Stock Exchange under the symbol “HK.” We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market. If we decide to seek the listing of any such securities upon issuance, the prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 5 of this prospectus and in the documents incorporated by reference in this prospectus.

We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to investors, on a continuous or delayed basis.

The applicable prospectus supplement will provide the names of any underwriters, dealers or agents, the specific terms of the plan of distribution, any over-allotment option and any applicable underwriting discounts and commissions.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated May 16, 2013

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission, referred to in this prospectus as the “SEC,” using a “shelf” registration process. Using this process, we may, from time to time, offer to sell any combination of the securities described in this prospectus in one or more offerings at an aggregate initial offering price to be specified at the time of any such offer. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a supplement to this prospectus. The prospectus supplement will describe the specific terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change the information contained in this prospectus.

Please carefully read this prospectus and the applicable prospectus supplement, in addition to the information contained in the documents we refer you to under the heading “Where You Can Find More Information” below. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the applicable prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell the offered securities. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the respective date on the front cover of those documents. You should not assume that the information incorporated by reference in this prospectus is accurate as of any date other than the date the respective information was filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any prospectus supplement to “Halcón” and to the “Company,” “we,” “us” or “our” are to Halcón Resources Corporation and its subsidiaries.

THE COMPANY

We are an independent energy company focused on the acquisition, production, exploration and development of onshore oil and liquids-rich natural gas assets in the United States. We were incorporated in Delaware on February 5, 2004 and were recapitalized on February 8, 2012. Historically, our producing properties have been located in basins with long histories of oil and natural gas operations. During 2012 we focused our efforts on the acquisition of undeveloped leasehold and producing properties in selected prospect areas and now have an extensive drilling inventory in multiple basins that we believe allows for multiple years of profitable production growth and provides us with broad flexibility to direct our capital resources to projects with the greatest potential returns.

Our oil and natural gas assets consist of a combination of undeveloped acreage positions in unconventional liquids-rich basins/fields and mature liquids-weighted reserves and production in more conventional basins/fields. We have mature oil and natural gas reserves located primarily in Texas, North Dakota, Louisiana, Oklahoma and Montana. We have acquired acreage and may acquire additional acreage in the Bakken / Three Forks formations in North Dakota and Montana, the Eagle Ford formation in East Texas, the Utica / Point Pleasant formations in Ohio and Pennsylvania, the Woodbine formation in East Texas, the Wilcox formation in East Texas and Louisiana and the Tuscaloosa Marine Shale formation in Louisiana, as well as several other areas.

Our principal executive offices are located at 1000 Louisiana St., Suite 6700, Houston, Texas 77002, and our telephone number at that address is (832) 538-0300. Our website address is www.halconresources.com. Information contained on our website does not constitute part of this prospectus. Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “HK.”

THE SUBSIDIARY GUARANTORS

Halcón Resources Corporation is a holding company and has no material independent assets or operations apart from the assets and operations of its subsidiaries. The guarantors of the debt securities may include the following companies, each of which is a wholly owned subsidiary of Halcón Resources Corporation:

•	Halcón Resources Operating, Inc.

•	Halcón Holdings, Inc.

•	HRC Energy Louisiana, LLC

•	Halcón Energy Properties, Inc.

•	Halcón Field Services, LLC

•	Halcón Gulf States, LLC

•	Halcón Operating Co., Inc.

•	Halcón Williston I, LLC

•	Halcón Williston II, LLC

•	Halcón Louisiana Operating, L.P.
•	HRC Energy Resources (WV), Inc.

•	HRC Production Company

•	Halcón Energy Holdings, LLC

•	HK Oil & Gas, LLC

•	HK Louisiana Operating, LLC

•	HK Energy Operating, LLC

•	HRC Energy, LLC

•	HRC Operating, LLC

•	Southern Bay Energy, LLC

If so provided in a prospectus supplement or term sheet, each of the guarantors will fully and unconditionally guarantee on a joint and several basis our obligations under the debt securities, subject to certain limitations. Additional information concerning our subsidiaries and us is included in reports and other documents incorporated by reference in this prospectus. See “Where You Can Find More Information” below.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information in this prospectus, including information in documents incorporated by reference, includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included in or incorporated by reference into this prospectus that address activities, events or developments that we expect or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “objective,” “believe,” “predict,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, among others:

•	our ability to successfully integrate acquired oil and natural gas businesses and operations;

•

the possibility that acquisitions may involve unexpected costs or delays, will not achieve intended benefits and will divert management’s time and energy, which could have an adverse effect on our financial positions, results of operations, or cash flows;

•	risks in connection with potential acquisitions and the integration of significant acquisitions;

•	we have substantial indebtedness and may incur more debt; higher levels of indebtedness make us more vulnerable to economic downturns and adverse developments in our business;

•	our ability to successfully develop our large inventory of undeveloped acreage in our resource plays;

•	access to and availability of water and other treatment materials to carry out planned fracture stimulations in our resource plays;

•	our ability to secure firm transportation and other marketing outlets for the natural gas, natural gas liquids and crude oil and condensate we produce and to sell these products at market prices;

•	access to adequate gathering systems and transportation take-away capacity, necessary to fully execute our capital program;

•	constraints in the Williston Basin and Utica areas with respect to gathering, transportation and processing facilities and marketing;

•	our ability to generate sufficient cash flow from operations, borrowings or other sources to enable us to fully develop our undeveloped acreage positions;

•	volatility in commodity prices for oil and natural gas;

•	our ability to replace oil and natural gas reserves;

•	the presence or recoverability of estimated oil and natural gas reserves and the actual future production rates and associated costs;

•	the potential for production decline rates for our wells to be greater than we expect;

•	our ability to retain key members of senior management and key technical employees;

•	competition, including competition for acreage in resource play holdings;

•	environmental risks;

•	drilling and operating risks;

•	exploration and development risks;

•	the possibility that the industry may be subject to future regulatory or legislative actions (including any additional taxes and changes in environmental regulation);

•

general economic conditions, whether internationally, nationally or in the regional and local market areas in which we do business, may be less favorable than expected, including the possibility that economic conditions in the United States will worsen and that capital markets are disrupted, which could adversely affect demand for oil and natural gas and make it difficult to access financial markets;

•

social unrest, political instability or armed conflict in major oil and natural gas producing regions outside the United States, such as the Middle East, and armed conflict or acts of terrorism or sabotage;

•

other economic, competitive, governmental, regulatory, legislative, including federal, state and tribal regulations and laws, geopolitical and technological factors that may negatively impact our business, operations or pricing;

•	the insurance coverage maintained by us will adequately cover all losses that may be sustained in connection with all oil and natural gas activities;

•	title to the properties in which we have an interest may be impaired by title defects;

•	management’s ability to execute our plans to meet our goals;

•	the cost and availability of goods and services, such as drilling rigs, fracture stimulation services and tubulars; and

•	we depend on the skill, ability and decisions of third party operators of the oil and natural gas properties in which we have a non-operated working interest.

Our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in the section entitled “Risk Factors” included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K, which are incorporated herein by reference, and those that may be included in any applicable prospectus supplement. All forward-looking statements are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in this document. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

RISK FACTORS

An investment in our securities involves a significant degree of risk. Before you invest in our securities you should carefully consider those risk factors included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K, which are incorporated herein by reference, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our securities. If any of the risks discussed in the foregoing documents were to occur, our business, financial condition, results of operations and cash flows could be materially adversely affected. Please read “Cautionary Statement Regarding Forward-Looking Statements.”

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE DIVIDENDS

The following table contains a summary of our earnings to fixed charges and to combined fixed charges and preference dividends for the periods indicated in thousands, except ratios. You should read the ratio information below in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the notes thereto in our Annual Report on Form 10-K for year ended December 31, 2012, which is incorporated herein by reference.

	Three Months Ended March 31, 2013	Year Ended December 31,
		2012	2011	2010	2009	2008
Ratio of earnings (loss) to fixed charges(6)	(1)	(2)	1.3	1.1	(4)	(5)
Pre-tax preferred dividend requirements	—	$88,445	—	—	—	—
Ratio of earnings (loss) to combined fixed charges and preference dividends(6)	(1)	(3)	1.3	1.1	(4)	(5)

(1)	Due to the Company’s loss for the three months ended March 31, 2013, the ratio coverage was less than 1:1. The Company must generate additional earnings of $44.0 million to achieve a coverage ratio of 1:1.
(2)	Due to the Company’s loss in 2012, the ratio coverage was less than 1:1. The Company must generate additional earnings of $120.9 million to achieve a coverage ratio of 1:1.
(3)	Due to the Company’s loss in 2012, the ratio coverage was less than 1:1. The Company must generate additional earnings of $209.4 million to achieve a coverage ratio of 1:1.
(4)	Due to the Company’s loss in 2009, the ratio coverage was less than 1:1. The Company must generate additional earnings of $74.7 million to achieve a coverage ratio of 1:1.
(5)	Due to the Company’s loss in 2008, the ratio coverage was less than 1:1. The Company must generate additional earnings of $221.6 million to achieve a coverage ratio of 1:1.
(6)	For purposes of determining the ratio of earnings to fixed charges and the ratio of combined fixed charges and preference dividends to earnings, earnings are defined as income before income taxes, plus fixed charges (excluding amortization of capitalized interest) less capitalized interest. Fixed charges consist of interest incurred (whether expensed or capitalized) and amortization of deferred financing costs. Preference dividends consist of dividends paid with respect to our 8% Automatically Convertible Preferred Stock issued on March 5, 2012 and subsequently converted into shares of our common stock on April 17, 2012.

USE OF PROCEEDS

Except as may be stated in any applicable prospectus supplement, we intend to use the net proceeds from any sales of securities by us under this prospectus for general corporate purposes, which may include repayment or refinancing of borrowings, working capital, capital expenditures, investments and acquisitions. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to repayments of indebtedness.

DESCRIPTION OF DEBT SECURITIES

The Debt Securities will be either our senior debt securities (“Senior Debt Securities”) or our subordinated debt securities (“Subordinated Debt Securities”). The Senior Debt Securities and the Subordinated Debt Securities will be issued under separate indentures among us, the Subsidiary Guarantors of such Debt Securities, if any, and a trustee to be determined (the “Trustee”). Senior Debt Securities will be issued under a “Senior Indenture” and Subordinated Debt Securities will be issued under a “Subordinated Indenture.” Together, the Senior Indenture and the Subordinated Indenture are called “Indentures.”

The Debt Securities may be issued from time to time in one or more series. The particular terms of each series that are offered by a prospectus supplement will be described in such prospectus supplement.

Unless the Debt Securities are guaranteed by our subsidiaries as described below, the rights of Halcón and our creditors, including holders of the Debt Securities, to participate in the assets of any subsidiary upon the latter’s liquidation or reorganization, will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may ourself be a creditor with recognized claims against such subsidiary.

We have summarized selected provisions of the Indentures below. The summary is not complete. The form of each Indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part, and you should read the Indentures for provisions that may be important to you. Capitalized terms used in the summary have the meanings specified in the Indentures.

General

The Indentures provide that Debt Securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the Debt Securities of any series. We will determine the terms and conditions of the Debt Securities, including the maturity, principal and interest, but those terms must be consistent with the Indenture. The Debt Securities will be our unsecured obligations.

The Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all of our Senior Debt (as defined) as described under “— Subordination of Subordinated Debt Securities” and in the prospectus supplement applicable to any Subordinated Debt Securities. If the prospectus supplement so indicates, the Debt Securities will be convertible into our common stock.

If specified in the prospectus supplement respecting a particular series of Debt Securities, certain subsidiaries of Halcón (each a “Subsidiary Guarantor”) will fully and unconditionally guarantee (the “Subsidiary Guarantee”) that series as described under “— Subsidiary Guarantee” and in the prospectus supplement. Each Subsidiary Guarantee will be an unsecured obligation of the Subsidiary Guarantor. A Subsidiary Guarantee of Subordinated Debt Securities will be subordinated to the Senior Debt of the Subsidiary Guarantor on the same basis as the Subordinated Debt Securities are subordinated to our Senior Debt.

The applicable prospectus supplement will set forth the price or prices at which the Debt Securities to be issued will be offered for sale and will describe the following terms of such Debt Securities:

(1) the title of the Debt Securities;

(2) whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities and, if Subordinated Debt Securities, the related subordination terms;

(3) whether any Subsidiary Guarantor will provide a Subsidiary Guarantee of the Debt Securities;

(4) any limit on the aggregate principal amount of the Debt Securities;

(5) each date on which the principal of the Debt Securities will be payable;

(6) the interest rate that the Debt Securities will bear and the interest payment dates for the Debt Securities;

(7) each place where payments on the Debt Securities will be payable;

(8) any terms upon which the Debt Securities may be redeemed, in whole or in part, at our option;

(9) any sinking fund or other provisions that would obligate us to redeem or otherwise repurchase the Debt Securities;

(10) the portion of the principal amount, if less than all, of the Debt Securities that will be payable upon declaration of acceleration of the Maturity of the Debt Securities;

(11) whether the Debt Securities are defeasible;

(12) any addition to or change in the Events of Default;

(13) whether the Debt Securities are convertible into our common stock and, if so, the terms and conditions upon which conversion will be effected, including the initial conversion price or conversion rate and any adjustments thereto and the conversion period;

(14) any addition to or change in the covenants in the Indenture applicable to the Debt Securities; and

(15) any other terms of the Debt Securities not inconsistent with the provisions of the Indenture.

Debt Securities, including any Debt Securities that provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof (“Original Issue Discount Securities”), may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to Debt Securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, special United States federal income tax or other considerations applicable to any Debt Securities that are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

Subordination of Subordinated Debt Securities

The indebtedness evidenced by the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture with respect to each series of Subordinated Debt Securities, be subordinated in right of payment to the prior payment in full of all of our Senior Debt, including the Senior Debt Securities, and it may also be senior in right of payment to all of our Subordinated Debt. The prospectus supplement relating to any Subordinated Debt Securities will summarize the subordination provisions of the Subordinated Indenture applicable to that series including:

•

the applicability and effect of such provisions upon any payment or distribution respecting that series following any liquidation, dissolution or other winding-up, or any assignment for the benefit of creditors or other marshalling of assets or any bankruptcy, insolvency or similar proceedings;

•

the applicability and effect of such provisions in the event of specified defaults with respect to any Senior Debt, including the circumstances under which and the periods during which we will be prohibited from making payments on the Subordinated Debt Securities; and

•

the definition of Senior Debt applicable to the Subordinated Debt Securities of that series and, if the series is issued on a senior subordinated basis, the definition of Subordinated Debt applicable to that series.

The prospectus supplement will also describe, as of a recent date, the approximate amount of Senior Debt to which the Subordinated Debt Securities of that series will be subordinated.

The failure to make any payment on any of the Subordinated Debt Securities by reason of the subordination provisions of the Subordinated Indenture described in the prospectus supplement will not be construed as preventing the occurrence of an Event of Default with respect to the Subordinated Debt Securities arising from any such failure to make payment.

The subordination provisions described above will not be applicable to payments in respect of the Subordinated Debt Securities from a defeasance trust established in connection with any legal defeasance or covenant defeasance of the Subordinated Debt Securities as described below under “— Legal Defeasance and Covenant Defeasance.”

Subsidiary Guarantee

If specified in the prospectus supplement, one or more of the Subsidiary Guarantors will guarantee the Debt Securities of a series. Unless otherwise indicated in the prospectus supplement, the following provisions will apply to the Subsidiary Guarantee of the Subsidiary Guarantor.

Subject to the limitations described below and in the prospectus supplement, one or more of the Subsidiary Guarantors will jointly and severally, fully and unconditionally guarantee the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all our payment obligations under the Indentures and the Debt Securities of a series, whether for principal of, premium, if any, or interest on the Debt Securities or otherwise (all such obligations guaranteed by a Subsidiary Guarantor being herein called the “Guaranteed Obligations”). The Subsidiary Guarantors will also pay all expenses (including reasonable counsel fees and expenses) incurred by the applicable Trustee in enforcing any rights under a Subsidiary Guarantee with respect to a Subsidiary Guarantor.

In the case of Subordinated Debt Securities, a Subsidiary Guarantor’s Subsidiary Guarantee will be subordinated in right of payment to the Senior Debt of such Subsidiary Guarantor on the same basis as the Subordinated Debt Securities are subordinated to our Senior Debt. No payment will be made by any Subsidiary Guarantor under its Subsidiary Guarantee during any period in which payments by us on the Subordinated Debt Securities are suspended by the subordination provisions of the Subordinated Indenture.

Each Subsidiary Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the relevant Subsidiary Guarantor without rendering such Subsidiary Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Subsidiary Guarantee will be a continuing guarantee and will:

(1) remain in full force and effect until either (a) payment in full of all the applicable Debt Securities (or such Debt Securities are otherwise satisfied and discharged in accordance with the provisions of the applicable Indenture) or (b) released as described in the following paragraph;

(2) be binding upon each Subsidiary Guarantor; and

(3) inure to the benefit of, and be enforceable by, the applicable Trustee, the Holders and their successors, transferees and assigns.

In the event that (a) a Subsidiary Guarantor ceases to be a Subsidiary, (b) either legal defeasance or covenant defeasance occurs with respect to the series or (c) all or substantially all of the assets or all of the Capital Stock of such Subsidiary Guarantor is sold, including by way of sale, merger, consolidation or otherwise, such Subsidiary Guarantor will be released and discharged of its obligations under its Subsidiary Guarantee without any further action required on the part of the Trustee or any Holder, and no other person acquiring or owning the assets or Capital Stock of such Subsidiary Guarantor will be required to enter into a Subsidiary Guarantee. In addition, the prospectus supplement may specify additional circumstances under which a Subsidiary Guarantor can be released from its Subsidiary Guarantee.

Form, Exchange and Transfer

The Debt Securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples thereof.

At the option of the Holder, subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities of each series will be exchangeable for other Debt Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount.

Subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by us for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in that connection. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Security Registrar and any other transfer agent initially designated by us for any Debt Securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series.

If the Debt Securities of any series (or of any series and specified tenor) are to be redeemed in part, we will not be required to (1) issue, register the transfer of or exchange any Debt Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing or (2) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part.

Global Securities

Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Securities that will have an aggregate principal amount equal to that of the Debt Securities they represent. Each Global Security will be registered in the name of a Depositary or its nominee identified in the applicable prospectus supplement, will be deposited with such Depositary or nominee or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the applicable Indenture.

Notwithstanding any provision of the Indentures or any Debt Security described in this prospectus, no Global Security may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Security or any nominee of such Depositary unless:

(1) the Depositary has notified us that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the applicable Indenture, and in either case we fail to appoint a successor Depositary within 90 days;

(2) an Event of Default with respect to the Debt Securities represented by such Global Security has occurred and is continuing and the Trustee has received a written request from the Depositary to issue certificated Debt Securities;

(3) subject to the rules of the Depositary, we shall have elected to terminate the book-entry system through the Depositary; or

(4) other circumstances exist, in addition to or in lieu of those described above, as may be described in the applicable prospectus supplement.

All certificated Debt Securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct.

As long as the Depositary, or its nominee, is the registered holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Security and the Debt Securities that it represents for all purposes under the Debt Securities and the applicable Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Debt Securities that it represents registered in their names, will not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange for those interests and will not be considered to be the owners or Holders of such Global Security or any Debt Securities that is represents for any purpose under the Debt Securities or the applicable Indenture. All payments on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder of the security. The laws of some jurisdictions may require that some purchasers of Debt Securities take physical delivery of such Debt Securities in certificated form. These laws may impair the ability to transfer beneficial interests in a Global Security.

Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee (“participants”) and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants’ interests) or any such participant (with respect to interests of Persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of us, the Subsidiary Guarantors, the Trustees or the agents of us, the Subsidiary Guarantors or the Trustees will have any responsibility or liability for any aspect of the Depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest.

Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as we may designate for such purpose from time to time, except that at our option payment of any interest on Debt Securities in certificated form may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the Trustee under the Senior Indenture in The City of New York will be designated as sole Paying Agent for payments with respect to Senior Debt Securities of each series, and the corporate trust office of the Trustee under the Subordinated Indenture in The City of New York will be designated as the sole Paying Agent for payment with respect to Subordinated Debt Securities of each series. Any other Paying Agents initially designated by us for the Debt Securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series.

All money paid by us to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the Holder of such Debt Security thereafter may look only to us for payment.

Consolidation, Merger and Sale of Assets

Unless otherwise specified in the prospectus supplement, we may not consolidate with or merge into, or transfer, lease or otherwise dispose of all or substantially all of our assets to, any Person (a “successor Person”), and may not permit any Person to consolidate with or merge into us, unless:

(1) the successor Person (if not us) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the Debt Securities and under the Indentures;

(2) immediately before and after giving pro forma effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing; and

(3) several other conditions, including any additional conditions with respect to any particular Debt Securities specified in the applicable prospectus supplement, are met.

The successor Person (if not us) will be substituted for us under the applicable Indenture with the same effect as if it had been an original party to such Indenture, and, except in the case of a lease, we will be relieved from any further obligations under such Indenture and the Debt Securities.

Events of Default

Unless otherwise specified in the prospectus supplement, each of the following will constitute an Event of Default under the applicable Indenture with respect to Debt Securities of any series:

(1) failure to pay principal of or any premium on any Debt Security of that series when due, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

(2) failure to pay any interest on any Debt Securities of that series when due, continued for 30 days, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

(3) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series, whether or not, in the case of Subordinated Debt Securities, such deposit is prohibited by the subordination provisions of the Subordinated Indenture;

(4) failure to perform or comply with the provisions described under “— Consolidation, Merger and Sale of Assets” above;

(5) failure to perform any of our other covenants in such Indenture (other than a covenant included in such Indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the applicable Trustee, or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series, as provided in such Indenture;

(6) any Debt of ourself, any Significant Subsidiary or, if a Subsidiary Guarantor has guaranteed the series, such Subsidiary Guarantor, is not paid within any applicable grace period after final maturity or is accelerated by its holders because of a default and the total amount of such Debt unpaid or accelerated exceeds $20.0 million;

(7) any judgment or decree for the payment of money in excess of $20.0 million is entered against us, any Significant Subsidiary or, if a Subsidiary Guarantor has guaranteed the series, such Subsidiary Guarantor, remains outstanding for a period of 60 consecutive days following entry of such judgment and is not discharged, waived or stayed;

(8) certain events of bankruptcy, insolvency or reorganization affecting us, any Significant Subsidiary or, if a Subsidiary Guarantor has guaranteed the series, such Subsidiary Guarantor; and

(9) if any Subsidiary Guarantor has guaranteed such series, the Subsidiary Guarantee of any such Subsidiary Guarantor is held by a final non-appealable order or judgment of a court of competent jurisdiction to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of the applicable Indenture) or any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor denies or disaffirms such Subsidiary Guarantor’s obligations under its Subsidiary Guarantee (other than by reason of a release of such Subsidiary Guarantor from its Subsidiary Guarantee in accordance with the terms of the applicable Indenture).

If an Event of Default (other than an Event of Default with respect to Halcón Resources Corporation described in clause (8) above) with respect to the Debt Securities of any series at the time Outstanding occurs and is continuing, either the applicable Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Debt Security, such portion of the principal amount of such Debt Security as may be specified in the terms of such Debt Security) to be due and payable immediately, together with any accrued and unpaid interest thereon. If an Event of Default with respect to Halcón Resources Corporation described in clause (8) above with respect to the Debt Securities of any series at the time Outstanding occurs, the principal amount of all the Debt Securities of that series (or, in the case of any such Original Issue Discount Security, such specified amount) will automatically, and without any action by the applicable Trustee or any Holder, become immediately due and payable, together with any accrued and unpaid interest thereon. After any such acceleration and its consequences, but before a judgment or decree based on acceleration, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default with respect to that series, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the applicable Indenture. For information as to waiver of defaults, see “— Modification and Waiver” below.

Subject to the provisions of the Indentures relating to the duties of the Trustees in case an Event of Default has occurred and is continuing, no Trustee will be under any obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the Holders, unless such Holders have offered to such Trustee reasonable security or indemnity. Subject to such provisions for the indemnification of the Trustees, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series.

No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

(1) such Holder has previously given to the Trustee under the applicable Indenture written notice of a continuing Event of Default with respect to the Debt Securities of that series;

(2) the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series have made written request, and such Holder or Holders have offered reasonable security or indemnity, to the Trustee to institute such proceeding as trustee; and

(3) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer.

However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security or, if applicable, to convert such Debt Security.

We will be required to furnish to each Trustee annually a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the applicable Indenture and, if so, specifying all such known defaults.

Modification and Waiver

We may modify or amend an Indenture without the consent of any holders of the Debt Securities in certain circumstances, including:

(1) to evidence the succession under the Indenture of another Person to us or any Subsidiary Guarantor and to provide for its assumption of our or such Subsidiary Guarantor’s obligations to holders of Debt Securities;

(2) to make any changes that would add any additional covenants of us or the Subsidiary Guarantors for the benefit of the holders of Debt Securities or that do not adversely affect the rights under the Indenture of the Holders of Debt Securities in any material respect;

(3) to add any additional Events of Default;

(4) to provide for uncertificated notes in addition to, or in place of, certificated notes;

(5) to secure the Debt Securities;

(6) to establish the form or terms of any series of Debt Securities;

(7) to evidence and provide for the acceptance of appointment under the Indenture of a successor Trustee;

(8) to cure any ambiguity, defect or inconsistency;

(9) to add Subsidiary Guarantors; or

(10) in the case of any Subordinated Debt Security, to make any change in the subordination provisions that limits or terminates the benefits applicable to any Holder of Senior Debt.

Other modifications and amendments of an Indenture may be made by us, the Subsidiary Guarantors, if applicable, and the applicable Trustee with the consent of the Holders of a majority in principal amount of the

Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby:

(1) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security;

(2) reduce the principal amount of, or any premium or interest on, any Debt Security;

(3) reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity thereof;

(4) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security;

(5) impair the right to institute suit for the enforcement of any payment due on or any conversion right with respect to any Debt Security;

(6) modify the subordination provisions in the case of Subordinated Debt Securities, or modify any conversion provisions, in either case in a manner adverse to the Holders of the Subordinated Debt Securities;

(7) except as provided in the applicable Indenture, release the Subsidiary Guarantee of a Subsidiary Guarantor;

(8) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture;

(9) reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults;

(10) modify such provisions with respect to modification, amendment or waiver; or

(11) following the making of an offer to purchase Debt Securities from any Holder that has been made pursuant to a covenant in such Indenture, modify such covenant in a manner adverse to such Holder.

The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive compliance by us with certain restrictive provisions of the applicable Indenture. The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the applicable Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series.

Each of the Indentures provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver or other action under such Indenture as of any date:

(1) the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal that would be due and payable as of such date upon acceleration of Maturity to such date;

(2) if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security;

(3) the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the United States-dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (1) or (2) above, of the amount described in such clause); and

(4) certain Debt Securities, including those owned by us, any Subsidiary Guarantor or any of our other Affiliates, will not be deemed to be Outstanding.

Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the applicable Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, only persons who are Holders of Outstanding Debt Securities of that series on the record date may take such action. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other period as may be specified by us (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time.

Satisfaction and Discharge

Each Indenture will be discharged and will cease to be of further effect as to all outstanding Debt Securities of any series issued thereunder, when:

(1) either:

(a) all outstanding Debt Securities of that series that have been authenticated (except lost, stolen or destroyed Debt Securities that have been replaced or paid and Debt Securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the Trustee for cancellation; or

(b) all outstanding Debt Securities of that series that have been not delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee and in any case we have irrevocably deposited with the Trustee as trust funds money in an amount sufficient, without consideration of any reinvestment of interest, to pay the entire indebtedness of such Debt Securities not delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the Stated Maturity or redemption date;

(2) we have paid or caused to be paid all other sums payable by us under the Indenture with respect to the Debt Securities of that series; and

(3) we have delivered an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge of the Indenture with respect to the Debt Securities of that series have been satisfied.

Legal Defeasance and Covenant Defeasance

To the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have our obligations discharged under provisions relating to defeasance and discharge of indebtedness, which we call “legal defeasance,” or relating to defeasance of certain restrictive covenants applied to the Debt Securities of any series, or to any specified part of a series, which we call “covenant defeasance”.

Legal Defeasance. The Indentures provide that, upon our exercise of our option (if any) to have the legal defeasance provisions applied to any series of Debt Securities, we and, if applicable, each Subsidiary Guarantor will be discharged from all our obligations, and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, with respect to such Debt Securities (except for certain obligations to convert, exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things:

(1) we have delivered to the applicable Trustee an Opinion of Counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and legal defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and legal defeasance were not to occur;

(2) no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing at the time of such deposit or, with respect to any Event of Default described in clause (8) under “— Events of Default,” at any time until 121 days after such deposit;

(3) such deposit and legal defeasance will not result in a breach or violation of, or constitute a default under, any agreement or instrument (other than the applicable Indenture) to which we are a party or by which we are bound;

(4) in the case of Subordinated Debt Securities, at the time of such deposit, no default in the payment of all or a portion of principal of (or premium, if any) or interest on any Senior Debt shall have occurred and be continuing, no event of default shall have resulted in the acceleration of any Senior Debt and no other event of default with respect to any Senior Debt shall have occurred and be continuing permitting after notice or the lapse of time, or both, the acceleration thereof; and

(5) we have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940.

Covenant Defeasance. The Indentures provide that, upon our exercise of our option (if any) to have the covenant defeasance provisions applied to any Debt Securities, we may fail to comply with certain restrictive covenants (but not with respect to conversion, if applicable), including those that may be described in the applicable prospectus supplement, and the occurrence of certain Events of Default, which are described above in clause (5) (with respect to such restrictive covenants) and clauses (6), (7) and (9) under “Events of Default” and any that may be described in the applicable prospectus supplement, will not be deemed to either be or result in an Event of Default and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, in each case with respect to such Debt Securities. In order to exercise such option, we must deposit, in trust for the benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such covenant defeasance may occur only if we have delivered to the applicable Trustee an Opinion of Counsel to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance were not to occur, and the requirements set forth in clauses (2), (3), (4) and (5) above are satisfied. If we exercise this option with respect to any series of Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, we would remain liable for such payments.

If we exercise either our legal defeasance or covenant defeasance option, any Subsidiary Guarantee will terminate.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder, member, partner or trustee of the Company or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or any Subsidiary Guarantor under the Debt Securities, the Indentures or any Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting a Debt Security, each Holder shall be deemed to have waived and released all such liability. The waiver and release shall be a part of the consideration for the issue of the Debt Securities. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Notices

Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register.

Title

We, the Subsidiary Guarantors, the Trustees and any agent of us, the Subsidiary Guarantors or a Trustee may treat the Person in whose name a Debt Security is registered as the absolute owner of the Debt Security (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes.

Governing Law

The Indentures and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York.

The Trustee

We will enter into the Indentures with a Trustee that is qualified to act under the Trust Indenture Act, as amended, and with any other Trustees chosen by us and appointed in a supplemental indenture for a particular series of Debt Securities. We may maintain a banking relationship in the ordinary course of business with our Trustee and one or more of its affiliates.

Resignation or Removal of Trustee. If the Trustee has or acquires a conflicting interest within the meaning of the Trust Indenture Act, the Trustee must either eliminate its conflicting interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and the applicable Indenture. Any resignation will require the appointment of a successor Trustee under the applicable Indenture in accordance with the terms and conditions of such Indenture.

The Trustee may resign or be removed by us with respect to one or more series of Debt Securities and a successor Trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the Debt Securities of any series may remove the Trustee with respect to the Debt Securities of such series.

Limitations on Trustee if It is Our Creditor. Each Indenture will contain certain limitations on the right of the Trustee, in the event that it becomes our creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

Certificates and Opinions to Be Furnished to Trustee. Each Indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of an Indenture, every application by us for action by the Trustee must be accompanied by an Officers’ Certificate and an Opinion of Counsel stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by us.

DESCRIPTION OF CAPITAL STOCK

The following summary is a description of the material terms of our capital stock. This summary is not meant to be complete and is qualified by reference to the applicable provisions of the Delaware General Corporation Law, which we refer to as the DGCL, our amended and restated certificate of incorporation, as amended, and our amended and restated bylaws. You are urged to read those documents carefully. Copies of our amended and restated certificate of incorporation, including any amendments thereto, and our amended and restated bylaws are incorporated by reference in this prospectus. See “Where You Can Find More Information.”

Authorized Capital Stock

Halcón’s authorized capital stock consists of 670,000,000 shares of common stock, par value of $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. As of May 14, 2013, Halcón had 369,739,153 shares of common stock and no shares of preferred stock outstanding.

Selected provisions of Halcón’s organizational documents are summarized below, however, you should read the organizational documents, which are filed as exhibits to Halcón’s periodic filings with the SEC and incorporated herein by reference, for other provisions that may be important to you. In addition, you should be aware that the summary below does not give full effect to the terms of the provisions of statutory or common law which may affect your rights as a Halcón stockholder.

Common Stock

Voting rights. Each share of common stock is entitled to one vote in the election of Halcón directors and on all other matters submitted to a vote of Halcón stockholders. Halcón stockholders do not have the right to cumulate their votes in the election of directors.

Dividends, distributions and stock splits. Holders of Halcón common stock are entitled to receive dividends if, as and when such dividends are declared by Halcón’s board of directors out of assets legally available therefor after payment of dividends required to be paid on shares of preferred stock, if any. Halcón’s existing debt arrangements restrict its ability to pay cash dividends.

Liquidation. In the event of any dissolution, liquidation, or winding up of Halcón’s affairs, whether voluntary or involuntary, after payment of debts and other liabilities and making provision for any holders of its preferred stock who have a liquidation preference, Halcón’s remaining assets will be distributed ratably among the holders of common stock.

Fully paid. All shares of Halcón common stock outstanding are fully paid and nonassessable.

Other rights. Holders of Halcón common stock have no redemption or conversion rights and no preemptive or other rights to subscribe for Halcón’s securities.

Preferred Stock

Halcón’s board of directors has the authority to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of that series, which may be superior to those of the common stock, without further vote or action by the stockholders.

One of the effects of undesignated preferred stock may be to enable Halcón’s board of directors to render more difficult or to discourage an attempt to obtain control of Halcón by means of a tender offer, proxy contest, merger or otherwise, and as a result to protect the continuity of Halcón management. The issuance of shares of the preferred stock by Halcón’s board of directors may adversely affect the rights of the holders of Halcón common stock. For example, preferred stock issued by Halcón may rank superior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of Halcón preferred stock may discourage bids for Halcón common stock or may otherwise adversely affect the market price of Halcón common stock.

As of May 14, 2013, Halcón had no shares of preferred stock outstanding.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

Halcón’s amended and restated certificate of incorporation, amended and restated bylaws and the DGCL contain certain provisions that could discourage potential takeover attempts and make it more difficult for stockholders to change management or receive a premium for their shares.

Delaware law. Under Section 203 of the DGCL, a corporation is prohibited from engaging in any business combination with a stockholder who, together with its affiliates or associates, owns (or who is an affiliate or associate of the corporation and within a three-year period did own) 15% or more of the corporation’s outstanding voting stock (which we refer to as an “interested stockholder”) for a three-year period following the time the stockholder became an interested stockholder, unless:

•

prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

•

at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting, and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

A business combination generally includes:

•	mergers and consolidations with or caused by an interested stockholder;

•	sales or other dispositions of 10% or more of the assets of a corporation to an interested stockholder;

•	specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and

•	other transactions resulting in a disproportionate financial benefit to an interested stockholder.

The provisions of Section 203 of the DGCL do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders.

Because Halcón’s amended and restated certificate of incorporation and amended and restated bylaws do not include any provision to “opt-out” of Section 203 of the DGCL, the statute will apply to business combinations involving Halcón.

Charter and bylaw provisions. Delaware law permits any Delaware corporation to classify its board of directors into as many as three (3) classes as equally as possible with staggered terms of office. After initial implementation of a classified board, one class will be elected at each annual meeting of the stockholders to serve for a term of three (3) years (depending upon the number of classes into which directors are classified) or until their successors are elected and take office. Halcón’s amended and restated certificate of incorporation and amended and restated bylaws provide for a classified board of directors divided into three (3) classes, with the number of directors in each class as nearly equal as possible and each class serving for a term of three (3) years or until their successors are elected and qualified. Under Delaware law, stockholders of a corporation with a classified board of directors may only remove a director “for cause” unless the certificate of incorporation provides otherwise. Halcón’s amended and restated certificate of incorporation does not so provide and, accordingly, stockholders may only remove a director “for cause.” Further, Halcón’s amended and restated bylaws provide that a majority vote of the holders of the outstanding shares entitled to vote at the meeting is required to effect such removal. The likely effect of the classification of the board of directors and the limitations on the removal of directors is an increase in the time required for the stockholders to change the composition of the board of directors. For example, because only approximately one-third of the directors may be replaced by stockholder vote at each annual meeting of stockholders, stockholders seeking to replace a majority of the members of the Halcón board of directors will need at least two annual meetings of stockholders to effect this change.

Transfer Agent and Registrar

The transfer agent and registrar for Halcón common stock and preferred stock is Broadridge Corporate Issuer Solutions, Inc., 1717 Arch Street, Suite 1300, Philadelphia, PA 19103. Its phone number is (877) 830-4936.

DESCRIPTION OF DEPOSITARY SHARES

We may offer fractional interests in shares of preferred stock rather than full shares of preferred stock. In that event, depositary receipts will be issued to evidence depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock, as described in the prospectus supplement relating to the particular issue of depositary shares.

The shares of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a depositary that is a bank or trust company, as depositary, that we select as set forth in the prospectus supplement relating to the particular issue of depositary shares. Unless otherwise specified in the prospectus supplement relating to a particular issue of depositary shares, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share, to all the rights and preferences of the shares of preferred stock represented by such depositary share, including dividend and liquidation rights and any right to convert the shares of preferred stock into common stock.

We will describe the terms of any depositary shares we offer and the related depositary agreement, as well as the terms of the shares of preferred stock represented thereby, in the prospectus supplement relating to the particular issue of depositary shares.

DESCRIPTION OF WARRANTS

We may issue warrants that entitle the holder to purchase debt securities, preferred stock, common stock or depositary shares. Warrants may be issued independently or together with debt securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as will be set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

Reference is made to the prospectus supplement relating to the particular issue of warrants offered pursuant to such prospectus supplement for the terms of and information relating to such warrants, including, where applicable:

•

the designation, aggregate principal amount, denominations and terms of the series of debt securities purchasable upon exercise of warrants to purchase debt securities and the price at which such debt securities may be purchased upon such exercise;

•

the number of shares of common stock purchasable upon the exercise of warrants to purchase common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

•

the number of shares and series of preferred stock purchasable upon the exercise of warrants to purchase preferred stock and the price at which such number of shares of such series of preferred stock may be purchased upon such exercise;

•

the designation and number of depositary shares purchasable upon the exercise of warrants to purchase other securities and the price at which such number of depositary shares may be purchased upon such exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	United States federal income tax consequences applicable to such warrants;

•	the amount of warrants outstanding as of the most recent practicable date; and

•	any other terms of such warrants.

Warrants will be offered and exercisable for United States dollars only. Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment in accordance with the applicable prospectus supplement.

Each warrant will entitle the holder thereof to purchase such principal amount of debt securities or such number of shares of preferred stock, common stock or depositary shares at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the prospectus supplement relating to such warrants.

Prior to the exercise of any warrants to purchase debt securities, preferred stock, common stock or depositary shares, holders of such warrants will not have any of the rights of holders of such debt securities, preferred stock, common stock or depositary shares, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture, or to receive payments of dividends, if any, on the preferred stock, or common stock purchasable upon such exercise, or to exercise any applicable right to vote or to exercise any rights of holders of depositary receipts in respect of the depositary shares purchasable upon such exercise.

PLAN OF DISTRIBUTION

We may sell the offered securities in and outside the United States (1) through underwriters or dealers, (2) directly to purchasers, including our affiliates and stockholders, (3) through agents or (4) through a combination of any of these methods. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	the estimated net proceeds to us from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account for resale to the public, either on a firm commitment basis or a best efforts basis. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters may change from time to time any offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

If dealers are used, we will sell the securities to them as principals. The dealers may then resell that securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of securities. We will describe the terms of any such sales in the prospectus supplement.

Remarketing Arrangements

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with, or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

Certain legal matters in connection with the securities to be offered by this prospectus will be passed upon for us by Mayer Brown LLP, Houston, Texas. Any underwriters, dealers or agents will be advised by their own legal counsel concerning issues relating to any offering.

EXPERTS

The consolidated financial statements of Halcón Resources Corporation, incorporated in this prospectus by reference to Halcón Resources Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of Halcón Resources Corporation’s internal control over financial reporting as of December 31, 2012 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Halcón Resources Corporation as of December 31, 2011, and for the two fiscal years in the period ended December 31, 2011, incorporated in this prospectus by reference to Halcón Resources Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012, have been audited by UHY LLP, an independent registered public accounting firm. Such financial statements have been incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The statements of revenues and direct operating expenses of the Williston Basin Assets purchased by Halcón for each of the three fiscal years in the period ended December 31, 2011 have been audited by UHY LLP as set forth in their report therein and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The statement of revenues and direct operating expenses of the East Texas Assets purchased by Halcón for the period from February 1, 2011 to December 31, 2011 has been audited by UHY LLP as set forth in their report therein and incorporated herein by reference. Such financial statement has been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of SBE Partners LP and the financial statements of GeoResources, Inc. incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in giving said reports.

The estimated reserve evaluations and related calculations of Netherland, Sewell & Associates, Inc., an independent reserve engineering firm, included or incorporated by reference in this prospectus have been included or incorporated by reference in reliance on the authority of that firm as experts in reserve engineering.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web page site at www.sec.gov. You also may read and copy any document we file at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Reports and other information concerning us can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Our common stock is listed and traded on the NYSE under the trading symbol “HK.”

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities. Information under Item 2.02 or 7.01 furnished in Current Reports on Form 8-K is not incorporated by reference herein:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

•	our Quarterly Report on Form 10-Q for the period ended March 31, 2013; and

•	our Current Reports on Form 8-K filed with the SEC on January 15, 2013, January 23, 2013, January 30, 2013, March 4, 2013, March 8, 2013, April 3, 2013, May 8, 2013 and May 14, 2013.

The audited financial statements for GeoResources, Inc. and its subsidiaries and for SBE Partners, LP for the years ended December 31, 2011 and 2010 are incorporated herein by reference to Exhibits 99.3 and 99.4, respectively, to our Current Report on Form 8-K/A filed with the SEC on September 11, 2012.

The statements of revenues and direct operating expenses for the East Texas Assets for the period from February 1, 2011 through December 31, 2011 are incorporated herein by reference to Exhibit 99.2 to our Current Report on Form 8-K filed with the SEC on June 25, 2012.

The statements of revenues and direct operating expenses for the Williston Basin Assets for the three years in the period ended December 31, 2011 are incorporated herein by reference to Exhibit 99.2 to our Current Report on Form 8-K filed with the SEC on October 22, 2012.

You may request a copy of all incorporated filings at no cost, by making written or telephone requests for such copies to:

Halcón Resources Corporation

Attention: Investor Relations

1000 Louisiana St., Suite 6700

Houston, Texas 77002

Phone: (832) 538-0300

investorrelations@halconresources.com

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provided no assurance as to the reliability or, any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

300,000 Shares

Halcón Resources Corporation

        % Series A Cumulative Perpetual

Convertible Preferred Stock

Prospectus

Supplement

                                 , 2013

Joint book-running managers

J.P. Morgan

Barclays

Joint lead managers

Wells Fargo Securities

Goldman, Sachs & Co.

BMO Capital Markets

Co-managers

BofA Merrill Lynch

Capital One Southcoast

Comerica Securities

Credit Agricole CIB

Credit Suisse

Deutsche Bank Securities

ING

KeyBanc Capital Markets

Natixis

RBC Capital Markets

RBS

Scotiabank / Howard Weil

SunTrust Robinson Humphrey